Prospectus Supplement No. 1

Filed Pursuant to Rule 424(b)(3)

File No. 333-126196

VELOCITY EXPRESS CORPORATION

Prospectus Supplement No. 1

(to Prospectus dated August 5, 2005)

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated August 5, 2005 (the “Prospectus”), relating to the sale from time to time of up to 23,782,801 shares of our common stock by certain selling shareholders.

On October 27, 2005, we filed with the U.S. Securities and Exchange Commission (the “SEC”) the attached Annual Report on Form 10-K/A for the fiscal year ended July 2, 2005. On October 20, 2005, we filed with the SEC the attached Current Report on Form 8-K relating to our entry into securities purchase agreements for the private placement of Series P Convertible Preferred Stock. The attached information supplements and supersedes, in part, the information contained in the Prospectus.

This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

Our shares of common stock are quoted on the NASDAQ Capital Market and trade under the ticker symbol “VEXP.” On October 26, 2005, the closing price of a share on the NASDAQ Capital Market was $3.46.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 4 of the Prospectus dated August 5, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is October 27, 2005.

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 10-K/A

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended July 2, 2005

Commission File No. 0-28452

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North, Bldg. B, Suite 300, Westport, Connecticut		06880
(Address of Principal Executive Offices)		(Zip Code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act: Common Stock, par value $0.004 per share.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes    ☒      No    ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).

Yes    ☐      No    ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.).

Yes    ☐      No    ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter: January 1, 2005: $3,753,504.

As of July 2, 2005, there were 13,065,085 shares of Common Stock of the registrant issued and outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None

i

PART I.

Forward-Looking Information

In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Velocity Express Corporation (the “Company”) notes that certain statements in this Form 10-K and elsewhere which are forward-looking and which provide other than historical information, involve risks and uncertainties that may impact the Company’s results of operations. These forward-looking statements include, among others, statements concerning the Company’s general business strategies, financing decisions, and expectations for funding capital expenditures and operations in the future. Additionally, such statements are based, in part, on assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company, the industry and competition. When used herein, the words “believe,” “plan,” “continue,” “hope,” “estimate,” “project,” “intend,” “expect,” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The information contained in this Form 10-K is believed by the Company to be accurate as of the date hereof. Changes may occur after that date, and the Company will not update that information except as required by law in the normal course of its public disclosure practices.

ITEM 1	DESCRIPTION OF BUSINESS

Company Overview

Velocity Express Corporation (formerly known as United Shipping & Technology, Inc.) and its subsidiaries (the “Company” or “Velocity”) are engaged in the business of providing same-day transportation and distribution/logistics services to individual consumers and businesses. The Company operates primarily in the United States with limited operations in Canada. The Company currently operates in a single-business segment.

The Company has one of the largest nationwide networks of time-critical logistics solutions in the United States and is a leading provider of scheduled, distribution and expedited logistics services. Our customers are comprised of multi-location, blue chip customers with operations in the commercial & office products, financial, healthcare, transportation & logistics, technology, and energy sectors.

The Company’s service offerings are divided into the following categories:

•	Scheduled logistics consisting of the daily pickup and delivery of parcels with narrowly defined time schedules predetermined by the customer.

•	Distribution logistics consisting of the receipt of customer bulk shipments that are divided and sorted at major metropolitan locations and delivered into multiple routes with defined endpoints and more broadly defined time schedules.

•	Expedited logistics consisting of unique and expedited point-to-point service for customers with extremely time sensitive delivery requirements.

The largest customer base for scheduled logistics consists of financial institutions that need a wide variety of services including the pickup and delivery of non-negotiable instruments, primarily canceled checks and ATM receipts, the delivery of office supplies, and the transfer of inter-office mail and correspondence. Distribution logistics typically involves receiving bulk shipments from the customer and dividing and sorting them for delivery to specific locations. Customers utilizing distribution logistics normally include pharmaceutical wholesalers, retailers, manufacturers or other companies who must distribute merchandise every day from a single point of origin to many locations within a clearly defined geographic region. Most expedited logistics services occur within a major metropolitan area or radius of 40 miles, and the Company usually offers one-hour, two- to four-hour and over four-hour delivery services depending on the customer’s time requirements. These services are typically available 24 hours a day, seven days a week. Expedited logistics services also include critical parts management and delivery for companies.

Acquisition and Integration of Corporate Express Delivery Systems

Effective August 28, 1999, United Shipping & Technology Inc., through a wholly-owned subsidiary, acquired from CEX Holdings, Inc. (“CEX”) all of the outstanding shares of common stock of Corporate Express Delivery Systems, Inc. (“CEDS”), a provider of same-day delivery solutions (the “Acquisition of CEDS”). CEDS changed its name to UST Delivery Systems, Inc., and subsequently changed its name to Velocity Express, Inc. (“Velocity”). The results of Velocity’s operations have been included in the Company’s consolidated financial statements since August 28, 1999.

Immediately after the Acquisition of CEDS, the Company initiated various post-merger integration and consolidation initiatives. In fiscal 2000, the Company integrated CEDS’ management team into its own, resulting in the elimination of redundant positions and the realignment and “right sizing” of CEDS’ field management structure. Upon the completion of this integration, the Company then began divesting CEDS’ non-core air courier business operations, with the sale of one of the three acquired air courier operations in June 2000 and the closing or consolidation of unprofitable locations.

In fiscal 2001, the Company divested the second of the three non-core air courier operations in October 2000 and in the third quarter of fiscal 2001 announced the implementation of a multi-faceted restructuring program allowing it to accelerate the “right-sizing” of its operations. As a result, the Company streamlined and downsized its operations by reducing its workforce and consolidating various locations.

The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values.

In fiscal 2002, the Company divested its third air courier business operation in October 2001.

Restructuring

During fiscal 2004 the Company relocated its headquarters and financial functions to Westport, Connecticut from Minnesota. The costs of relocation, employee acquisition, training and severance were recognized as period costs. Approximately $243,000 of severance pay liability remained at July 3, 2004 and was reflected as pertaining to that fiscal year. At July 2, 2005 all of the severance pay liability had been satisfied.

At the end of the 3rd quarter of fiscal 2005 Company management redefined its business model to take advantage of the Company’s strengths in service delivery its local markets. Approximately 40 operating centers were designated for closure and employee headcount was reduced by about 200. At that time, the Company recorded a charge of $602,000 related to the restructuring; mostly reflective of severance costs. During the final quarter of fiscal 2005 the Company ceased use of most of the named facilities and recorded an additional $550,000 in net lease contract termination costs and fixed asset impairments as well as $100,000 in severance, and an estimated $300,000 charge was recorded to recognize the cost of service contracts that have no future economic benefit to the Company.

Industry Overview

The Company operates in the same-day time-critical logistics industry, which includes scheduled and non-scheduled, same-day transportation of documents and packages in local and inter-city markets. The industry also provides warehousing, facilities management and logistics solutions, as well as supply chain management and cross-dock and package aggregation services.

The Company believes the market for same-day time-critical logistics solutions is large and growing. Although the market is large, it is highly fragmented. There are relatively low entry barriers in this market as the capital requirements to start a local courier business are relatively small and the industry is not subject to extensive regulation. The Company believes there are currently as many as 6,000 same-day transportation companies in the United States. Most are privately held and operate only on the local level. The focus is generally on operations, with little attention given to marketing and sales. Accordingly, the Company believes there is little perceived service differentiation between competitors at a local level, and that customer loyalty is generally short-term.

There are no dominant brands in the same-day time-critical logistics industry, and there is a relatively basic level of technology usage. By contrast, the next-day package delivery industry is highly consolidated and dominated by large, well-recognized companies such as UPS® and Federal Express®, both of which use technology extensively.

The Company expects that further growth in the same-day time-critical logistics market will be fueled by corporate America’s trend toward outsourcing and third-party logistics. Many businesses that outsource their distribution and logistics needs prefer to purchase such services from one source, capable of servicing multiple cities nationwide. Outsourcing on a national scale decreases their number of vendors and also maximizes efficiency, improves customer service and simplifies billing. Customers are also seeking to reduce their cycle times and implement “supply chain management” and “just-in-time” inventory management practices designed to reduce inventory carrying costs. The growth of these time critical practices has increased the demand for more reliable logistics services. The Company believes that same-day transportation customers increasingly seek greater reliability, convenience, and speed from a trusted package delivery provider. Customers are also seeking to streamline their processes, improve their customer-vendor relationships and increase their productivity. The Company believes it is the only national same-day transportation and logistics service provider with the geographic reach and national footprint that will be able to meet these evolving needs.

Regulation and Safety

The Company’s business and operations are subject to various federal, state, and local regulations and, in many instances, require permits and licenses from these authorities. The Company holds nationwide general commodities authority from the Federal Highway Administration of the U.S. Department of Transportation to transport certain property as a motor carrier on an inter-state basis within the contiguous 48 states and, where required, holds statewide general commodities authority. The Company is also subject to regulation by the Federal Aviation Administration/Transportation Safety Administration for cargo shipments intended for transport on commercial airlines.

In connection with the operation of certain motor vehicles, the handling of hazardous materials in its delivery operations and other safety matters, including insurance requirements, the Company is subject to regulation by the U.S. Department of Transportation and the states. The Company is also subject to regulation by the Occupational Safety and Health Administration, provincial occupational health and safety legislation and federal and provincial employment laws with respect to such matters as hours of work, driver logbooks and workers’ compensation. The Company believes that it is in compliance with all of these regulations. Failure to comply with the applicable regulations could result in substantial fines or possible revocations of one or more of the Company’s operating permits.

From time to time, the Company’s drivers are involved in accidents. The Company carries liability insurance with a minimal deductible. Owner-operators and independent contractors are required to maintain auto liability insurance at amounts required by the Company. The Company also has insurance policies covering fidelity liability, which coverage includes all drivers. The Company reviews prospective drivers to ensure that they have acceptable driving records, and pass a criminal background and drug test, among other criteria; and in doing so, the Company has established a key competitive advantage.

Sales and Marketing

The Company has initiated a comprehensive sales and marketing program that emphasizes its competitive position as the leading national provider of same-day transportation services. The Company has also realigned its national accounts and logistics team, and restructured its field sales organization to effectively pursue growth opportunities. Sales efforts are conducted at both the local and national levels through the Company’s extensive network of local sales representatives. The Company employs 33 marketing and sales representatives who make regular calls on existing and potential customers to determine their ongoing delivery and logistics needs. Sales efforts are coordinated with customer service representatives who regularly communicate with customers to monitor the quality of services and quickly respond to customer concerns.

The Company’s sales department develops and executes marketing strategies and programs that are supported by corporate communications and research services. The corporate communications department also provides ongoing communication of corporate activities and programs to employees, the press and the general public. The expansion of the Company’s national sales program and continuing investment in technology to support expanding operations have been undertaken at a time when large companies are increasing their demand for delivery providers who offer a range of delivery services at multiple locations. As of the end of fiscal 2005, approximately 80 percent of the Company’s revenues come from national companies needing multi-location logistics solutions.

Competition

The Company competes with a number of established, local, same-day couriers and messenger services. Competition in local markets is intense. Nationally, the Company competes with other large companies having same-day transportation operations in multiple markets. Although many of the Company’s competitors have substantial resources and experience in the same-day transportation business the Company believes that its national presence, wide array of service offerings, use of sophisticated technology, driver recruitment standards, and branding strategy present a compelling competitive advantage in any market in which it currently operates or may elect to enter.

There are also a number of national and international carriers who provide document and package shipment solutions to individuals and business customers. This market, which is dominated by major carriers such as UPS®, Federal Express®, Airborne™, DHL™ and the United States Postal Service, is also extremely competitive. However, these companies engage primarily in the next-day and second-day ground and air delivery businesses and operate by imposing strict drop-off deadlines and rigid package dimension and weight limitations on customers. By comparison, the Company operates in the same-day transportation business, and handles customized delivery needs on either a scheduled, distribution or expedited basis. Accordingly, the Company does not believe that it is in direct competition with these major carriers in same-day transportation services although there are no assurances that one of these entities might not enter its market.

Technology

The Company believes the integration of high-tech communications software within the currently low-tech same-day transportation business can provide a market differentiation between its services and those of its competitors. The Company believes customers will be attracted to companies with the ability to offer greater efficiency, service, and customer supply chain information through the use of technology. The Company plans to continue to use technology to manage and coordinate its dispatching, delivery, tracking, warehousing and logistics, and other back office functions in order to help its customers and itself operate more efficiently and cost-effectively. To meet the customers’ needs for reliability, efficiency and speed, the Company has implemented and will continue to implement the following technology initiatives:

•	Smart package tracking technology which will provide a single source of aggregated delivery chain of custody supply chain information to national customers;

•	A customer-oriented web portal for online information access to provide package tracking, chain-of-custody updates, electronic signature capture, real-time proof of delivery retrieval and customer order entry

•	Route optimization software for large-market delivery efficiency

Trademarks

The Company has registered Velocity Express®, Velocity®, Relentless Reliability® and currently has other applications pending for trademarks and service marks (“marks”) in the United States and internationally. There can be no assurance that any of these marks, if registered, will afford the Company protection against competitors with similar marks that may have a use date prior to that of the Company’s. In addition, no assurance can be given that others will not infringe upon the Company’s marks, or that the Company’s marks will not infringe upon marks and proprietary rights of others. Furthermore, there can be no assurance that challenges will not be instituted against the validity or enforceability of any mark claimed by the Company, and if instituted, that such challenges will not be successful.

Employees

As of July 2, 2005, the Company had approximately 1,241 employees, of whom approximately 675 primarily were employed in various management, sales, and other corporate positions and approximately 566 were employed as drivers and operations personnel. Additionally, the Company had contracts with approximately 3,100 independent contractor drivers in its delivery operations in North America. The Company believes that its relations with its employees are good and the Company is not a party of any collective bargaining agreement.

Available Information

The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available free of charge through the Investor Relations section of the Company’s internet website (http://www.velocityexp.com) as soon as practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission.

ITEM 2.	DESCRIPTION OF PROPERTY

As of July 2, 2005, the Company operated from 127 leased facilities in the United States and 1 leased facility in Canada (not including customer-owned facilities). These facilities are principally used for distribution and warehousing operations. The table below summarizes the location of our current leased facilities within the United States:

State	Number of Leased Facilities	State	Number of Leased Facilities
Alabama	2	Nevada	1
Arizona	4	New Jersey	2
Arkansas	4	New Mexico	1
California	6	New York	12
Colorado	1	North Carolina	9
Connecticut	2	North Dakota	1
Florida	5	Ohio	1
Georgia	3	Oklahoma	4
Idaho	3	Oregon	1
Illinois	1	Pennsylvania	5
Indiana	1	South Carolina	2
Iowa	3	South Dakota	2
Kentucky	2	Tennessee	3
Louisiana	7	Texas	12
Maryland	1	Utah	1
Massachusetts	2	Virginia	8
Michigan	4	Washington	1
Minnesota	4	Wisconsin	3
Mississippi	3	Total facilities in U.S.	127

The Company’s corporate headquarters is located at One Morningside Drive North, Bldg. B, Suite 300, Westport, Connecticut 06880. The Company believes that its properties are well maintained, in good condition and adequate for its present needs. Furthermore, the Company believes that suitable additional or replacement space will be available when required.

As of July 2, 2005, the Company leased approximately 232 vehicles of various types through operating leases, which were operated by drivers employed by the Company. The Company also engages independent contractors who provide their own vehicles and are required to carry insurance coverage at levels dictated by the Company.

Aggregate rental expense, primarily for facilities, was approximately $16.9 million for the year ended July 2, 2005. See Note 13 to the Company’s Consolidated Financial Statements.

ITEM 3.	LEGAL PROCEEDINGS

The Company is a party to litigation and has claims asserted against it incidental to its business. Most of such claims are routine litigation that involve workers’ compensation claims, claims arising out of vehicle accidents and other claims arising out of the performance of same-day transportation services. The Company carries workers’ compensation insurance and auto liability coverage for its employees. The Company and its subsidiaries are also named as defendants in various employment-related lawsuits arising in the ordinary course of the business of the Company. The Company vigorously defends against all of the foregoing claims.

The Company has established reserves for litigation, which it believes are adequate. The Company reviews its litigation matters on a regular basis to evaluate the demands and likelihood of settlements and litigation related expenses. Based on this review, the Company does not believe that the pending active lawsuits, if resolved or settled unfavorably to the Company, would have a material adverse effect upon the Company’s balance sheet or results of operations. The Company has managed to fund settlements and litigation expenses through cash flow and believes that it will be able to do so going forward.

The Company brought action against SVT, Inc (“SVT”), a company that had previously supplied significant information technology functions to Velocity. The Company successfully sought injunctive relief and money damages. SVT counterclaimed for amounts it said Velocity owed to SVT for services already provided. On December 3, 2004 the case settled in favor of SVT for $1.25 million, which was paid in full by Velocity in January 2005.

On August 1, 2005, the Company received notice from the Superior Court for the State of California, County of Santa Clara, that the Court had entered an order granting certain motions for summary judgment against the Company in the matter styled Velocity Express, Inc. v. Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp., (the “Plaintiffs”) The motions sought to resolve the substantive liability issues in the case and to recover in excess of $10 million for breach of contract, fees, interest and other charges arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. (“MIS”) By granting the motions, the court did resolve the liability issues and hold that BOA/Hancock is entitled to recover the amounts sued for. The parties have reached a negotiated settlement outside of the court; with the Company making scheduled payments totaling $2.9 million after an initial good faith payment of $0.3 million. In addition, the Plaintiffs will receive 500,000 shares of the Company’s common stock, guaranteed at a $6.00 per share minimum value subject to future conditions. As part of the final settlement, the Company will seek waivers of financial covenants of the Company’s Amended and Restated Loan and Security Agreement, with Fleet Capital Corporation and Merrill Lynch Capital (the “Senior Lender”), and with BET Associates, LP relative to waiver of certain financial covenants of its Subordinated Debt. The total accrued settlement cost approximates $5.7 million at July 2, 2005.

On August 5, 2005 the Company entered into a settlement related to actions arising from an effort, by John H. Harland Company (“Harland”), to recover from Velocity payments made by Harland to Patrick Connolly under a long-standing employment agreement between Connelly and a predecessor company to Velocity. Connolly claimed to be entitled to payments of approximately $15,000 per month during his lifetime. An order was entered in the arbitration in April 2005 directing Velocity to resume making the monthly payments. Mr. Connolly died subsequent to the arbitration ruling, thereby terminating any further obligation to make the monthly payments. Under the settlement with Harland, with an initial payment of $250,000, the Company is required to pay $325,000 over the next eleven [11] months, for a total of $575,000.

The MIS and Harland settlement commitments are reflected on the Company’s balance sheet at July 2, 2005 as a component of current liabilities.

Cautionary Statements Regarding Pending Litigation and Claims

The Company’s statements above concerning pending litigation constitute forward-looking statements. Investors should consider that there are many important factors that could adversely affect the Company’s assumptions and the outcome of claims, and cause actual results to differ materially from those projected in the forward-looking statements. These factors include:

•	The Company has made estimates of its exposure in connection with the lawsuits and claims that have been made. As a result of litigation or settlement of cases, the actual amount of exposure in a given case could differ materially from that projected. In addition, in some instances, the Company’s liability for claims may increase or decrease depending upon the ultimate development of those claims.

•	In estimating the Company’s exposure to claims, the Company is relying upon its assessment of insurance coverages and the availability of insurance. In some instances insurers could contest their obligation to indemnify the Company for certain claims, based upon insurance policy exclusions or limitations. In addition, from time to time, in connection with routine litigation incidental to the Company’s business, plaintiffs may bring claims against the Company that may include undetermined amounts of punitive damages. The Company is currently not aware of any such punitive damages claim or claims in the aggregate which would exceed 10% of its current assets. Such punitive damages are not normally covered by insurance.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to shareholders during the fourth quarter of fiscal 2005.

PART II.

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock currently trades under the symbol “VEXP” on the NASDAQ Small Cap Market. The following table sets forth the quarterly high and low closing prices for the Company’s Common Stock, as reported by NASDAQ for each full quarterly period within the two most recent fiscal years. These prices represent inter-dealer prices without adjustment for mark-up, mark-down or commission and do not necessarily reflect actual transactions. (Adjusted to reflect 1:50 reverse stock split effective February 16, 2005)

Period	High	Low
Fiscal 2005:
First Quarter	$31.50	$16.50
Second Quarter	25.00	9.50
Third Quarter	18.00	3.59
Fourth Quarter	12.13	3.78

Fiscal 2004:
First Quarter	$45.00	$30.50
Second Quarter	41.50	28.50
Third Quarter	51.00	25.50
Fourth Quarter	35.00	14.50

The closing price of the Company’s stock on October 10, 2005 was $3.20

On October 10, 2005, the number of registered holders of record of Common Stock was 445. Approximately 2,800 shareholders hold common stock in street name.

The transfer agent for the Company’s Common Stock is American Stock Transfer & Trust, 59 Maiden Lane, New York, New York.

The Company has not paid any cash dividends on its Common Stock and expects that for the foreseeable future it will follow a policy of retaining earnings, if any, in order to finance the continued operations of its business. However, in the instances of issuance(s) of Preferred Stock Series M, N & O there is a provision for accumulation of Payment in Kind (“PIK”) dividend. Further, in instances where the Preferred Stock is considered to be issued at a discount, such calculated amount of Beneficial Conversion is recognized as a deemed dividend to the Preferred Shareholders at the time of the sale and a charge against the net loss available to Common Shareholders. Payment of dividends is within the discretion of the Company’s Board of Directors and will depend upon the earnings, capital requirements and operating and financial condition of the Company, among other factors. Further, the Company’s ability to pay dividends is restricted under the terms of the revolving credit facility and subordinated debt facility.

Equity Compensation Plan Information

The Company maintains the 1995 Stock Option Plan (the “1995 Plan”), the 2000 Stock Option Plan (the “2000 Plan”) and the 1996 Director Stock Option Plan (the “1996 Director Plan”), pursuant to which it may grant equity awards to eligible persons. The shareholders of the Company have approved the 1995 Plan, the 2000 Plan and the 1996 Director Plan.

The following table sets forth information about the Company’s equity compensation plans as of July 2, 2005. For more information about the Company’s stock option plans, see Note 9 to the Consolidated Financial Statements.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	125,984	(1)	$139.71	31,243	(2)
Equity compensation plans not approved by security holders(3)	320,980		15.28	NA

Total	446,964		50.36	31,243

(1)	Includes (i) 3,401 shares to be issued upon exercise of options granted under the 1995 Plan, (ii) 14,581 shares to be issued upon exercise of options granted under the 2000 Plan, (iii) 180 shares to be issued upon exercise of options granted under the 1996 Director Plan, (iv) 7,192 shares to be issued upon the exercise of warrants granted in connection with the sale of Series F Preferred Stock, and (v) 100,630 shares to be issued upon the exercise of warrants granted in connection with the sale of Series H Preferred Stock.
(2)	1,467 shares remaining under the 1995 Plan; 27,616 shares remaining under the 2000 Plan; and 2,160 shares remaining under the 1996 Director Plan.
(3)	Includes (i) 1,900 non-qualified stock options that were issued in October and November 2000 to certain executive officers in connection with their offers of employment with the Company which vested ratably over three years; (ii) 400 non-qualified stock options issued in October 2001 to certain executive officers which vested ratably over two years on each six-month anniversary of the date of grant; (iii) 300 non- qualified stock options issued to a consultant in exchange for services provided in 1999 which option vested on the date of grant; and (iv) 318,380 shares of common stock issuable upon exercise of warrants that were granted to employees and outside contractors for the purpose of compensation and bonuses and have various grant dates, expiration dates and exercise prices. Certain of the warrants contain a provision to allow additional shares of common stock upon exercise of the warrants in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. As of July 2, 2005, each warrant is exercisable into one share of common stock.

Recent Sales of Unregistered Securities

The following describes sales of the Company’s securities in the last fiscal quarter and subsequent to the last fiscal quarter without registration under the Securities Act of 1933 (the “Securities Act”):

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, the Company sold 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred Stock”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Preferred Stock is convertible into one share of the Company’s common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments. The proceeds were to be used for general working capital needs. The Series N Preferred Stock is entitled to receive, in preference to holders of all other classes of stock (other than holders of the Series M Preferred Stock), a PIK dividend at the rate of six percent per annum of the Series N stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series N Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series N stated value plus any accrued and unpaid dividends. The approval of shareholders holding at least 62.5% of the outstanding shares of the Series N Preferred Stock is required for certain significant corporate actions, including mergers and sales of substantially all of the Company’s assets. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D. Common shares relative to conversion of Series N Preferred, were registered by means of a Form S-1 filed on August 5, 2005.

On July 20, 2005 the Company entered into Stock Purchase Agreements for the sale of 1,400,000 shares of a newly authorized series of the Company’s preferred stock (the “Series O Preferred Stock”) in exchange for aggregate gross proceeds of $5,600,000. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D. Common shares relative to conversion of Series O Preferred, were registered by means of a Form S-1 filed on August 5, 2005.

The Series O Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M and N Preferred Stock, a PIK dividend at the rate of six percent per annum of the Series O stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series O Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M and N Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series O stated value plus any accrued and unpaid dividends (the “Liquidation Preference”). In addition to being junior to the Series M and N Preferred Stock from the standpoint of liquidation, the Series O Preferred Stock also has reduced voting rights. For example, the approval of at least 62.5% of the outstanding shares of Series O Preferred Stock is not required in order for the Company to merge, dispose of substantial assets, engage in affiliate transactions, pay dividends, authorize new stock options plans, license or sell its intellectual property or change the number of board of directors.

Each of the shareholders have the right, at its option at any time, to convert any such shares of Series O Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series O Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $4.00 per share subject to certain adjustments.

On October 14, 2005, the Company entered into Stock Purchase Agreements (the “Purchase Agreements”) with one group of institutional investment funds and one accredited investor (the “Investors”). The Purchase Agreements provide for the private placement of 3,099,513 shares of a newly authorized series of the Company’s preferred stock (the “Series P Preferred Stock”) in exchange for aggregate gross proceeds of $10,352,370. The Series P Preferred Stock has a term of three years (the “Term”) and is entitled to receive a dividend at the rate of eight (8) percent per annum of the Series P stated value, payable quarterly, in cash or PIK shares of Series P Preferred at the option of the Company. Under certain events of default, the interest rate will convert to 18%. To the extent that the issuance of such PIK shares would result in the Company issuing in excess of 20% of its outstanding common stock, the issuance will require the prior approval of the Company’s shareholders. Upon any liquidation, dissolution or winding up of the Company, the Investors of the shares of Series P Preferred Stock shall rank on parity with the holders of the Company’s Series M Preferred Stock. Each of the Investors has the right, at its option at any time, to convert any shares of Series P Preferred Stock into shares of Common Stock at the conversion price of $3.34 per share subject to certain adjustments. At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred by tendering to the Investors 130% of the stated value of the outstanding Series P Preferred together with all accrued dividends. At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred Stock by tendering to the Investors 100% of the Conversion Price together with all accrued but unpaid dividends. In the event that the Company elects to redeem the Series P prior to the Registration Statement becoming effective, the Company may redeem the Series P by paying to the Investors the greater of: (1) 130% of the outstanding stated value of the Series P Preferred plus accrued dividends, and (2) 100% of the stated value of the Series P plus all accrued dividends, plus 50% of the difference between the conversion price then in effect and the average closing price of the Company’s common stock for the 30 calendar days preceding such redemption. Each investor also received an A Warrant and B Warrant, each a warrant to purchase up to 20% of the amount of Series P Preferred purchased. The exercise of the A Warrant and B Warrant are subject to the prior approval of the Company’s shareholders. The exercise price for both warrants is $4.00, subject to adjustments. Additionally, the B Warrant is only exercisable in the event that a registration statement, allowing for the sale of the Series P Preferred, is not declared effective within 270 days of closing. The Company has the option to redeem both warrants in the event that the Company’s common stock maintains a closing price of at least $7.00 for twenty consecutive trading days. The Investors are also parties to a Registration Rights Agreement (the “Rights Agreement”). The Rights Agreement requires the filing of a registration statement no later than 90 days after the closing date, and that it be effective within 180 days.

Management believes these sales will provide the Company with sufficient working capital resources to position it to obtain new business with existing and new customers by settling their respective concerns about the Company’s ability to service their respective business needs on a continuing basis.

In each instance of security sale, it is of the opinion of the Company that the offering was fair, to the shareholders at the time of the transaction.

ITEM 6.	SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” appearing in Item 7 of this Form 10-K. The selected statements of operations data as well as the selected balance sheet data presented below are derived from our consolidated financial statements.

	Year Ended
	July 2, 2005	July 3, 2004	June 28, 2003	June 29, 2002	June 30, 2001
	(In thousands, except per share data)
Selected Statements of Operations Data:
Revenue	$256,662	$287,918	$307,138	$342,727	$471,682
Cost of services	208,342	238,320	241,136	264,766	377,498

Gross profit	48,320	49,598	66,002	77,961	94,184
Operating expenses(1)(2)	92,395	92,402	74,001	75,549	116,277
Restructuring charge(3)	1,603	356	—	—	7,060

Operating (loss) income(1)(2)(3)	(45,678)	(43,160)	(7,999)	2,412	(29,153)
Interest expense, net	(4,750)	(4,567)	(3,959)	(13,068)	(6,482)
Common stock warrant charge	—	—	—	(1,048)	—
Other income (expense)	584	(109)	(301)	1,225	364

Net loss(1)(2)(3)	$(49,844)	$(47,836)	$(12,259)	$(10,479)	$(35,271)

Net loss applicable to common shareholders(1)(2)(3)	$(106,869)	$(77,683)	$(15,609)	$(20,357)	$(35,022)

Basic and diluted loss per common share(1)(2)(3)(4)	$(21.01)	$(551.89)	$(169.44)	$(290.81)	$(525.38)

Basic and diluted weighted average number of common shares outstanding(4)	5,087	141	92	70	67

	As of
	July 2, 2005	July 3, 2004	June 28, 2003	June 29, 2002	June 30, 2001
Balance Sheet Data
Working capital (deficit)	(36,450)	$(35,543)	$(20,419)	$21,155	$(2,809)
Total assets	87,356	93,676	106,489	113,889	158,375
Long-term debt and capital leases	2,829	5,235	4,602	38,756	61,242
Redeemable preferred stock	—	—	—	—	35,421
Shareholders’ equity (deficit)	10,429	6,476	22,450	29,315	(31,592)

The following items impact the comparability of our data from continuing operations:

(1)	July 2, 2005 includes an increase in the legal settlement reserve for the MIS summary order and related expense for $4.9 million.
(2)	The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), on July 1, 2001, and accordingly, ceased amortizing goodwill totaling $ 42.8 million as of July 1, 2001.
(3)	Restructuring charges and asset impairments, which included costs for severance, excess facilities, and impairment of long-lived assets were $1.6 million for fiscal 2005, $0.4 million for fiscal 2004, $0 for fiscal 2003 and 2002, and $7.1 million for fiscal 2001.
(4)	Adjusted for 1:50 reverse stock split on February 16, 2005.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Annual Report on Form 10-K contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements and such differences may be material.

Sales consist primarily of charges to customers for delivery services and weekly or monthly charges for recurring services, such as facilities management. Sales are recognized when the service is performed. The Revenue and Profit for a particular service is dependent upon a number of factors including size and weight of articles transported, distance transported, special handling requirements, requested delivery time and local market conditions. Generally, articles of greater weight transported over longer distances and those that require special handling produce higher revenue and associated profits.

Cost of sales consists of costs relating directly to performance of services, including driver and messenger costs, third party delivery charges, insurance and workers’ compensation costs. Substantially all of the drivers used by the Company provide their own vehicles, and approximately 99.4% of these owner-operators are independent contractors as opposed to employees of the Company. Drivers and messengers are generally compensated based on a percentage of the delivery charge. Consequently, the Company’s driver and messenger costs are variable in nature. To the extent that the drivers and messengers are employees of the Company, employee benefit costs related to them, such as payroll taxes and insurance, are also included in cost of sales.

Selling, general and administrative expenses (“SG&A”) include salaries, wages and benefit costs incurred at the branch level related to taking orders and dispatching drivers and messengers, as well as administrative costs related to such functions. Also included in SG&A expenses are regional and corporate level marketing and administrative costs and occupancy costs related to branch and corporate locations.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, goodwill, insurance reserves, income taxes, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

•	Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make payments when due or within a reasonable period of time thereafter. Estimates are used in determining this allowance based on the Company’s historical collection experience, current trends, credit policy and a percentage earned revenue. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make required payments, additional allowances or write-off may be required. In fiscal 2005, the change in the allowance for doubtful accounts was a net increase of $5.1 million.

•	Goodwill Impairment

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, in June 2001. Effective with fiscal 2002 as a result of adopting this new standard, the Company no longer amortizes goodwill. Rather, goodwill is subjected to impairment testing, which requires that the Company estimate the fair value of its reporting unit to its carrying value. The estimation of fair value requires making judgments concerning future cash flows and appropriate discount rates. These cash flow estimates take into account current customer volumes and the expectation of new or renewed contracts, historic gross margins, historic working capital parameters and planned capital expenditures. The estimate of the fair value of goodwill could change over time based on a variety of factors, including the actual operating performance of the Company. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets.

In order to determine the fair value of Velocity Express the Company employed two approaches, as follows:

•	Implied Enterprise Value based upon publicly trade stock prices.

•	Analysis of Fair Value based upon Discounted Cash Flow.

Each of the approaches indicated above is widely accepted in determining Fair Value for an enterprise. In each instance, the values indicated were in excess of the carrying amount of Goodwill, and therefore no adjustment for impairment was required in fiscal 2005.

•	Insurance Reserves

During the third quarter of fiscal 2005, the Company initiated an insurance program with minimal or no deductibles. Prior to that time the Company maintained an insurance program with policies that had various higher deductible levels. The Company reserved the estimated amounts of uninsured claims and deductibles related to such insurance retentions for claims that had occurred in the normal course of business. These reserves have been established by management based upon the recommendations of third-party administrators who perform a specific review of open claims, with consideration of incurred but not reported claims, as of the balance sheet date. Actual claim settlements may differ materially from these estimated reserve amounts.

•	Contingencies

As discussed in Note 13 to the consolidated financial statements, the Company is involved in various legal proceedings and contingencies and has recorded liabilities for these matters in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”). SFAS No. 5 requires a liability to be recorded based on the Company’s estimate of the probable cost of the resolution of a contingency. The actual resolution of these contingencies may differ from its estimates. If a contingency were settled for an amount greater than the estimate, a future charge to income would result. Likewise, if a contingency were settled for an amount that is less than the estimate, a future credit to income would result.

Overview

The Company is engaged in the business of providing same-day time-critical logistics solutions to individual consumers and businesses, primarily in the United States with limited operations in Canada.

The Company has one of the largest nationwide networks of time-critical logistics solutions in the United States and is a leading provider of scheduled, distribution and expedited logistics services. The Company’s service offerings are divided into the following categories:

•	Scheduled logistics consisting of the daily pickup and delivery of parcels with narrowly defined time schedules predetermined by the customer, for example, financial institutions that need a wide variety of services including the pickup and delivery of non-negotiable instruments, primarily canceled checks and ATM receipts, the delivery of office supplies, and the transfer of inter-office mail and correspondence.

•	Distribution logistics consisting of the receipt of customer bulk shipments that are divided and sorted at major metropolitan locations and delivered into multiple routes with defined endpoints and more broadly defined time schedules. Customers utilizing distribution logistics normally include pharmaceutical wholesalers, retailers, manufacturers or other companies who must distribute merchandise every day from a single point of origin to many locations within a clearly defined geographic region.

•	Expedited logistics consisting of unique and expedited point-to-point service for customers with extremely time sensitive delivery requirements. Most expedited logistics services occur within a major metropolitan area or radius of 40 miles, and the Company usually offers one-hour, two- to four-hour and over four-hour delivery services depending on the customer’s time requirements. These services are typically available 24 hours a day, seven days a week. Expedited logistics services also include critical parts management and delivery for companies.

The Company’s customers represent a variety of industries and utilize the Company’s services across multiple service offerings. Revenue categories and percentages of total revenue are as follows:

	Fiscal year ended:
	July 2, 2005	July 3, 2004
Commercial & office products	45.8%	34.9%
Financial services	21.5%	31.0%
Healthcare	20.2%	20.1%
Transportation & logistics	7.2%	7.5%
Energy	4.1%	4.7%
Technology	1.2%	1.7%

The Company had a net loss of $49.8 million for the fiscal year ended July 2, 2005, including a net loss of $21.3 million for the three months then ended July 2, 2005, which resulted in cash used in operating activities for the year of $45.3 million. In fiscal 2005, the Company has financed this operating cash flow deficit through net proceeds of $52.2 million from the issuance of preferred stock (see Liquidity and Capital Resources). The Company’s ability to generate sufficient capital resources for its liquidity needs depends on its ability to substantially reduce its net loss or raise additional capital. Although the Company has begun several initiatives to control costs, and has a financial plan for 2006 that anticipates operating cash flow in the 4th quarter, declines in revenue and increased operating expenses have resulted in an increased net loss during the 4th fiscal quarter of fiscal 2005.

With the enactment of the Federal Law known as Check 21, on October 28, 2004, the Company anticipates continued deterioration of financial services revenue as financial institutions will now electronically scan and process checks, without the required need to move the physical documents to the clearing institution. Partially off-setting this deterioration of revenue in the Financial Services industry, the Company believes it will benefit from the growth in Healthcare and Healthcare related services industries within the United States, and be able to effectively leverage their broad coverage footprint to capitalize on this national growth industry.

During fiscal 2006, the Company plans to continue to invest in automated technologies that will increase its competitive advantage in the market by providing more economical delivery routing, enhance and automated package tracking, and increased productivity from both a frontline delivery and back office perspective. During fiscal years 2003, 2004 and 2005, the Company spent over $5 million, in the development and implementation of route management software solutions that are anticipated to have a significant impact on reducing overall delivery cost, and increasing the Company’s ability to better manage their variable operating cost. During the fourth quarter of fiscal 2005 the Company realized a savings approximating 3% of driver pay as a direct result of the implementation of its route management software solution. Initiatives will be fine tuned over the next 12 months, and are anticipated to be applied across all services offering categories, allowing the Company to have operating cash flow in the 4th fiscal quarter of 2006, through optimized route management and delivery density.

During 2005 the Company continued to require third party financing to meet its liquidity requirements. On April 28, 2005, the Company entered into a Stock Agreement, pursuant to which the Company sold 2,544,097 shares of Series N Preferred Convertible Stock (“Series N Preferred Stock”) to investors for $3.685 per share for net proceeds of approximately $9.4 million. Based on the pricing of the Series N Preferred Stock, the sale contained a beneficial conversion amounting to $4.8 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders. On July 20, 2005, the Company entered into a Stock Agreement, pursuant to which the Company sold 1,400,000 shares of Series O Preferred Convertible Stock (“Series O Preferred Stock”) to investors for $4.00 per share for net proceeds of approximately $5.6 million. Based on the pricing of the Series O Preferred Stock, the sale contained a beneficial conversion amounting to $3.1 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders. On October 14, 2005, the Company entered into Stock Purchase Agreements with one group of institutional investment funds and one accredited investor, pursuant to which the Company sold 3,099,513 shares of Series P Preferred Stock (the “Series P Preferred Stock”) for $3.34 per share for net proceeds of approximately $10.4 million.

Historical Results of Operations

Year ended July 2, 2005 Compared to Year Ended July 3, 2004

The Company reports its financial results on a 52-53 week fiscal year basis. Under this basis, the Company’s fiscal year ends on the Saturday closest to June 30th. Fiscal 2004 was a 53 week year, 2005 and 2003 each consisted of 52 weeks. In fiscal years consisting of 53 weeks, the final quarter will consist of 14 weeks. As such, the fiscal 2004 year includes an additional week of revenues and expenses when compared against the results of fiscal 2005 and 2003, respectively.

Revenue for the year ended July 2, 2005 decreased $31.3 million or 10.9% to $256.7 million from $287.9 million for the year ended July 3, 2004. The decrease in revenue for the year ended July 2, 2005 compared to the same period last year is in large part attributable to lower volume experienced as a result of the restructure of operations done at the end of the company’s third fiscal quarter. Analyses of route profitability indicated that the Company was operating in a number of locations that did not have sufficient customer density for the Company to profitably deliver its targeted service levels. As a result the Company closed over 40 of its locations (primarily smaller facilities in low density areas) and terminated several unprofitable customer contracts. The result was a 20% reduction of weekly revenue. For the fiscal year lost revenues, inclusive of the fourth quarter restructure and losses associated with pricing pressures and customer freight volume fluctuations, were approximately $56 million. This revenue decline was partially offset by new customer contracts and business expansion with existing customers approximating $25 million. Greater concentration on national [large] account business resulted in an increased proportion of revenues originating from those accounts. For fiscal 2005, $154.0 million or 60.0% of total revenues can be attributed to the Company’s top 50 accounts; versus $149.5 million or 51.9% as to the representative top 50 relative to the operations of fiscal 2004.

The Company is continually engaged in bidding additional contract work for a variety of new and existing customers. The Company’s current pipeline of bidding activity remains robust, with potential customers where expected billings would approximate an annual $45 million. The activity is consistent across all geographic regions in which the Company operates. Implementation of newly awarded contracts generally requires from thirty to sixty days for full implementation.

Cost of Services for the year ended July 2, 2005 was $208.3 million, a reduction of $30.0 million or 12.6% from $238.3 million for the year ended July 3, 2004. Decreased volume and closed facilities accounts for $25.9 million of the decrease. The Company has focused on reducing its cost through two initiatives:

•	(i) the conversion of its workforce from employee drivers to an Independent Contractor model which creates a more variable cost structure and higher gross margins, and

•	(ii) by implementing proprietary route management technology which builds timing and efficiency into the delivery model thereby allowing the company to improve its gross margins.

As a result, payments to drivers and purchased transportation cost have been reduced by $5.0 million and costs associated with employee drivers, primarily vehicle costs and insurance, have been reduced by an additional $5.2 million. Beginning in April of 2005, with the Company’s restructuring including consolidation of operating locations, the Company began to realize significant reductions in costs relative to its redefined routes as fostered by its proprietary route management system. With approximately $4.0 million of weekly revenue and already recognized 8% drop in driver pay, the Company has recognized real savings from implementation of the route management system. Projected over a 12 month period such savings would project to $16.6 million annually. This savings has been partially offset by a $6.2 million in increased costs of warehouse labor. As a result, the gross margin on service has increased from 17.2% for the year ended July 3, 2004 to 18.8% for the year ended July 2, 2005. Management’s expectation is for quarter over quarter improvements in margin.

Occupancy charges for the year ended July 2, 2005 were $15.0 million, an increase of $0.9 million or 6.6 % from $14.1 million for the year ended July 3, 2004. The increase is mainly due to higher utility and common area maintenance charges as well as higher net rental expense and is offset by savings achieved by a cost reduction initiative enacted with the shut down of facilities commencing in April 2005.

Selling, general and administrative (“SG&A”) expenses for the year ended July 2, 2005 were $77.4 million or 30.2% of revenue, a decrease of $0.9 million or 1.2% as compared with $78.3 million or 27.2% of revenue for the year ended July 3, 2004. The decrease in SG&A for the year resulted, in part, from a decrease in bad debt expense from prior by $4.5 million and a decrease in the cost of warrants issued to certain members of management by $2.6 million, partially offset by an increase in legal settlement costs of $5.4 million and an increase in legal fees of $0.8 million.

Restructuring charges and asset impairments for the year ended July 2, 2005 were $1.6 million, an increase of $1.2 million or 350.3% from the $0.4 million for the year ended July 3, 2004. The $1.6 million charge in 2005 represents severance costs associated with a reduction in force, contract termination costs and asset impairments related to the Company’s restructuring of its operations.

Interest expense for the year ended July 2, 2005 increased $0.2 million to $4.8 million from $4.6 million for the year ended July 3, 2004. Interest expense related to the Company’s borrowings increased over the same period in the prior year as a result of higher average interest rates under the revolving credit and senior subordinated debt facilities.

As a result of the foregoing factors, the net loss for the year ended July 3, 2005 was $49.8 million, compared with $47.8 million for the same period in fiscal 2004, a decline of $2.0 million, or 4.2%.

Net loss applicable to common shareholders was $106.9 million for year ended July 2, 2005 as compared with $77.7 million for the same period in fiscal 2004. For the year ended July 2, 2005, the difference between net loss applicable to common shareholders and net loss in the current year relates to the beneficial conversion associated with the sale of the Series J, K, L, M, and N Preferred Stock. In the prior year, the difference between net loss applicable to common shareholders and net loss related to the beneficial conversion associated with the sale of the Series I and J Preferred Stock.

Year ended July 3, 2004 Compared to Year Ended June 28, 2003

Revenue for the year ended July 3, 2004 decreased $19.2 million or 6.3% to $287.9 million from $307.1 million for the year ended June 28, 2003. The decrease in revenue for the year ended July 3, 2004 compared to the same period in fiscal 2003 is related to lower volume experienced as a result of customer attrition, revenue loss associated with pricing pressure, and customer freight volume fluctuations of approximately $54.3 million. This decline was offset by revenue growth during the year from new customer contracts and expansion within existing customers of approximately $35.1 million. A greater focus on selling to national accounts resulted in an increased proportion of revenues originating from those accounts. In fiscal 2004, $149.5 million or 51.9% of total revenues can be attributed to the Company’s 50 largest accounts; versus $129.1 million or 42.0% during fiscal 2003.

Cost of services for the year ended July 3, 2004 was $238.3 million, a reduction of $2.8 million or 1.2% from $241.1 million for the year ended June 28, 2003. These decreases consist of a $7.5 million volume and restructure related reductions in employee driver, and employee driver related cost, off-set by increases of $4.7 million related to rising insurance cost. During 2004, under the employee driver based model, the Company was effected adversely by fix driver pay commitments during periods where customer attrition and reductions in sales volume where experienced. As a result, when combined with the increase in insurance cost, gross margin declined from 21.5% in fiscal 2003 to 17.2% for the year ended July 3, 2004. During the Second/Third Quarter of 2004, the Company began the movement towards an independent contractor driver based model, which allowed for continued improvement in driver related cost. As of July 3, 2004, the Company had reduced the number of employee based drivers by approximately 10% from the prior fiscal year-end.

Selling, general and administrative (“SG&A”) expenses for the year ended July 3, 2004 were $78.3 million or 27.2% of revenue, an increase of $17.3 million or 28.4% as compared with $61.0 million or 19.9% of revenue for the year ended June 28, 2003. The increase in SG&A for the year resulted, in part, from $7.7 million of incremental adjustments to the Company’s accounts receivable in fiscal 2004. An additional $2.7 million of SG&A was recorded to recognize the cost of warrants issued to certain members of management. Further, approximately $2.4 million of the SG&A increase relates to increased utilization of contract labor. Other items contributing to the increase totaled $4.5 million.

Occupancy charges for the year ended July 3, 2004 were $14.1 million, an increase of $1.1 million or 8.1% from $13.0 million for the year ended June 28, 2003. The net increase is due to higher utility and common area maintenance charges, higher net rental expense and the expansion of facilities to handle increased demands associated with new markets, the expansion of the Company’s coverage footprint and location specific growth and volume related requirements.

Interest expense for the year ended July 3, 2004 increased $0.6 million to $4.6 million from $4.0 million for the year ended June 28, 2003. Interest expense related to the Company’s borrowings increased over the same period in the prior year as a result of higher average interest rates under the revolving credit and senior subordinated debt facilities, and an increase in amortization of deferred financing fees.

As a result of the foregoing factors, the net loss for the year ended July 3, 2004 was $47.8 million, compared with $12.3 million for the same period in fiscal 2003, a decline of $35.5 million.

Net loss applicable to common shareholders was $77.7 million for year ended July 3, 2004 as compared with $15.6 million for the same period in fiscal 2003. For the year ended July 3, 2004, the difference between net loss applicable to common shareholders and net loss in the current year relates to the beneficial conversion associated with the sale of the Series I Preferred & Series J Preferred. In the prior year, the difference between net loss applicable to common shareholders and net loss related to the accretion of the charge associated with the common stock warrants issued with the Series H Preferred.

Changes in internal controls over financial reporting

As described above, on December 23, 2004 the Company reported material weaknesses as of July 3, 2004. The Company has taken steps to attempt to improve its internal controls and its control environment. At the direction of the Audit Committee, the Company proceeded with its plans to enhance its internal controls and procedures, which it believes addresses some of the previously defined deficiencies and weaknesses. The Company has substantially augmented its financial and control expertise during the second half of fiscal 2005 by the naming of a Chief Financial Officer, hiring a Senior Vice President of Finance and the addition of a Corporate Controller, to provide hands-on oversight of the monthly financial closing, data analysis, account reconciliation and cutoff. The Company has also restructured its Finance Group to establish day to day process oversight, stronger cutoff & authorization controls, and operating efficiencies. In addition, the Company has designated specialists in this group to identify operating problems and spearhead resolution. Further, the Company has moved to purge inactive accounts from its files and has implemented a system of invoice processing and approval built upon multiple levels of active and passive reviews starting with system-required authorized vendor numbers and ending with review by an authorized signer.

In connection with the preparation of the Company’s consolidated financial statements for the year ended July 2, 2005 certain material weaknesses became evident to management including the inability to fully reconcile cash applications on a timely basis and due to resource constraints, the inability to close the Company’s books in a timely manner on a month to month basis. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the Company’s internal controls from reducing to an appropriately low level the risk that material misstatements in its financial statements will not be prevented or detected on a timely basis.

At the direction of the Audit Committee, management has continued to review how the material weaknesses and deficiencies in internal control occurred and is proceeding expeditiously with its existing plan to enhance internal controls and procedures. The Company has accelerated efforts to move to a single financial reporting platform.

Liquidity and Capital Resources

The Company reported a loss from operations of approximately $45.7 million for fiscal 2005 and has negative working capital of approximately $36.5 million at July 2, 2005, which includes the classification of the revolving credit facility as a current liability. As of July 2, 2005, the Company had total cash of approximately $5.8 million. The Company has financed its operations and has met its capital requirements since incorporation primarily through the combination of private and public issuances of equity securities, bank borrowings and cash generated from operations, as it is not currently generating positive cash flow from its operations. The Company believes that, barring any unforeseen changes, its existing cash will be sufficient to fund operating losses, capital expenditures and provide adequate working capital through the end of the fiscal year 2006. The accompanying financial statements have been prepared as if the Company will continue as a going concern. However, there can be no assurance that events in the future will not require the Company to seek additional capital and, if so required, that capital will be available on terms favorable or acceptable to the Company, if at all.

During the year ended July 2, 2005, the net increase in year end cash was $4.6 million compared to a net decrease of $0.4 million during the year ended July 3, 2004. As reported in the Company’s consolidated statements of cash flows, the increase (decrease) in cash during the years ended July 2, 2005 and July 3, 2004 is summarized as follows (in thousands):

	Years ended July
	2005	2004
Net cash used in operating activities	$(45,275)	$(14,404)
Net cash used in investing activities	(1,937)	(5,485)
Net cash provided by financing activities	51,798	19,520

Total increase (decrease) in cash	$4,586	$(369)

Cash used in operations was $45.3 million for fiscal 2005. This use of funds was comprised of a net loss of $49.8 million and by net cash used as a result of working capital changes of $10.2 million ($7.6 million of which was used to pay down old vendor balances).

Cash used as a result of investing activities was $1.9 million and consisted primarily of capital expenditures for the Company’s continued development and implementation of cost savings and customer-driven technology solutions initiatives. The Company’s major technological cost savings initiative entailed detailed and interactive analysis and optimization of the Company’s routing designs and metrics. This effort was focused upon optimizing the efficiency of route definition and benchmarking standards used in delivery metrics and driver compensation. Two customer-driven technology solutions initiatives were placed in service during the fiscal year and were comprised of the following elements: (i) a smart package tracking technology which provides a single source of aggregated delivery information to national customers in the pharmaceutical controlled environment, it provides visibility throughout the delivery process from dispensing to acceptance at individual nurses station, and (ii) a customer-oriented web portal for online information access to provide package tracking, chain-of-custody updates, electronic signature capture, and real-time proof of delivery retrieval. The Company expects to reduce its capital expenditures in fiscal 2006 due to the completion of portions of the significant software initiatives described above.

Cash provided from financing activities amounted to $51.8 million during fiscal 2005. The primary source of cash was from the issuance of preferred stock.

On June 30, 2004, the Company’s Board of Directors authorized the sale of up to $25.0 million of Series K Convertible Preferred Stock (“Series K Preferred”) through a private placement. Pursuant to a Stock Purchase Agreement entered into on August 23, 2004, the Company sold 7,266,666 shares of Series K Preferred to investors for $1.50 per share and received net proceeds of approximately $10.9 million. This sale of Series K Preferred was deemed to have contained a beneficial conversion amounting to $10.9 million which was recognized as a deemed dividend to preferred shareholders and required a charge against net loss available to common shareholders. On December 21, 2004, the Company sold 2,584,800 additional shares of Series K Preferred for net proceeds of approximately $3.9 million to complete its sales of Series K Preferred and at that time recognized an additional charge against net loss available to common shareholders of $3.9 million to reflect the beneficial conversion.

The issuance of the Series K Preferred was approved at the shareholders’ meeting on February 14, 2005. Additionally, shareholder approval was granted to increase the number of authorized shares of the Company’s common stock by an amount sufficient to provide for the issuance of all the preferred shares. In accordance with the shareholders’ approval of an amendment to provide for mandatory conversion of all certain preferred shares, each share of Series K Preferred was converted into ten shares of the Company’s Common Stock on February 15, 2005.

The Company entered into a Stock Purchase Agreement on December 21, 2004, pursuant to which the Company sold 7,000,000 shares of Series L Preferred to investors for $1.00 per share. Based on the pricing of the Series L Preferred, the sale of Series L Preferred resulted in a beneficial conversion amounting to $7.0 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders. Upon shareholder approval of the Series M transaction [described below] at the shareholders meeting on February 14, 2005 all series L Preferred were converted to shares of Company common stock based upon the specific conversion features of its initial placement.

On December 21, 2004, the Company executed a purchase agreement to raise approximately $21.0 million of new equity capital investment. The investment was initially in the form of a convertible note which converted into Series M Convertible Preferred Stock (“Series M Preferred”) upon approval of the transaction by the Company’s shareholders at on February 14, 2005. The proceeds were used for general working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors. The

Preferred Series M Stock accrues cumulative PIK dividends equal to 6% per annum. As part of the transaction, the investors required that the Company’s charter be amended in a number or respects, including a requirement that all previously issued preferred equity be converted to common stock. In the event of any liquidation or winding up of the Company, the holders of the Preferred Series M will be entitled to a preference on liquidation equal to one times (1x) the original purchase price of the Series M Preferred plus accrued and unpaid dividends. A consolidation or merger of the Company or a sale of substantially all of its assets shall be treated as a liquidation for these purposes. The Company sold an additional $1,910,000 of Series M Convertible Notes during January of 2005. Mr. Alexander Paluch, a member of the Company’s Board of Directors, purchased $40,000 of the Additional Notes and East River II, LP, an investment fund for which Mr. Paluch serves as a General Partner, purchased $250,000 of the Additional Notes in this offering.

Subsequent to formal shareholder approval at the shareholders’ meeting held on February 14, 2005 the amount of the total Series M Preferred investment, plus accrued dividends, $23.1 million, was reclassified on the Company’s balance sheet as a component of shareholders’ equity. The Series M Preferred was deemed to contain a beneficial conversion amounting to $23.1 million which was recognized as a charge against net loss available to common shareholders at the time that the notes converted to equity.

As part of the above-described Series M private placement, the new investors required that THLPV reach an agreement to extend, for a two-year period, the July 1, 2004 capital contribution agreement previously entered into between THLPV and the lenders. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty (30) day period following the notification. In exchange for entering into the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement the Company agreed to issue to THLPV a warrant to purchase shares of common stock equal to 1% of the fully diluted common stock of the Company on a fully converted basis. The term of the warrant will be five years and will have an exercise price of $0.005 per share. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost.

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, the Company contracted to sell to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Convertible Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments. The proceeds are being used for general working capital needs consistent with financial budgets approved from time to time by the Company’s Board of Directors. The Series N Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M Preferred Stock, a dividend at the rate of six percent per annum of the Series N stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series N Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series N stated value plus any accrued and unpaid dividends. The approval of Investors holding at least 62.5% of the outstanding shares of the Series N Convertible Preferred Stock is required for certain significant corporate actions, including mergers and sales of substantially all of the Company’s assets. Based on the pricing of the Series N Preferred, the sale of Series N Preferred contained a beneficial conversion amounting to $4.8 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

On July 20, 2005, the Company executed Stock Purchase Agreements with seven institutional and accredited investors to provide for the private placement of 1,400,000 shares of a newly authorized series of the Company’s preferred stock (the “Series O Convertible Preferred Stock”) in exchange for aggregate gross proceeds of $5,600,000. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D.

The Series O Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M and N Preferred Stock, a dividend at the rate of six percent per annum of the Series O stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series O Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M and N Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series O stated value plus any accrued and unpaid dividends (the “Liquidation Preference”). In addition to being junior the Series M and N Preferred Stock from the standpoint of liquidation, the Series O Preferred also has reduced voting rights. For example, the approval of at least 62.5% of the outstanding shares of Series O Preferred is not required in order for the Company to merge, dispose of substantial assets, engage in affiliate transactions, pay dividends, authorize new stock options plans, license or sell its intellectual property or change the number of board of directors. Based on the pricing of the Series O Preferred, the sale of Series O Preferred contained a beneficial conversion amounting to $3.1 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

Each of the Investors has the right, at its option at any time, to convert any such shares of Series O Convertible Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series O Convertible Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $4.00 per share subject to certain adjustments.

On October 14, 2005, the Company entered into Stock Purchase Agreements (the “Purchase Agreements”) with one group of institutional investment funds and one accredited investor (the “Investors”). The Purchase Agreements provide for the private placement of 3,099,513 shares of a newly authorized series of the Company’s preferred stock (the “Series P Preferred Stock”) in exchange for aggregate gross proceeds of $10,352,370. The Series P Preferred Stock has a term of three years (the “Term”) and is entitled to receive a dividend at the rate of eight (8) percent per annum of the Series P stated value, payable quarterly, in cash or PIK shares of Series P Preferred at the option of the Company. Under certain events of default, the interest rate will convert to 18%. To the extent that the issuance of such PIK shares would result in the Company issuing in excess of 20% of its outstanding common stock, the issuance will require the prior approval of the Company’s shareholders. Upon any liquidation, dissolution or winding up of the Company, the Investors of the shares of Series P Preferred Stock shall rank on parity with the holders of the Company’s Series M Preferred Stock. Each of the Investors has the right, at its option at any time, to convert any shares of Series P Preferred Stock into shares of Common Stock at the conversion price of $3.34 per share subject to certain adjustments. At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred by tendering to the Investors 130% of the stated value of the outstanding Series P Preferred together with all accrued dividends. At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred Stock by tendering to the Investors 100% of the Conversion Price together with all accrued but unpaid dividends. In the event that the Company elects to redeem the Series P prior to the Registration Statement becoming effective, the Company may redeem the Series P by paying to the Investors the greater of: (1) 130% of the outstanding stated value of the Series P Preferred plus accrued dividends, and (2) 100% of the stated value of the Series P plus all accrued dividends, plus 50% of the difference between the conversion price then in effect and the average closing price of the Company’s common stock for the 30 calendar days preceding such redemption. Each investor also received an A Warrant and B Warrant, each a warrant to purchase up to 20% of the amount of Series P Preferred purchased. The exercise of the A Warrant and B Warrant are subject to the prior approval of the Company’s shareholders. The exercise price for both warrants is $4.00, subject to adjustments. Additionally, the B Warrant is only exercisable in the event that a registration statement, allowing for the sale of the Series P Preferred, is not declared effective within 270 days of closing. The Company has the option to redeem both warrants in the event that the Company’s common stock maintains a closing price of at least $7.00 for twenty consecutive trading days. The Investors are also parties to a Registration Rights Agreement (the “Rights Agreement”). The Rights Agreement requires the filing of a registration statement no later than 90 days after the closing date, and that it be effective within 180 days.

In each instance of security sale, it is the opinion of the Company that the offering is fair, from a financial point of view, to the shareholders other than the investor group. For Series M such opinion is supported by a fairness opinion obtained by the Company.

On April 29, 2005 the Company sold its Ottawa, Ontario operations, and certain assets, to its local senior management team for approximately $280,000 resulting in a non-cash write-off of approximately $80,000 of its accumulated foreign currency translation adjustments. As the sale included assets which were pledged as security when the Company executed and delivered a guarantee dated January 25, 2002 to Fleet to guarantee the indebtedness, liabilities and obligations of certain borrowers, a partial release was required from Fleet as a condition of sale. Fleet granted such partial release in contemplation of the sale, requiring that net proceeds be remitted to apply against loans outstanding under the revolving credit facility. Remittance of proceeds was made direct to Fleet by the Purchaser coincidental with the close of the transaction. Gross revenues for the Ottawa operation approximate $3.0 million annually and the impact on the Company’s results from operations is insignificant.

The Company maintains a revolving credit facility with Bank of America (formerly Fleet) that allows for borrowings up to the lesser of $42.5 million or an amount based on a defined portion of receivables. Interest is payable monthly at a rate of prime plus 1.25% (7.75% at July 2, 2005), or, at the Company’s election, at LIBOR plus 3.25%. As of July 2, 2005, the Company has 53.9% of the facility usage under LIBOR contracts at an interest rate of 6.50%. In addition, the Company is required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. The facility terminates on December 31, 2006. The Company’s accounts receivable have been pledged to secure borrowings under the revolving note. The Company also maintains a $6.0 million senior subordinated note, which was reduced by $0.6 million for the fair value of Series I Preferred Stock issued to the former lender (Bayview Capital), with interest payable quarterly at 15% per annum (to be reduced to 12% upon the occurrence of certain events), with a quarterly principal repayment schedule, subject to approval of the primary lender, commencing January 2005 terminating with a final payment at October 31, 2007. To date the primary lender has not provided such approval and, as such, these payments have not been made.

Substantially all of the Company’s assets have been pledged to secure borrowings under the revolving credit facility and senior subordinated note. The Company is subject to certain restrictive covenants under the agreements, the more significant of which include limitations on capital asset expenditures, dividends, acquisitions, new indebtedness in excess of $0.5 million and changes in capital structure. The Company is also required to maintain certain financial covenants. At July 2, 2005, the Company had in place waivers of its financial debt covenants related to its revolving credit facility and its senior subordinated debt facility. These waivers are in effect through January 1, 2007.

On March 31, 2004, July 1, 2004, and December 21, 2004 the Company entered into the third, fourth and fifth amendments, respectively, to the amended and restated revolving credit facility with Bank of America / Merrill Lynch. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above.

At July 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders. The Company has obtained waivers with respect to the aforementioned violations.

Exchange rates and inflation have not had a significant impact on the Company’s operations or cash flows.

Commitments and Significant Contractual Obligations

The Company has commitments to make future interest payments on its existing revolving credit facility with the Bank of America and Merrill Lynch Capital. It also has commitments to make principal (subject to approval by the primary lender) and interest payments on the subordinated note agreement with BET Associates, LP.

The Company also has outstanding operating lease commitments of $18.6 million, payable over multiple years. Some of these commitments are for space that is not being utilized resulting in restructuring charges of $0.5 million during 2005. The Company has entered into subleases for some of this excess space or is in the process of attempting to sublease such space, but it is considered unlikely that any sublease income generated will offset the entire future commitment.

A summary of our significant future contractual obligations and their payments by fiscal year is summarized as follows (in thousands):

	Payment Due by period						Total
Contractual Obligations	2006	2007	2008	2009	2010	Thereafter
Operating leases	$7,416	$5,670	$3,009	$1,158	$634	$709	$18,596
Capital leases	20	20	9	4	—	—	53
Debt	3,477	2,176	627	—	—	—	6,280

Total	$10,913	$7,866	$3,645	$1,162	$634	$709	$24,929

The following table presents information regarding available commercial commitments and their expiration dates by fiscal year (amounts in thousands):

	Expiration by period						Total
Commitment Expiration	2006	2007	2008	2009	2010	Thereafter
Line of Credit	$27,829	$—	$—	$—	$—	$—	$27,829

Total	$27,829	$—	$—	$—	$—	$—	$27,829

Note:    for more information regarding operating leases, long-term debt and the line of credit, refer to Notes 13 and 7, respectively.

Off-Balance Sheet Arrangements

As of the date of this Annual Report, the Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46), as revised by FIN 46 [revised December 2003], “Consolidation of Variable Interest Entities” [FIN 46R], which requires the consolidation of variable interest entities. FIN No. 46R is applicable to financial statements issued by the Company beginning in fiscal 2004. During May 2004 the Company entered into a business venture designed to provide both the manpower and the vehicle fleet to service, first—a major customer and, subsequently—a growing market demand. This major customer’s desire to outsource its delivery operation and related vehicle fleet provided the genesis for this new business venture, named Peritas. It was formed by MCG Global (“MCG”), one of the Company’s largest investors with a strategic objective to acquire a fleet of vehicles and to lease such vehicles to Independent Contractors (“ICs”) to service outsourced customer business endeavors. Velocity provides administrative services to Peritas for a fee and Peritas provides vehicle leases to ICs interested in providing outsource services to some customers on behalf of Velocity.

Velocity arranged the initial purchase of $799,000 of customer vehicles, for Peritas, with an offset against account receivable balances due from the aforementioned customer. For the fiscal year ended July 3, 2004 the

Company consolidated the operations of Peritas in accordance with FIN No. 46R. Fiscal 2004 net sales were $36,000.

During August 2004, Peritas paid Velocity for the initial vehicle purchases of $799,000. During November 2004, Peritas was purchased from MCG by TH Lee Putnam Ventures (“THLPV”), another of Velocity’s large investors. As THLPV acquired the significant beneficial interest and risk exposure in Peritas, Velocity no longer has a variable interest in Peritas that is at risk of disproportionate loss pursuant to its voting rights. Accordingly, Peritas was deconsolidated from the Company’s financial statements upon the completion of these transactions.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Shared-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes ABP Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB No. 95, Statement of Cash Flows. Generally the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Proforma disclosure will no longer be an alternative. The provisions in Statement 123(R) are effective for all stock options or other equity-based awards to employees or directors that vest or become exercisable in the Company’s first quarter of fiscal 2006. The Company will adopt the standards of Statement 123(R) for required financial reporting in the Company’s first quarter of fiscal 2006. The adoption of Statement 123(R) will not have a material effect on the Company’s results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 is a replacement for APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of changes for and reporting of a change in accounting principle. Statement 154 requires retrospective application of prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effort effect of changing to the new accounting principle. Statement 154 requires that a change in method of depreciation, amortization, or depletion for long-lived non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. Opinion 20 previously required that such a change be reported as a change in accounting principle. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Risk Factors

From time to time, information provided by us, statements made by our employees or information included in our filings with the Securities and Exchange Commission (including this Form 10-K) may contain statements that are not historical facts, so-called “forward-looking statements”, which involve risks and uncertainties. Such forward-looking statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “will”, “expect”, “intend”, “plans”, “predict”, “anticipate”, “estimate”, “continue”, “believe” or the negative of these terms or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Form 10-K.

The Company’s actual future results may differ significantly from those stated in any forward-looking statements. Factors that may cause such differences include, but are not limited to, the factors discussed below. Each of these factors, and others, are discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company’s operating results may fluctuate because of a number of factors, many of which are beyond its control. If operating results are below the expectations of public market analysts or investors, then the market price of the Company’s common stock could decline. Some of the factors that affect quarterly and annual results, but which are difficult to control or predict, are:

History of Losses

The Company’s net losses applicable to common shareholders for the fiscal years ended July 2, 2005 and July 3, 2004 were $106.9 million and $77.7 million, respectively. The respective periods’ net losses were $49.8 million and $47.8 million. Additional amounts of $57.0 million and $29.9 million, resulting from beneficial conversion charges increased such respective period losses to the aforementioned levels of net losses applicable to common shareholders.

Material Weakness

In connection with the preparation of the Company’s consolidated financial statements for the year ended July 2, 2005 certain material weaknesses became evident to management including the inability to fully reconcile cash applications on a timely basis and due to resource constraints, the inability to close the Company’s books in a timely manner on a month to month basis. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the Company’s internal controls from reducing to an appropriately low level the risk that material misstatements in its financial statements will not be prevented or detected on a timely basis.

At the direction of the Audit Committee, management has continued to review how the material weaknesses and deficiencies in internal control occurred and is proceeding expeditiously with its existing plan to enhance internal controls and procedures. The Company has accelerated efforts to move to a single financial reporting platform.

Customer Contractual Commitments

The Company’s contracts with its commercial customers typically have a term of one to three years, but are terminable upon 30 or 60 days notice. Early termination of these contracts could have a material adverse effect on the Company’s business, financial condition and results of operations.

Highly Competitive Industry

The market for same-day delivery and logistics services has been and is expected to remain highly competitive. Competition is often intense, particularly for basic delivery services. High fragmentation and low barriers to entry characterize the industry. Other companies in the industry compete with the Company not only for provision of services but also for qualified drivers. Some of these companies have longer operating histories and greater financial and other resources than the Company. Additionally, companies that do not currently operate delivery and logistics businesses may enter the industry in the future.

Claims Exposure

As of July 2, 2005, the Company utilized the services of approximately 3,176 drivers and messengers. From time to time such persons are involved in accidents or other activities that may give rise to liability claims. The Company currently carries liability insurance with a per-occurrence and an aggregate limit of $5 million. Owner-operators are required to maintain liability insurance of at least the minimum amounts required by applicable state or provincial law. The Company also has insurance policies covering property and fiduciary trust liability, which coverage includes all drivers and messengers. There can be no assurance that claims against the Company, whether under the liability insurance or the surety bonds, will not exceed the applicable amount of coverage, that the Company’s insurer will be solvent at the time of settlement of an insured claim, or that the Company will be able to obtain insurance at acceptable levels and costs in the future. If the Company were to experience a material increase in the frequency or severity of accidents, liability claims, workers’ compensation claims or unfavorable resolutions of claims, the Company’s business, financial condition and results of operations could be materially adversely affected. In addition, significant increases in insurance costs could reduce the Company’s profitability.

Certain Tax Matters Related to Drivers

A significant number of the Company’s drivers are currently independent contractors (meaning that they are not its employees). From time to time, federal and state taxing authorities have sought to assert that independent contractor drivers in the same-day transportation and transportation industries are employees. The Company does not pay or withhold federal or state employment taxes with respect to drivers who are independent contractors. Although the Company believes that the independent contractors the Company utilizes are not employees under existing interpretations of federal and state laws, the Company cannot guarantee that federal and state authorities will not challenge this position or that other laws or regulations, including tax laws and laws relating to employment and workers’ compensation, will not change. If the IRS were to successfully assert that the Company’s independent contractors are in fact its employees, the Company would be required to pay withholding taxes, extend additional employee benefits to these persons and could be required to pay penalties or be subject to other liabilities as a result of incorrectly classifying employees. If drivers are deemed to be employees rather than independent contractors, the Company could be required to increase their compensation since they may no longer be receiving commission-based compensation. Any of the foregoing possibilities could increase the Company’s operating costs and have a material adverse effect on its business, financial condition and results of operations.

Local Delivery Industry; General Economic Conditions

The Company’s sales and earnings are especially sensitive to events that affect the delivery services industry including extreme weather conditions, economic factors affecting the Company’s significant customers and shortages of or disputes with labor, any of which could result in the Company’s inability to service its clients effectively or the inability of the Company to profitably manage its operations. In addition, downturns in the level of general economic activity and employment in the U.S. or Canada may negatively impact demand for the Company’s services.

Permits and Licensing

Although certain aspects of the transportation industry have been significantly deregulated, the Company’s delivery operations are still subject to various federal (U.S. and Canadian), state, provincial and local laws, ordinances and regulations that in many instances require certificates, permits and licenses. Failure by the Company to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations could result in substantial fines or possible revocation of the Company’s authority to conduct certain of its operations.

Dependence on Key Personnel

The Company’s success is largely dependent on the skills, experience and performance of certain key members of its management. The loss of the services of any of these key employees could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company’s future success and plans for growth also depend on its ability to attract and retain skilled personnel in all areas of its business. There is strong competition for skilled personnel in the same-day delivery and logistics businesses.

Dependence on Availability of Qualified Delivery Personnel

The Company is dependent upon its ability to attract and retain, as employees or through independent contractor or other arrangements, qualified delivery personnel who possess the skills and experience necessary to meet the needs of its operations. The Company competes in markets in which unemployment is generally relatively low and the competition for owner-operators and other employees is intense. The Company must continually evaluate and upgrade its pool of available owner-operators to keep pace with demands for delivery services. There can be no assurance that qualified delivery personnel will continue to be available in sufficient numbers and on terms acceptable to the Company. The inability to attract and retain qualified delivery personnel could have a material adverse impact on the Company’s business, financial condition and results of operations.

Volatility of Stock Price

Prices for the Company’s common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of the Company and general economic and market conditions. Variations in the Company’s operating results, general trends in the industry and other factors could cause the market price of the common stock to fluctuate significantly. In addition, general trends and developments in the industry, government regulation and other factors could have a significant impact on the price of the common stock. The stock market has, on occasion, experienced extreme price and volume fluctuations that have often particularly affected market prices for smaller companies and that often have been unrelated or disproportionate to the operating performance of the affected companies, and the price of the common stock could be affected by such fluctuations.

Fuel Costs

The owner-operators utilized by the Company are responsible for all vehicle expense including maintenance, insurance, fuel and all other operating costs. The Company makes every reasonable effort to include fuel cost adjustments in customer billings that are paid to owner-operators to offset the impact of fuel price increases. If future fuel cost adjustments are insufficient to offset owner-operators’ costs, the Company may be unable to attract a sufficient number of owner-operators that may negatively impact the Company’s business, financial condition and results of operations.

Capital Funding Requirements

Achieving the Company’s financial goals involves maximizing the effectiveness of the variable cost model, the implementation of customer-driven technology solutions and continued leverage of the consolidated back office SG&A platform. To date, the Company has primarily relied upon debt and equity investments to fund these activities.

Additionally, at July 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders. The Company’s ability to fund operations is dependent on its ability to maintain the financing under the revolving credit agreement and its subordinated debt facility. The Company has obtained waivers with respect to the aforementioned debt covenants.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company’s operations are not currently subject to material market risks for interest rates, foreign currency rates, or other market price risks. However, the Company has revolving debt of $27.8 million at July 2, 2005 that is subject to variable interest rates. A one percent change in the interest rate would result in an impact of $0.3 million on interest expense.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Velocity Express Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Velocity Express Corporation and subsidiaries as of July 2, 2005 and July 3, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended July 2, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but are not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Velocity Express Corporation and subsidiaries at July 2, 2005, and July 3, 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 2, 2005 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    Ernst & Young LLP

Stamford, Connecticut

October 17, 2005

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value)

	July 2, 2005	July 3, 2004
ASSETS
Current assets:
Cash	$5,806	$1,220
Accounts receivable, net of allowance of $9,879 and $4,743 at July 2, 2005 and July 3, 2004, respectively	19,736	27,419
Accounts receivable—other	809	592
Prepaid workers’ compensation and auto liability insurance	3,462	6,289
Other prepaid expenses	1,983	2,185
Other current assets	290	317

Total current assets	32,086	38,022
Property and equipment, net	9,486	11,362
Goodwill	42,830	42,830
Deferred financing costs, net	1,821	235
Other assets	1,133	1,227

Total assets	$87,356	$93,676

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$18,962	$26,481
Accrued insurance and claims	3,206	3,697
Accrued wages and benefits	2,623	3,738
Accrued legal and claims	7,252	2,926
Related party liabilities	2,446	—
Other accrued liabilities	2,721	5,715
Current portion of long-term debt	31,326	31,008

Total current liabilities	68,536	73,565
Long-term debt	2,829	5,235
Accrued insurance and claims	4,775	8,400
Restructuring liabilities	354	—
Other long-term liabilities	433	—
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.004 par value, 299,515 shares authorized 8,958 and 32,919 shares issued and outstanding at July 2, 2005 and July 3, 2004, respectively	31,548	91,051
Preferred warrants, 1,042 outstanding at July 3, 2004	—	7,600
Common stock, $0.004 par value, 700,000 shares authorized 13,065 and 208 shares issued and outstanding at July 2, 2005 and July 3, 2004, respectively	52	42
Stock subscription receivable	(7,543)	(100)
Additional paid-in-capital	286,896	101,120
Accumulated deficit	(300,553)	(193,058)
Accumulated other comprehensive income (loss)	29	(179)

Total shareholders’ equity	10,429	6,476

Total liabilities and shareholders’ equity	$87,356	$93,676

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	July 2, 2005	July 3, 2004	June 28, 2003
Revenue	$256,662	$287,918	$307,138
Cost of services	208,342	238,320	241,136

Gross profit	48,320	49,598	66,002
Operating expenses:
Occupancy	15,014	14,079	13,019
Selling, general and administrative	77,381	78,323	60,982
Restructuring charges and asset impairments	1,603	356	—

Total operating expenses	93,998	92,758	74,001

Loss from operations	(45,678)	(43,160)	(7,999)
Other income (expense):
Interest expense	(4,750)	(4,567)	(3,959)
Other	584	(109)	(301)

Loss before income taxes	(49,844)	(47,836)	(12,259)
Income taxes	—	—	—

Net loss	$(49,844)	$(47,836)	$(12,259)

Net loss applicable to common shareholders	$(106,869)	$(77,683)	$(15,609)

Basic and diluted net loss per share	$(21.01)	$(551.89)	$(169.44)

Weighted average shares outstanding (adjusted for 1:50 reverse stock split)
Basic and diluted	5,087	141	92

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(Amounts in thousands)

	Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series F Preferred Stock		Series G Preferred Stock		Series H Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 29, 2002	2,807	$24,304	2,000	$13,600	1,830	$10,808	1,066	$11,389	5,865	$4,379	—	$—
Payments against stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—
Stock option expense	—	—	—	—	—	—	—	—	—	—	—	—
Common Stock warrants issued for services rendered	—	—	—	—	—	—	—	—	—	—	—	—
Warrant exercises	—	—	—	—	—	—	—	—	—	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	(2)	—	(386)
Issuance of Series H Convertible Preferred Stock	—	—	—	—	—	—	—	—	—	—	500	5,000
Value of Common Warrants issued in connection with sale of Series H Preferred	—	—	—	—	—	—	—	—	—	—	—	(1,505)
Beneficial conversion of Series H Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	875
Value of Common Warrants issued in connection with sale of Series H Preferred	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series D to Common Stock	—	—	—	—	(313)	(2,500)	—	—	—	—	—	—
Conversion of Series F to Common Stock	—	—	—	—	—	—	(140)	(1,540)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at June 28, 2003	2,807	24,304	2,000	13,600	1,517	8,308	926	9,849	5,865	4,377	500	3,984
Stock option expense	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of restricted stock	—	—	—	—	—	—	—	—	—	—	—	—
Common Stock warrants issued for services rendered	—	—	—	—	—	—	—	—	—	—	—	—
Warrant exercises	—	—	—	—	—	—	—	—	—	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	(1)
Conversion of preferred to common stock	—	—	—	—	—	—	(186)	(2,047)	(387)	(290)	(22)	(222)
Issuance of Series I Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt and interest to Series I Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Series I Preferred Stock issued for services rendered	—	—	—	—	—	—	—	—	—	—	—	—
Series I Preferred Stock issued for fees related to senior subordinated note	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series I Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series J Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Series J Preferred Stock issued for services rendered	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series J Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Payments against stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at July 3, 2004	2,807	24,304	2,000	13,600	1,517	8,308	740	7,802	5,478	4,087	478	3,761
Stock option expense	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of restricted stock	—	—	—	—	—	—	—	—	—	—	—	—
Warrants issued to contractors for services	—	—	—	—	—	—	—	—	—	—	—	—
Warrant exercises—Common Stock	—	—	—	—	—	—	—	—	—	—	—	—
Warrant exercises—Preferred Stock	—	—	825	4,953	217	1,191	—	—	—	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—
Payments against stock subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—
Additional subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series J Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series K Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series L Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series M Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Series M Preferred Stock issued for services rendered	—	—	—	—	—	—	—	—	—	—	—	—
Series M Preferred Stock issued for interest PIK	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series N Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Series n Preferred Stock issued for interest PIK	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series J Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series K Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series L Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series M Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Beneficial conversion of Series N Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series B to Common Stock	(2,807)	(24,304)	—	—	—	—	—	—	—	—	—	—
Conversion of Series C to Common Stock	—	—	(2,825)	(18,553)	—	—	—	—	—	—	—	—
Conversion of Series D to Common Stock	—	—	—	—	(1,734)	(9,499)	—	—	—	—	—	—
Conversion of Series F to Common Stock	—	—	—	—	—	—	(740)	(7,802)	—	—	—	—
Conversion of Series G to Common Stock	—	—	—	—	—	—	—	—	(5,478)	(4,087)	—	—
Conversion of Series H to Common Stock	—	—	—	—	—	—	—	—	—	—	(478)	(3,761)
Conversion of Series I to Common Stock	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series J to Common Stock	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series K to Common Stock	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of Series L to Common Stock	—	—	—	—	—	—	—	—	—	—	—	—
Reverse Common Stock Split-1 for 50
Net loss	—	—	—	—	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance at July 2, 2005	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—

SEE ACCOMPANYING NOTES.

Series I Preferred Stock		Series J Preferred Stock		Series K Preferred Stock		Series L Preferred Stock		Series M Preferred Stock		Series N Preferred Stock		Preferred Stock Warrants		Common Stock
Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	1,042	$7,600	3,663	$15
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	200	1
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	820	4
—	—	—	—	—	—	—	—	—	—	—	—	—	—	705	2
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

—	—	—	—	—	—	—	—	—	—	—	—	1,042	7,600	5,388	22
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	43	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	125	—
—	(657)	—	(1)	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,859	20
15,153	22,730	—	—	—	—	—	—	—	—	—	—	—	—	—	—
901	1,351	—	—	—	—	—	—	—	—	—	—	—	—	—	—
279	419	—	—	—	—	—	—	—	—	—	—	—	—	—	—

477	715	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	3,021	4,532	—	—	—	—	—	—	—	—	—	—	—	—
—	—	67	100	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

16,810	24,558	3,088	4,631	—	—	—	—	—	—	—	—	1,042	7,600	10,415	42
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,094	4
—	—	—	—	—	—	—	—	—	—	—	—	(1,042)	(7,600)	—	—
—	—	—	—	—		—		—	(1,043)	—	(418)	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	4,912	7,368	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	9,852	14,777	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	7,000	7,000	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	6,120	22,550	—	—	—	—	—	—
—	—	—	—	—	—	—	—	98	360	—	—	—	—	—	—
—	—	—	—	—	—	—	—	196	724	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	2,544	9,375	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	24,120	96
—	—	—	—	—	—	—	—	—	—	—	—	—	—	16,898	68
—	—	—	—	—	—	—	—	—	—	—	—	—	—	25,518	102
—	—	—	—	—	—	—	—	—	—	—	—	—	—	21,806	87
—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,724	27
—	—	—	—	—	—	—	—	—	—	—	—	—	—	23,967	96
(16,810)	(24,558)	—	—	—	—	—	—	—	—	—	—	—	—	249,160	997
—	—	(8,000)	(11,999)	—	—	—	—	—	—	—	—	—	—	97,561	390
—	—	—	—	(9,852)	(14,777)	—	—	—	—	—	—	—	—	106,006	424
—	—	—	—	—	—	(7,000)	(7,000)	—	—	—	—	—	—	70,000	280
														(640,204)	(2,561)
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

—	$—	—	$—	—	$—	—	$—	6,414	$22,591	2,544	$8,957	—	$—	13,065	$52

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS—(continued)

(Amounts in thousands)

	Stock Subscription Receivable	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total

Balance at June 29, 2002	$(26)	$57,152	$(99,766)	$(140)	$29,315
Payments against stock subscription receivable	18	—	—	—	18
Stock option expense	—	239	—	—	239
Common Stock warrants issued for services rendered	—	78	—	—	78
Warrant exercises	—	399	—	—	400
Offering costs	—	—	—	—	(388)
Issuance of Series H Convertible Preferred Stock	(30)	—	—	—	4,970
Value of Common Warrants issued in connection with sale of Series H Preferred	—	1,505	—	—	—
Beneficial conversion of Series H Preferred Stock	—	—	(875)	—	—
Value of Common Warrants issued in connection with sale of Series H Preferred	—	2,475	(2,475)	—	—
Conversion of Series D to Common Stock	—	2,496	—	—	—
Conversion of Series F to Common Stock	—	1,538	—	—	—
Net loss	—	—	(12,259)	—	(12,259)
Foreign currency translation	—	—	—	77	77

Comprehensive loss	—	—	—	—	(12,182)

Balance at June 28, 2003	(38)	65,882	(115,375)	(63)	22,450
Stock option expense	—	240	0	0	240
Issuance of restricted stock	—	45	0	0	45
Common Stock warrants issued for services rendered	—	2,566	0	0	2,566
Warrant exercises	—	1	0	0	1
Offering costs	—	—	0	0	(659)
Conversion of preferred to common stock	—	2,539	0	0	0
Issuance of Series I Preferred Stock	—	—	0	0	22,730
Conversion of debt and interest to Series I Preferred Stock	—	—	0	0	1,351
Series I Preferred Stock issued for services rendered	—	—	0	0	419
Series I Preferred Stock issued for fees related to senior subordinated note	—	—	0	0	715
Beneficial conversion of Series I Preferred Stock	—	25,215	(25,215)	0	0
Issuance of Series J Preferred Stock	(155)	—	0	0	4,377
Series J Preferred Stock issued for services rendered	—	—	0	0	100
Beneficial conversion of Series J Preferred Stock	—	4,632	(4,632)	0	0
Payments against stock subscription receivable	93	—	0	0	93
Net loss	—	—	(47,836)	0	(47,836)
Foreign currency translation	—	—	0	(116)	(116)

Comprehensive loss	—	—	0	0	(47,952)

Balance at July 3, 2004	(100)	101,120	(193,058)	(179)	6,476
Stock option expense	—	156	—	—	156
Issuance of restricted stock	—	—	—	—	—
Warrants issued to contractors for services	—	787	—	—	787
Warrant exercises—Common Stock	—	7	—	—	11
Warrant exercises—Preferred Stock	—	1,466	—	—	10
Offering costs	—	—	—	—	(1,461)
Payments against stock subscription receivable	57	—	—	—	57
Additional subscription receivable	(7,500)	—	—	—	(7,500)
Issuance of Series J Preferred Stock	—	—	—	—	7,368
Issuance of Series K Preferred Stock	—	—	—	—	14,777
Issuance of Series L Preferred Stock	—	—	—	—	7,000
Issuance of Series M Preferred Stock	—	—	—	—	22,550
Series M Preferred Stock issued for services rendered	—	—	—	—	360
Series M Preferred Stock issued for interest PIK	—	—	(523)	—	201
Issuance of Series N Preferred Stock	—	—	—	—	9,375
Series n Preferred Stock issued for interest PIK	—	—	(102)	—	(102)
Beneficial conversion of Series J Preferred Stock	—	7,368	(7,368)	—	—
Beneficial conversion of Series K Preferred Stock	—	14,777	(14,777)	—	—
Beneficial conversion of Series L Preferred Stock	—	7,000	(7,000)	—	—
Beneficial conversion of Series M Preferred Stock	—	23,111	(23,111)	—	—
Beneficial conversion of Series N Preferred Stock	—	4,770	(4,770)	—	—
Conversion of Series B to Common Stock	—	24,208	—	—	—
Conversion of Series C to Common Stock	—	18,485	—	—	—
Conversion of Series D to Common Stock	—	9,397	—	—	—
Conversion of Series F to Common Stock	—	7,715	—	—	—
Conversion of Series G to Common Stock	—	4,060	—	—	—
Conversion of Series H to Common Stock	—	3,665	—	—	—
Conversion of Series I to Common Stock	—	23,561	—	—	—
Conversion of Series J to Common Stock	—	11,609	—	—	—
Conversion of Series K to Common Stock	—	14,353	—	—	—
Conversion of Series L to Common Stock	—	6,720	—	—	—
Reverse Common Stock Split-1 for 50		2,561			—
Net loss	—	—	(49,844)	—	(49,844)
Foreign currency translation	—	—	—	208	208

Comprehensive loss	—	—	—	—	$(49,636)

Balance at July 2, 2005	$(7,543)	$286,896	$(300,553)	$29	$10,429

SEE ACCOMPANYING NOTES.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year ended
	July 2, 2005	July 3, 2004	June 28, 2003
OPERATING ACTIVITIES
Net loss	$(49,844)	$(47,836)	$(12,259)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	3,517	3,817	3,608
Amortization	1,588	1,182	988
Equity instruments issued in lieu of payment for services received	1,147	3,800	78
Stock option expense	155	240	239
Non-cash interest expense	359	732	342
Other	201	—	26
Gain on disposition of assets	(185)	—	(11)
Provision for doubtful accounts	8,028	12,491	6,665
Change in operating assets and liabilities:
Accounts receivable	(1,259)	(1,808)	(5,951)
Other current assets	(636)	2,546	5,070
Other assets	(718)	(118)	(146)
Accounts payable	(7,375)	7,092	258
Accrued liabilities	(253)	3,458	(6,706)

Cash used in operating activities	(45,275)	(14,404)	(7,799)
INVESTING ACTIVITIES
Proceeds from sale of assets	452	—	11
Purchases of property and equipment	(2,389)	(5,369)	(2,474)
Other	—	(116)	221

Cash used in investing activities	(1,937)	(5,485)	(2,242)
FINANCING ACTIVITIES
(Repayments) borrowings under revolving credit agreement, net	(112)	(9,430)	4,473
Proceeds from notes payable and long-term debt	—	6,619	—
Payments on notes payable and long-term debt	(388)	(3,959)	—
Proceeds from issuance of preferred stock, net	52,230	26,307	4,053
Proceeds from issuance of common stock, net	11	—	400
Proceeds from issuance of restricted stock	57	45	—
Stock subscription receivable, net activity	—	(62)	—

Cash provided by financing activities	51,798	19,520	8,926

Net increase (decrease) in cash	4,586	(369)	(1,115)

Cash, beginning of year	1,220	1,589	2,704

Cash, end of year	$5,806	$1,220	$1,589

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest	$2,851	$2,722	$2,478
Noncash Investing and Financing Activities:
Conversion of Series B Preferred to common stock	$24,304	$—	$—
Conversion of Series C Preferred to common stock	18,553
Conversion of Series D Preferred to common stock	9,499	—	2,500
Conversion of Series F Preferred to common stock	7,802	2,047	1,540
Conversion of Series G Preferred to common stock	4,087	290	—
Conversion of Series H Preferred to common stock	3,761	222	—
Conversion of Series I Preferred to common stock	24,558	—	—
Conversion of Series J Preferred to common stock	11,999	—	—
Conversion of Series K Preferred to common stock	14,777	—	—
Conversion of Series L Preferred to common stock	7,000	—	—
Beneficial conversion of Series I Preferred Stock	—	25,215	—
Beneficial conversion of Series J Preferred Stock	7,367	4,632	—
Beneficial conversion of Series K Preferred Stock	14,777	—	—
Beneficial conversion of Series L Preferred Stock	7,000	—	—
Beneficial conversion of Series M Preferred Stock	22,751	—	—
Beneficial conversion of Series N Preferred Stock	4,770	—	—
Conversion of note to Series M Preferred	22,550	—	—
Series M Preferred issued for services rendered	360	—	—
Series M Preferred issued for dividends PIK	724	—	—
Fixed asset purchases financed through capital leases	61	—	—
Purchases of vehicles by variable interest entity through applied credits	807	799	—
Value of Common Warrants issued in connection with sale of Series H Preferred	—	—	3,980

SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.	DESCRIPTION OF BUSINESS

Velocity Express Corporation (formerly known as United Shipping & Technology, Inc.) and its subsidiaries (collectively, the “Company”) are engaged in the business of providing same-day time-critical logistics solutions to individual consumers and businesses. The Company operates primarily in the United States with limited operations in Canada. The Company currently operates in a single-business segment and thus additional disclosures under Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures About Segments of an Enterprise and Related Information, are not required.

2.	SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Velocity Express Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends the Saturday closest to June 30th. Each quarter consists of a 13-week period ending on a Saturday. In fiscal years consisting of 53 weeks, the final quarter will consist of 14 weeks. Fiscal 2004 was a 53 week year, 2005 and 2003 each consisted of 52 weeks.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue from the same-day transportation and distribution/logistics services is recognized when services are rendered to customers.

Concentrations of Credit Risk

The Company places its cash with federally insured financial institutions. At times, such cash balances may be in excess of the federally insured limit. Concentrations of credit risk with respect to accounts receivable is limited due to the wide variety of customers to which the Company’s services are sold and the dispersion of those services across many industries and geographic areas. Further, the Company does not have any one customer that accounts for 10% or more of its revenues. The Company performs credit evaluation procedures on its customers and generally does not require collateral on its accounts receivable. An allowance for doubtful accounts is reviewed periodically based on management’s evaluation of collectibility, historical experiences, and other economic factors.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of buildings and leasehold improvements are the shorter of 40 years or the life of the lease and are three to seven years for furniture, equipment, vehicles and computer software.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the assets with the estimated undiscounted cash flows associated with them. If an impairment exists, the Company measures the impairment utilizing discounted cash flows.

Goodwill

The Company accounts for its goodwill in accordance with the provisions of Financial Accounting Standards Board (FASB) SFAS No. 142, “Goodwill and Other Intangible Assets.” Under these rules, goodwill and other intangible assets deemed to have indefinite useful lives are no longer amortized but are subject to impairment tests at least annually, or more frequently if circumstances occur that indicate impairment may have occurred.

The Company completed its annual goodwill impairment evaluation during 2005, and concluded that no impairment existed.

Deferred Financing Costs

Deferred financing costs relate to the cost incurred in the arrangement of the Company’s debt agreements and are being amortized using the straight-line method over the terms of the related debt. Accumulated amortization of deferred financing costs was $1.2 million and $0.3 million at July 2, 2005 and July 3, 2004, respectively. Amortization included in the consolidated statement of operations as a component of interest expense was $1.6 million and $1.2 million for the fiscal years ended July 2, 2005 and July 3, 2004, respectively.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable and accounts payable approximate fair value because of their short maturities. At July 2, 2005, the Company had $27.8 million outstanding under its revolving credit facility with Bank of America and Merrill Lynch Capital, and $6.0 million outstanding under its senior subordinated note agreement with BET Associates, LP. The carrying amount of these borrowings approximates fair value as the rate of interest on the revolving credit facility and the senior subordinated note approximate current market rates of interest for similar instruments with comparable maturities, and the interest rate is variable.

Income Taxes

The Company accounts for income taxes following the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires that deferred income taxes be recognized for the future tax consequences associated with differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

Foreign Currency Translation

All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at exchange rates in effect at the balance sheet date. The resulting translation adjustments are recorded as foreign currency translation

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

adjustments, a component of Accumulated comprehensive income (loss) within the Shareholders equity section of the Consolidated Balance Sheets. Income and expense items are translated at average exchange rates for the year.

Stock Plans and Awards

The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its employee stock options. Pro forma net earnings and earnings per share are presented in Note 8 as if the Company had adopted SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and to require expanded and more prominent disclosure about the method of accounting for stock-based employee compensation and the effect of the method on reported results. The Company has not adopted a method of transition to the fair value-based method of accounting for stock-based employee compensation provided under SFAS No. 123 but rather, follows APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provisions of SFAS No. 123:

	2005	2004	2003
	(In thousands, except per share amounts)
Net loss applicable to common shareholders, as reported	$(106,869)	$(77,683)	$(15,609)
Add: Stock-based employee compensation expense included in reported net loss applicable to common shareholders	155	240	239
Deduct: Stock-based compensation expense determined under fair value method for all awards	(189)	(391)	(1,696)

Pro forma	$(106,903)	$(77,834)	$(17,066)

Basic and diluted loss per common share:
As reported	$(21.01)	$(551.89)	$(169.44)

Pro forma	$(21.02)	$(554.96)	$(186.26)

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions for the fiscal years shown: [No options were granted during fiscal 2005 or 2004]

2003
Expected dividend yield	0%
Expected stock volatility	118%
Risk-free interest rate	2.8%
Expected life of options	3

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

materially affect the fair value estimate, in management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its employee stock options. Under the forgoing assumptions, the weighted-average fair value of each option granted during fiscal year 2003 was $66.00. There were no options granted in fiscal years 2005 or 2004.

Reclassifications

Certain reclassifications have been made to prior years’ consolidated financial statements to conform to the current year presentation.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Shared-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes ABP Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB No. 95, Statement of Cash Flows. Generally the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Proforma disclosure will no longer be an alternative. The provisions in Statement 123(R) are effective for all stock options or other equity-based awards to employees or directors that vest or become exercisable in the Company’s first quarter of fiscal 2006. The Company will adopt Statement 123(R) at that time and report its first fiscal quarter of 2006 in accordance with the new standard. The adoption of Statement 123(R) will not have a material effect on the Company’s results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections. SFAS No. 154 is a replacement for APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. Statement 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of changes for and reporting of a change in accounting principle. Statement 154 requires retrospective application of prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effort effect of changing to the new accounting principle. Statement 154 requires that a change in method of depreciation, amortization, or depletion for long-lived non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. Opinion 20 previously required that such a change be reported as a change in accounting principle. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

3.	SALE OF OTTAWA, ONTARIO OPERATIONS

On April 29, 2005 the Company sold its Ottawa, Ontario operations, and certain assets, to its respective senior management for approximately $280,000 resulting in a non-cash loss of approximating $80,000. As the sale included assets which were pledged as security when the Company executed and delivered a guarantee dated January 25, 2002 to Fleet to guarantee the indebtedness, liabilities and obligations of certain borrowers, a partial release was required from Fleet as a condition of sale. Fleet granted such partial release in contemplation of the sale, requiring that net proceeds be remitted to apply against loans outstanding under the revolving credit facility. Remittance of proceeds was made direct to Fleet by the Purchaser coincidental with the close of the transaction. Gross revenues for the Ottawa operation approximate $3.0 million annually and the impact on the Company’s Results from Operations is diminimus.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

4.	RESTRUCTURING

During fiscal 2004 the Company relocated its headquarters and financial functions to Westport Connecticut from Minnesota. The costs of relocation, employee acquisition, training and severance were recognized as period costs. Approximately $243,000 of severance pay liability remained at July 3, 2004 and was reflected as pertaining to that fiscal year. At July 2, 2005 all of the severance pay liability had been satisfied.

At the end of the 3rd quarter of fiscal 2005 Company management moved to redefine the business model to take advantage of the Company’s strengths in service delivery its local markets. Approximately 40 operating centers were designated for closure and employee headcount was reduced by about 200. At that time, the Company recorded a charge of $602,000 related to the restructuring; mostly reflective of severance costs. During the fourth quarter of fiscal 2005 the Company ceased use of most of the named facilities and recorded an additional $550,000 in net lease contract termination costs and fixed asset impairments; as well as $100,000 in severance, and an estimated $300,000 charge was recorded to recognize the cost of spare cell phone service contracts that have no future economic benefit to the Company.

A summary of the restructuring liabilities and the activity for the years ended July 2, 2005 and July 3, 2004 is as follows (amounts in thousands):

	Restructuring Liabilities 6/28/03	Restructuring Charges	Payments	Restructuring Liabilities 7/3/04	Restructuring Charges	Payments	Restructuring Liabilities @ 7/2/05
Employee termination benefits	$—	$321	$(113)	$208	$703	$(391)	$520
Lease termination costs	—	—	—	—	559	—	559
Other	—	35	—	35	341	(65)	311

	$—	$356	$(113)	$243	$1,603	$(456)	$1,390

At July 2, 2005, the Company has classified approximately $0.4 million of this restructuring liability as long-term representing lease commitments that are not due in the succeeding twelve-month period.

5.	CONSOLIDATED FINANCIAL INTEREST ENTITY

During May 2004 the Company entered into a business venture designed to provide both the manpower and the vehicle fleet to service, first—a major customer and, subsequently—a growing market demand. This major customer’s desire to outsource its delivery operation and related vehicle fleet provided the genesis for this new business venture, named Peritas. It was formed by MCG Global (“MCG”), one of the Company’s largest investors with a strategic objective to acquire a fleet of vehicles and to lease such vehicles to Independent Contractors (“ICs”) to service outsourced customer business endeavors. Velocity provides administrative services to Peritas for a fee and Peritas provides vehicle leases to ICs interested in providing outsource services to some customers on behalf of Velocity.

Velocity arranged the initial purchase of $799,000 of customer vehicles, for Peritas, with an offset against account receivable balances due from the aforementioned customer. For the fiscal year ended July 3, 2004 the Company consolidated the operations of Peritas in accordance with FIN No. 46R. In fiscal 2004 net sales were $36,000.

During August 2004, Peritas paid Velocity for the initial vehicle purchases of $799,000. During November 2004, Peritas was purchased from MCG by TH Lee Putnam Ventures (“THLPV”), another of Velocity’s large investors. As THLPV acquired the significant beneficial interest and risk exposure in Peritas, Velocity no longer

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

has a variable interest in Peritas that is at risk of disproportionate loss pursuant to its voting rights. Accordingly, Peritas was deconsolidated from the Company’s financial statements upon the completion of these transactions.

6.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	July 2, 2005	July 3, 2004
	(Amounts in thousands)
Land	$194	$194
Buildings and leasehold improvements	1,942	1,610
Furniture, equipment and vehicles	6,169	6,851
Computer software	13,567	11,941

	21,872	20,596
Less accumulated depreciation	(12,386)	(9,234)

Total	$9,486	$11,362

7.	DEBT

Long-term debt consists of the following:

	July 2, 2005	July 3, 2004
	(Amounts in thousands)
Revolving note	$27,829	$29,531
Senior subordinated note	5,627	5,468
Other	699	1,244

	34,155	36,243
Less current maturities	(31,326)	(31,008)

Total Long Term Debt	$2,829	$5,235

The future maturities of long-term debt consist of the following (amounts in thousands):

	Revolving Line of Credit	Senior Subordinated Note	Other	Total
Fiscal year:
2006	$27,829	$3,000	$496	$31,325
2007	—	2,000	190	2,190
2008	—	627	9	636
Thereafter	—	—	4	4

	$27,829	$5,627	$699	$34,155

On January 25, 2002, the Company entered into a revolving credit facility with Fleet Capital Corporation (“Fleet”), which replaced the credit facility with GE Capital. Borrowings under the revolving note were limited to the lesser of $40 million or an amount based on a defined portion of receivables. Interest was payable monthly at a rate of prime plus 1.25%, or, at the Company’s election, at LIBOR plus 3%. Further, the Company had the ability to lower these margins by 0.5% over the remainder of the agreement provided it met certain conditions as defined in the agreement. The facility was scheduled to mature January 2004, but amended as discussed below.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

On November 26, 2003, the Company amended and restated the revolving credit facility with Fleet and Merrill Lynch Capital. Borrowings under this new arrangement are limited to the lesser of $42.5 million or an amount based on a defined portion of eligible receivables. Interest is payable monthly at a rate, which is adjustable annually by an amount not exceeding 25 basis points depending on the Company’s achieving certain conditions as defined in the agreement, of prime plus 1.25% (7.75% at July 2, 2005), or, at the Company’s election, at LIBOR plus 3.25%. As of July 2, 2005, the Company has 53.9% of the facility usage under LIBOR contracts at an average interest rate of 6.50%. In addition, the Company is required to pay a commitment fee of 0.375% on unused amounts of the total commitment, as defined in the agreement. Commitment fees paid during fiscal 2005 and 2004 were minimal. The facility terminates on December 31, 2006. Due to the characteristics of the revolving credit facility, in accordance with current accounting pronouncements, the Company has classified the amount outstanding under the revolving credit facility as a current liability.

During fiscal year 2002 the Company entered into a senior subordinated note with Bayview Capital which called for interest payable quarterly at 12% per annum and was due September 30, 2004. The note was subordinate to the revolving note. The initial carrying value of the senior subordinated note was reduced by $1.7 million for the fair value of the common stock warrant issued to the senior subordinated lender. The unamortized discount was $0.4 million at June 28, 2003, was being amortized over the remaining term of the note. As noted below the note was paid on November 26, 2003. The unamortized balance of the original issue discount was recognized as a period expense and reported as a component of interest expense for the year ended July 3, 2004. The related warrant has an exercise price of $6.71 per share and entitles the holder to acquire, in whole or in part, 674,540 shares of the Company’s common stock, as adjusted to reflect certain anti-dilution rights as defined in the warrant purchase agreement.

On November 26, 2003, the Company entered into a new senior subordinated note agreement with BET Associates, LP which replaced the senior subordinated debt facility with the former lender, Bayview Capital. The initial carrying value of the senior subordinated note was $6.0 million and was reduced by $0.6 million for the fair value of Series I Preferred Stock issued to the senior subordinated lender. The unamortized discount was $0.4 million at July 2, 2005, and is being amortized over the remaining term of the note. The Company also incurred fees of $0.2 million, $0.1 million of which were satisfied through the issuance of Series I Preferred Stock. These fees were recorded as deferred financing costs and will be amortized over the life of the loan. The senior subordinated note has monthly interest payable 15% per annum (to be reduced to 12% upon the occurrence of certain events), and includes a requirement of quarterly principal repayments of $0.5 million beginning January 31, 2005 if agreed to by the primary lender. To date no principal payments have been made. Further, the Company is required to pay a service fee of $5,000 per month related to the acquisition and management of the indebtedness. The senior subordinated note is due October 31, 2007. The note is subordinate to the revolving credit facility.

Substantially all of the Company’s assets have been pledged to secure borrowings under the revolving credit facility and senior subordinated note. The Company is subject to certain restrictive covenants under the agreements, the more significant of which include limitations on capital asset expenditures, dividends, acquisitions, new indebtedness in excess of $0.5 million and changes in capital structure At July 2, 2005, the Company had in place waivers of its financial debt covenants relating to its revolving credit facility and its senior subordinated debt facility. These waivers are in effect through January 1, 2007.

On March 31, 2004, July 1, 2004, and December 21, 2004 the Company entered into the third, fourth, and fifth amendments, respectively, to the amended and restated revolving credit facility with Fleet. The purpose of these amendments was to reset certain of the financial covenants provided for in the agreement discussed above.

At July 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders [See footnote 15, Liquidity].

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

8.	SHAREHOLDERS’ EQUITY

At July 2, 2005, the following shares of the Company’s $0.004 par value stock were issued and outstanding:

Issued and Outstanding at July 2, 2005
Series N Convertible Preferred Stock	2,544,097
Series M Convertible Preferred Stock	6,413,538
Common Stock	13,065,375

In February 2004, the Company’s Board of Directors authorized the sale of up to $12.0 million of Series J Convertible Preferred Stock (“Series J Preferred”) through a private placement. Pursuant to Stock Purchase Agreements entered into during March and April 2004, the Company contracted to issue 3,088,126 shares of Series J Preferred to investors for $1.50 per share for net proceeds of approximately $4.6 million. The Series J Preferred was deemed to have contained a beneficial conversion amounting to $4.6 million which was recognized as a deemed dividend to preferred shareholders. The Company began selling its Series J Preferred on March 30, 2004 and completed the sale of the Series J Preferred in the first quarter of fiscal 2005. Upon completion of the sale of the Series J Preferred, the Company was required to recognize a charge against net loss available to common shareholders of approximately $7.4 million to reflect the beneficial conversion in the Series J Preferred. Upon shareholder approval of the Series M transaction at the shareholders’ meeting on February 14, 2005 all Series J Preferred were converted to shares of Company common stock based upon the specific conversion features of its initial placement.

On June 30, 2004, the Company’s Board of Directors authorized the sale of up to $25 million of Series K Convertible Preferred Stock (“Series K Preferred”) through a private placement. Pursuant to a Stock Purchase Agreement entered into on August 23, 2004, the Company sold, pending shareholder approval, 7,266,666 shares of Series K Preferred to investors for $1.50 per share and received net proceeds of approximately $10.9 million. This sale of Series K Preferred was deemed to have contained a beneficial conversion amounting to $10.9 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale. The Company began selling its Series K Preferred on August 23, 2004. On December 21, 2004, the Company sold 2,584,800 additional shares of its Series K Preferred for net proceeds of approximately $3.9 million to complete its sales of Series K Preferred. Upon completion of the sale of the Series K Preferred in the second fiscal quarter of 2005, the Company was required to recognize a charge against net loss available to common shareholders of approximately $3.9 million to reflect the beneficial conversion in the Series K Preferred. Upon shareholder approval of the Series M transaction at the shareholders’ meeting on February 14, 2005 all Series K Preferred were converted to shares of Company common stock based upon the specific conversion features of its initial placement.

The Company executed a Stock Purchase Agreement on December 21, 2004, pursuant to which the Company sold 7,000,000 shares of Series L Preferred to investors for $1.00 per share. Based on the pricing of the Series L Preferred, the sale of Series L Preferred resulted in a beneficial conversion amounting to $7.0 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders. Upon shareholder approval of the Series M transaction [described below] at the shareholders meeting on February 14 2005 all series L Preferred were converted to shares of Company common stock based upon the specific conversion features of its initial placement.

On December 21, 2004, the Company executed a purchase agreement to raise approximately $21.0 million of new equity capital investment. The investment was initially in the form of a convertible note which converted into Series M Convertible Preferred Stock (“Series M Preferred”) upon approval of the transaction by the

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Company’s shareholders at on February 14, 2005. The proceeds were used for general working capital needs. The Preferred Series M Stock accrues cumulative PIK dividends equal to 6% per annum. As part of the transaction, the investors required that the Company’s charter be amended in a number or respects, including a requirement that all previously issued preferred equity be converted to common stock. In the event of any liquidation or winding up of the Company, the holders of the Preferred Series M will be entitled to a preference on liquidation equal to one times (1x) the original purchase price of the Series M Preferred plus accrued and unpaid dividends. A consolidation or merger of the Company or a sale of substantially all of its assets shall be treated as liquidation for these purposes. The Company sold an additional $1,910,000 of Series M Convertible Notes during January of 2005. Mr. Alexander Paluch, a member of the Company’s Board of Directors, purchased $40,000 of the Additional Notes and East River II, LP, an investment fund for which Mr. Paluch serves as a General Partner, purchased $250,000 of the Additional Notes in this offering.

Subsequent to formal shareholder approval at the shareholders’ meeting held on February 14, 2005 the amounts of the total Series M Preferred investment, plus accrued dividends, $23.1 million, was reclassified on the Company’s balance sheet as components of shareholders’ equity. The Series M Preferred was deemed to contain a beneficial conversion amounting to $23.1 million which was recognized as a charge against net loss available to common shareholders at the time that the notes converted to equity.

As part of the above-described Series M private placement, the new investors required that THLPV reach an agreement to extend, for a two-year period, the July 1, 2004 capital contribution agreement previously entered into between THLPV and the lenders. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty (30) day period following the notification. In exchange for entering in to the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement the Company agreed to issue to THLPV a warrant to purchase shares of common stock equal to 1% of the fully diluted common stock of the Company on a fully converted basis. The term of the warrant will be five years and will have an exercise price of $0.0001 per share. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost.

Pursuant to a Stock Purchase Agreement executed on April 28, 2005, the Company contracted to sell to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Convertible Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments. The proceeds are being used for general working capital needs. The Series N Convertible Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M Preferred Stock, a dividend at the rate of six percent per annum of the Series N stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series N Convertible Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series N stated value plus any accrued and unpaid dividends. The approval of Investors holding at least 62.5% of the outstanding shares of the Series N Convertible Preferred Stock is required for certain significant corporate actions, including mergers and sales of substantially all of the Company’s assets. Based on the pricing of the Series N Preferred, the sale of Series N Preferred contained a beneficial conversion amounting to $4.8 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

On July 20, 2005, the Company executed Stock Purchase Agreements with seven institutional and accredited investors to provide for the private placement of 1,400,000 shares of a newly authorized series of the Company’s preferred stock (the “Series O Preferred Stock”) in exchange for aggregate gross proceeds of $5,600,000. Based on the pricing of the Series O Preferred, the sale of Series O Preferred contained a beneficial conversion amounting to $3.1 million which was recognized in the first quarter of fiscal 2006 as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders.

The Series O Preferred Stock is entitled to receive in preference to holders of all other classes of stock, other than holders of the Series M and N Preferred Stock, a dividend at the rate of six percent per annum of the Series O stated value. Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series O Preferred Stock shall rank senior to the holders of the Common Stock, but junior to the holders of the Series M and N Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series O stated value plus any accrued and unpaid dividends (the “Liquidation Preference”). In addition to being junior the Series M and N Preferred Stock from the standpoint of liquidation, the Series O Preferred also has reduced voting rights. For example, the approval of at least 62.5% of the outstanding shares of Series O Preferred is not required in order for the Company to merge, dispose of substantial assets, engage in affiliate transactions, pay dividends, authorize new stock options plans, license or sell its intellectual property or change the number of board of directors.

Each of the Investors has the right, at its option at any time, to convert any such shares of Series O Convertible Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series O Convertible Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $4.00 per share subject to certain adjustments.

On October 14, 2005, the Company entered into Stock Purchase Agreements (the “Purchase Agreements”) with one group of institutional investment funds and one accredited investor (the “Investors”). The Purchase Agreements provide for the private placement of 3,099,513 shares of a newly authorized series of the Company’s preferred stock (the “Series P Preferred Stock”) in exchange for aggregate gross proceeds of $10,352,370. The Series P Preferred Stock has a term of three years (the “Term”) and is entitled to receive a dividend at the rate of eight (8) percent per annum of the Series P stated value, payable quarterly, in cash or PIK shares of Series P Preferred at the option of the Company. Under certain events of default, the interest rate will convert to 18%. To the extent that the issuance of such PIK shares would result in the Company issuing in excess of 20% of its outstanding common stock, the issuance will require the prior approval of the Company’s shareholders. Upon any liquidation, dissolution or winding up of the Company, the Investors of the shares of Series P Preferred Stock shall rank on parity with the holders of the Company’s Series M Preferred Stock. Each of the Investors has the right, at its option at any time, to convert any shares of Series P Preferred Stock into shares of Common Stock at the conversion price of $3.34 per share subject to certain adjustments. At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred by tendering to the Investors 130% of the stated value of the outstanding Series P Preferred together with all accrued dividends. At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred Stock by tendering to the Investors 100% of the Conversion Price together with all accrued but unpaid dividends. In the event that the Company elects to redeem the Series P prior to the Registration Statement becoming effective, the Company may redeem the Series P by paying to the Investors the greater of: (1) 130% of the outstanding stated value of the Series P Preferred plus accrued dividends, and (2) 100% of the stated value of the Series P plus all accrued dividends, plus 50% of the difference between the conversion price then in effect

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

and the average closing price of the Company’s common stock for the 30 calendar days preceding such redemption. Each investor also received an A Warrant and B Warrant, each a warrant to purchase up to 20% of the amount of Series P Preferred purchased. The exercise of the A Warrant and B Warrant are subject to the prior approval of the Company’s shareholders. The exercise price for both warrants is $4.00, subject to adjustments. Additionally, the B Warrant is only exercisable in the event that a registration statement, allowing for the sale of the Series P Preferred, is not declared effective within 270 days of closing. The Company has the option to redeem both warrants in the event that the Company’s common stock maintains a closing price of at least $7.00 for twenty consecutive trading days. The Investors are also parties to a Registration Rights Agreement (the “Rights Agreement”). The Rights Agreement requires the filing of a registration statement no later than 90 days after the closing date, and that it be effective within 180 days.

In each instance of security sale, it is the opinion of the Company that the offering was fair, to the shareholders at the time of the transaction. For Series M such opinion is supported by a fairness opinion obtained by the Company.

Common stock

During fiscal 2005, the Company issued approximately 12,835,000 shares of common stock as a result of shareholder conversions of Series B, C, D, F, G, H, I, J, K, and L Convertible Preferred Stock in accordance with shareholder approval of Series M Convertible Preferred Stock on February 14, 2005.

During fiscal 2004, the Company issued 74,869 shares, 6,484 shares and 15,836 shares of common stock as a result of shareholder conversions of Series F Preferred, Series G Preferred and Series H Preferred, respectively.

During fiscal 2004, the Company issued 850 shares of restricted common stock to members of the board of directors for their service to the board. The stock vests one year from the date of grant. The Company recorded a charge of approximately $44,570 in the statement of operations based on the fair market value of the common stock as determined on the date of grant using the closing price of the Company’s common stock as quoted on the NASDAQ system.

Reverse Stock Split

Pursuant to the Company’s discussions with the NASDAQ, shareholder approval was granted for a 1:50 reverse stock split at the annual shareholders’ meeting held on February 14, 2005. Such reverse stock split became effective with the trading of shares on February 16, 2005.

9.	EQUITY COMPENSATION PLANS

Stock Options

The Company currently sponsors the 1995 Stock Option Plan, the 2000 Stock Option Plan and the 1996 Director Stock Option Plan. These plans provide for the issuance of up to 50,255 shares. Options may be granted to employees, directors and consultants. With the exception of the 2000 Stock Option Plan, option prices are not less than the fair market value of the Company’s common stock on the date of grant. In the case of the 2000 Stock Option Plan, non-statutory options may be granted at not less than 85% of the fair market value of the Company’s common stock on the date of grant. The majority of the options vest annually in equal amounts over a three-year period. The 2000 Stock Option Plan also allows for the issuance of performance shares or restricted

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

stock. As of July 2, 2005, and July 3, 2004, there were 850 shares of restricted stock outstanding. No restricted stock or performance shares were outstanding as of June 28, 2003 or June 29, 2002.

The Company has 31,243 shares available for grants under the option plans at July 2, 2005.

A summary of the status of the Company’s stock option plans as of July 2, 2005 and activity during the three fiscal years then ended is presented below:

	Options Outstanding Under the Plan *		Weighted- Average Exercise Price *
	ISO	NSO
Balance at June 29, 2002	12,252	11,112	$695.00
Granted	9,615	—	94.50
Forfeited	(3,681)	(860)	367.50

Balance at June 28, 2003	18,186	10,252	544.00
Forfeited	(8,674)	(303)	313.50

Balance at July 3, 2004	9,512	9,949	650.50
Forfeited	(1,107)	(191)	260.15

Balance at July 2, 2005	8,405	9,758	676.04

*	Adjusted to reflect February 16 2005 1:50 reverse stock split

Options Outstanding				Options Exercisable
Range of Exercise Price	Number	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
$— –$ 100.00	7,335	5.98	$97.62	5,570	$98.89
$290.00–$ 492.25	6,635	5.64	328.71	6,135	331.05
$547.00–$ 677.50	140	3.42	526.86	140	526.86
$812.50–$2,718.75	4,052	4.73	2,307.68	4,052	2,307.68

	18,162	5.56	678.45	15,897	755.29

During fiscal 2003, the Company issued 480,750 incentive stock options to employees in consideration for the employees entering into non-compete agreements. The fair value of these stock options amounted to approximately $382,000 and is being recognized as expense in the statement of operations over the three-year vesting period of the options. Expense recognized in fiscal 2005, 2004 and 2003 related to these stock options was $127,000 each year.

During fiscal 2002, the Company issued 150,000 non-statutory stock options to two of the its board members at 85% of the fair market value of the Company’s common stock on the date of grant. The expense associated with the options amounted to approximately $338,000 and is being recognized in the statement of operations over the three-year vesting period of the options. Expense recognized in fiscal 2005, 2004 and 2003 related to these stock options was $28,000, $113,000 and $112,000, respectively.

In fiscal 2002, the Company issued four non-qualified stock options outside of the Company’s 2000 Stock Option Plan to four employees for the purchase of 400 shares of common stock at a purchase price of $312.50 per share.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Stock Warrants

As part of the above-described Series M private placement, the new investors required that THLPV reach an agreement to extend, for a two-year period, the July 1, 2004 capital contribution agreement previously entered into between THLPV and the lenders. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty (30) day period following the notification. In exchange for entering into the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement the Company agreed to issue to THLPV a warrant to purchase shares of common stock equal to 1% of the fully diluted common stock of the Company on a fully converted basis. The term of the warrant is five years and the warrant will have an exercise price of $0.005 per share. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost.

As described above in the sections entitled Series C Convertible Preferred Stock and Series D Convertible Preferred Stock, the Company issued certain warrants to purchase preferred stock to the Holders of both the Series C & D Convertible Preferred Stock. The warrants are subject to adjustments to prevent dilution under the same terms as the Series C & D Convertible Preferred Stock.

A summary of the common stock warrants outstanding at July 2, 2005 is as follows:

Common Stock Warrants Outstanding
Range of Exercise Price	Number	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price
$ 0.005– 2.50	409,220	4.15	$0.27
11.00– 180.00	13,014	1.40	141.66
212.50– 437.50	3,667	0.90	420.96
732.50–3,231.25	301	1.01	1,610.16

	426,202	4.04	$9.34

On February 12, 2004, the Company issued 69,133 common stock warrants to certain members of the Company’s management. The warrants are initially exercisable into one share of common stock per warrant, have an exercise price of $0.50 per share and a term of seven years. Warrants granted in connection with offers of employment are immediately exercisable upon their grant. All other warrants granted are not exercisable until shareholder approval of their issuance is obtained.

In fiscal 2003, the Company issued 600 common stock warrants at an exercise price of $154.00 per share and 200 common stock warrants at an exercise price of $412.50 per share to consultants in exchange for services rendered. The term of the warrants is five years. The fair value of the warrants was approximately $78,000 and was included in compensation expense in the statement of operations.

10.	EMPLOYEE BENEFIT PLANS

Defined Contribution Retirement Plan

The Company has defined contribution retirement plans (the “Plans”) in accordance with Section 401(k) of the Internal Revenue Code. All full-time employees of the Company and its subsidiaries are eligible to

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

participate in the Plans. Company contributions to these plans are discretionary. The Company made no matching contributions for fiscal years 2005, 2004 or 2003.

11.	COMPUTATION OF LOSS PER SHARE

Loss Per Share

Basic loss per share is computed based on the weighted average number of common shares outstanding by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other obligations to issue common stock such as options, warrants or convertible preferred stock, were exercised or converted into common stock that then shared in the earnings of the Company. For all periods presented, diluted net loss per share is equal to basic net loss per share because the effect of including such securities or obligations would have been antidilutive.

The following table presents a reconciliation of the numerators and denominators of basic and diluted loss per share for fiscal 2005, 2004 and 2003:

	Year Ended
	July 2, 2005	July 3, 2004	June 28, 2003
	(Amounts in thousands, except per share data)
Numerator
Net loss	$(49,844)	$(47,836)	$(12,259)
Value of Common Warrants issued in connection with sale of Series H Preferred	—	—	(2,475)
Beneficial conversion feature for Series H Preferred	—	—	(875)
Beneficial conversion feature for Series I Preferred	—	(25,215)	—
Beneficial conversion feature for Series J Preferred	(7,367)	(4,632)	—
Beneficial conversion feature for Series K Preferred	(14,777)	—	—
Beneficial conversion feature for Series L Preferred	(7,000)	—	—
Beneficial conversion feature for Series M Preferred	(23,111)	—	—
Beneficial conversion feature for Series N Preferred	(4,770)	—	—

Net loss applicable to common shareholders	$(106,869)	$(77,683)	$(15,609)

Denominator for basic and diluted loss per share Weighted average shares	5,087	141	92

Basic and Diluted Loss Per Share	$(21.01)	$(551.89)	$(169.44)

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

The following table presents securities that could potentially dilute basic loss per share in the future. For all periods presented, the potentially dilutive securities were not included in the computation of diluted loss per share because to do so would have been antidilutive:

	July 2, 2005	July 3, 2004	June 28, 2003
	(Amounts in thousands)
Common stock warrants	207	149	39
Preferred stock warrants:
Series C Convertible Preferred	—	72	18
Series D Convertible Preferred	—	46	11
Series M Convertible Preferred	37	—	—
Series N Convertible Preferred	8	—	—
Convertible preferred stock:
Series B Convertible Preferred	—	356	92
Series C Convertible Preferred	—	176	44
Series D Convertible Preferred	—	329	95
Series F Convertible Preferred	—	364	129
Series G Convertible Preferred	—	104	29
Series H Convertible Preferred	—	370	53
Series I Convertible Preferred	—	2,314	—
Series J Convertible Preferred	—	131	—
Series M Convertible Preferred	2,406	—	—
Series N Convertible Preferred	449	—	—

	3,107	4,411	510

12.	INCOME TAXES

The significant components of deferred income tax assets and liabilities, primarily long-term, were as follows (amounts in thousands):

	July 2, 2005	July 3, 2004
Deferred Assets:
Federal net operating loss carryforward	$71,437	$54,148
Bad Debt	3,754	3,460
Accrued Legal	2,756	1,006
Accrued Compensation	445	236
Restructure Costs	491	—
Self Insurance	1,385	3,593
Other	12	120

Total deferred tax benefit	80,280	62,563
Deferred tax liabilities	—	—

	80,280	62,563
Less valuation allowance	(80,280)	(62,563)

Net deferred tax asset	$—	$—

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

At July 2, 2005 the Company had net operating loss carry forwards for income tax purposes of approximately $188.0 million, which expire 2006 through 2025. Usage of a portion of the losses may be limited pursuant to Internal Revenue Code Section 382.

The change in the valuation allowance was an increase of $17.7 million, $17.9 million and $4.9 million in fiscal years 2005, 2004 and 2003, respectively, and resulted principally from net operating loss carry forwards.

The difference between the U.S. federal statutory income tax rate and the Company’s effective tax rate on loss before income taxes is:

	Fiscal Year Ended
	July 2, 2005	July 3, 2004	June 28, 2003
US federal statutory tax (benefit) rate	(34.0)%	(34.0)%	(34.0)%
State tax (benefit), net of federal	(3.3)%	(4.2)%	(8.4)%
Non-deductible items	0.1%	0.7%	2.4%
Deferred valuation allowance	37.2%	37.5%	40.0%

Effective tax rate	0.0%	0.0%	0.0%

13.	COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases equipment, vehicles, and buildings under non-cancelable leases.

The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of July 2, 2005:

Year Ending June 30:
2006	$7,416
2007	5,670
2008	3,009
2009	1,158
2010	634
Thereafter	709

Total minimum payments required(1)	$18,596

(1)	Minimum payments have not been reduced by minimum sublease rentals of $138 due in the future under noncancelable subleases.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

The following is a schedule by years of future minimum lease payments under capital leases together with present value of the net minimum lease payments as of July 3, 2005 (amounts in thousands):

Year Ending June 30:
2006	$20
2007	20
2008	9
2009	4
2010	—
Thereafter	—

Total minimum lease payments	53
Less: Amount representing interest(1)	(7)

Present value of net minimum lease payments(2)	$46

(1)	Amount necessary to reduce net minimum lease payments to present value calculated at the Company’s incremental borrowing rate at the inception of the lease.
(2)	Reflected in the balance sheet as current and non-current obligations under capital leases of $20, and $26, respectively.

Rent expense was $16.9 million, $19.6 million and $16.5 million during the years ended July 2, 2005, July 3, 2004 and June 28, 2003, respectively, offset by sublease rental income of $0.5 million, $1.0 million and $1.0 million, respectively.

Automobile and Workers’ Compensation Liabilities

The Company is partially self-insured for automobile, workers’ compensation and cargo claims. The Company has elected to retain a portion of expected losses through the use of deductibles. Provisions for losses expected under these programs are recorded based upon the Company’s estimates of the aggregate liability for claims incurred. These estimates include the Company’s actual experience based on information received from the Company’s insurance carriers and historical assumptions of development of unpaid liabilities over time. As of July 2, 2005 and July 3, 2004, the Company has deposits recorded of $3.5 million and $6.3 million, respectively.

The Company has established reserves for automobile and workers’ compensation liabilities, which it believes, are adequate. The Company reviews these matters, internally and with outside brokers, on a regular basis to evaluate the likelihood of losses, settlements and litigation related expenses. The Company has managed to fund settlements and expenses through cash flow and believes that it will be able to do so going forward. There have not been any losses that have differed materially from the accrued estimated amounts.

Litigation

The Company is subject to legal proceedings and claims that arise in the ordinary course of their business. The Company determined the size of its legal reserve with respect to these matters in accordance with generally accepted accounting principles based on management’s estimate of the probable liability. In the opinion of management, none of these legal proceedings or claims is expected to have a material effect upon the Company’s financial position or results of operations. However, the impact on cash flows might be material in the periods such claims are settled and paid.

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

The Company brought action against SVT, Inc (“SVT”), a company that had previously supplied significant information technology functions to Velocity. The Company successfully sought injunctive relief and money damages. SVT counterclaimed for amounts it said Velocity owed to SVT for services already provided. In the damage portion of the case SVT sought to recover approximately $2.5 million and Velocity sought in excess of $3.0 million. On December 3, 2004 the case settled in favor of SVT for $1.25 million, and payment was made by Velocity in January 2005.

On August 1, 2005, the Company received notice from the Superior Court for the State of California, County of Santa Clara, that the Court had entered an order granting certain motions for summary judgment against the Company in the matter styled Velocity Express, Inc. v. Banc of America Commercial Finance Corporation, Banc of America Leasing and Capital, LLC, John Hancock Life Insurance Company and John Hancock Mezzanine Lenders, LP, Charles F. Short III, Sidewinder Holdings Ltd. and Sidewinder N. A. Ltd. Corp., (the “Plaintiffs”) The motions sought to resolve the substantive liability issues in the case and to recover in excess of $10 million for breach of contract, fees, interest and other charges arising from a contract entered into in 1997 between Corporate Express Delivery Systems, Inc. and Mobile Information Systems, Inc. (“MIS”) By granting the motions, the court did resolve the liability issues and hold that BOA/Hancock is entitled to recover the amounts sued for. The parties have reached a negotiated settlement outside of the court; with the Company making scheduled payments totaling $2.9 million after an initial good faith payment of $0.3 million. In addition, the Plaintiffs will receive 500,000 shares of the Company’s common stock, guaranteed at a $6.00 per share minimum value subject to future conditions. As part of the final settlement, the Company will seek waivers of financial covenants of the Company’s Amended and Restated Loan and Security Agreement with Fleet Capital Corporation and Merrill Lynch Capital (the “Senior Lender”) and with BET Associates, LP relative to waiver of certain financial covenants of its Subordinated Debt. The total accrued settlement cost approximates $5.7 million at July 2, 2005.

On August 5, 2005 the Company entered into a settlement related to actions arising from an effort, by John H. Harland Company (“Harland”), to recover from Velocity payments made by Harland to Patrick Connolly under a long-standing employment agreement between Connelly and a predecessor company to Velocity. Connolly claimed to be entitled to payments of approximately $15,000 per month during his lifetime. An order was entered in the arbitration in April 2005 directing Velocity to resume making the monthly payments. Mr. Connolly died subsequent to the arbitration ruling, thereby terminating any further obligation to make the monthly payments. Under the settlement with Harland, with an initial payment of $250,000, the Company is required to pay $325,000 over the next eleven [11] months, for a total of $575,000.

The MIS and Harland settlement commitments are reflected on the Company’s balance sheet at July 2, 2005 as a component of current liabilities.

14.	RELATED PARTY TRANSACTIONS

Mr. Vincent A. Wasik serves as the Company’s Chief Executive Officer pursuant to a Contractor Services Agreement, effective as of July 28, 2003, between the Company and MCG Global LLC. Mr. Wasik is an owner and principal of MCG Global LLC and was a shareholder and Chairman of the Board of the Company at the time this Contractor Services Agreement was authorized and entered into. The Service Agreement sets forth the rights and duties of both the Company and Mr. Wasik and directs the Company’s Compensation Committee to establish, on an annual basis, Mr. Wasik’s compensation level and eligibility for salary increases, bonuses, benefits and grants of equity. The Service Agreement also allows Mr. Wasik to contract to provide similar services to other businesses as long as Mr. Wasik abides by his confidentiality obligations under the Service Agreement. Furthermore, the Company has agreed to indemnify and hold harmless MCG, its officers, directors, employees and agents, including Mr. Wasik, from liabilities arising out of any services rendered by MCG to the

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Company, other than as a result of gross negligence or willful misconduct. The Company also agreed to cause MCG and Mr. Wasik to be named as additional insured parties under its Directors and Officers Liability insurance policies. The Service Agreement does not contain any fixed term and may be terminated by either party at any time upon written notice. Other than payment of outstanding fees and expenses owed to MCG at termination, the Service Agreement does not contain any obligation upon the Company to pay severance in the event the agreement is terminated by the Company. During the fiscal year 2005, Mr. Wasik and MCG were reimbursed $62,000 and $96,000, respectively for expenses incurred on the Company’s behalf. In addition the Company paid $600,000 and issued $300,000 of Preferred Stock to MCG in lieu of cash, for continuing and specific services rendered in addition to Mr. Wasik’s compensation; of these amounts the Company recorded compensation expense of $900,000 to Mr. Wasik through MCG for these services. During fiscal 2005, the Company also reimbursed a major investor, THLPV $59,000 for expenses incurred on the Company’s behalf. THLPV also provides the Company with a standby Letter of Credit guarantee of $7.5 million in support of the Company’s revolving credit facility.

As part of the extension of the capital contribution agreement the Company agreed to issue to THLPV a warrant to purchase shares of common stock equal to 1% of the fully diluted common stock of the Company on a fully converted basis. The term of the warrant is five years and the warrant will have an exercise price of $0.0001 per share. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost. [See footnote 9 EQUITY COMPENSATION PLANS]

The Company has an agency relationship with Peritas, a vehicle rental company wholly owned by THLPV. Peritas was initially formed and owned by MCG Global, LLC. MCG established Peritas to accommodate the Company’s need for the Peritas services pending a new owner. Neither MCG nor Mr. Wasik has received any revenue, compensation or benefit from short term ownership or management of Peritas and Peritas was transferred to THLPV for no consideration. The business of Peritas is to rent delivery vehicles to independent contractors who perform services for the Company and other companies. [See footnote 5 CONSOLIDATED FINANCIAL INTEREST ENTITY]

In fiscal 2003, the Company issued $0.2 million of Series H Preferred as compensation for these services.

In fiscal 2002, the Company granted a total of 245,000 warrants to purchase common stock. 200,000 of the warrants are five-year common stock warrants with an exercise price of $2.00 per share. The fair value of the warrants was determined on the date of grant using the Black-Scholes option pricing model, assuming expected volatility of 121%, a risk-free interest rate of 4%, and expected life of five years. The remaining 45,000 warrants are five-year warrants, having an exercise price of $8.10 per share, and were priced at fair market value on the date of grant based on the closing price of the Company’s common stock as quoted on the NASDAQ system. Cash and warrant-based compensation for these services amounted to $1.8 million in fiscal 2002.

15.	LIQUIDITY

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported a loss from operations of approximately $45.7 million for the year ended July 2, 2005; and, had negative working capital of approximately $36.5 million at July 2, 2005.

On December 21, 2004 the Company obtained covenant waivers and consents from its lenders. The lenders waived all then existing defaults and delayed the start date for the financial covenants for both minimum EBITDA and interest coverage ratio until the earlier of January 1, 2007 and the date upon which the

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(a) Company’s EBITDA for each of two consecutive months equals or exceeds the Company’s fixed charges (interest expense and scheduled principal payments due with respect to Money Borrowed) for the applicable month and (b) availability under the credit facility for each day of the immediate preceding thirty days is greater than or equal to $1,000,000.

At July 2, 2005, the Company was in violation of certain non-financial affirmative covenants under the revolving credit facility and its senior subordinated debt facility with respect to furnishing financial statements on a timely basis to the respective lenders. The Company’s ability to continue as a going concern is dependent on its ability to finance its operations under the revolving credit agreement and its subordinated debt facility. The Company has obtained waivers with respect to the aforementioned debt covenants.

On July 20, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 1,400,000 shares of Series O Preferred Convertible Stock (“Series O Preferred Stock”) to investors for $4.00 per share for net proceeds of approximately $5.6 million. [See footnote 16 SUBSEQUENT EVENTS]

On October 14, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 3,099,513 shares of Series P Preferred Convertible Stock (“Series P Preferred Stock”) to investors for $3.34 per share for net proceeds of approximately $10.4 million (see footnote 16 SUBSEQUENT EVENTS).

16.	SUBSEQUENT EVENTS

•	New Equity Investments

On July 20, 2005 the Company entered into a Stock Agreement, pursuant to which the Company sold 1,400,000 shares of Series O Preferred Convertible Stock (“Series O Preferred Stock”) to investors for $4.00 per share for net proceeds of approximately $5.6 million. Based on the pricing of the Series O Preferred, the sale of Series O Preferred contained a beneficial conversion amounting to $3.1 million which was recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net loss available to common shareholders. [See footnote 8 SHAREHOLDERS’ EQUITY]

On October 14, 2005, the Company entered into Stock Purchase Agreements (the “Purchase Agreements”) with one group of institutional investment funds and one accredited investor (the “Investors”). The Purchase Agreements provide for the private placement of 3,099,513 shares of a newly authorized series of the Company’s preferred stock (the “Series P Preferred Stock”) in exchange for aggregate gross proceeds of $10,352,370. The Series P Preferred Stock has a term of three years (the “Term”) and is entitled to receive a dividend at the rate of eight (8) percent per annum of the Series P stated value, payable quarterly, in cash or PIK shares of Series P Preferred at the option of the Company. Under certain events of default, the interest rate will convert to 18%. To the extent that the issuance of such PIK shares would result in the Company issuing in excess of 20% of its outstanding common stock, the issuance will require the prior approval of the Company’s shareholders. Upon any liquidation, dissolution or winding up of the Company the Investors of the shares of Series P Preferred Stock shall rank on parity with the holders of the Company’s Series M Preferred Stock. Each of the Investors has the right, at its option at any time, to convert any shares of Series P Preferred Stock into shares of Common Stock at the conversion price of $3.34 per share subject to certain adjustments. At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred by tendering to the Holder 130% of the stated value of the outstanding Series P Preferred together with all accrued dividends. At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred Stock by tendering to the Holder 100% of the Conversion Price together with all accrued but unpaid dividends. In the event that the Company elects to redeem the Series P prior to the Registration Statement becoming effective, the Company may redeem the Series P by paying to the Investor the greater of: (1) 130% of the outstanding stated value of the Series P Preferred plus accrued dividends, and (2) 100% of the stated value of the Series P plus all accrued dividends, plus 50% of the difference between the conversion price then in effect and the average closing price of the Company’s common stock for the 30 calendar days preceding such redemption. Each investor also received an A Warrant and B Warrant, each a warrant to purchase up to 20% of the amount of Series P Preferred purchased. The exercise of the A Warrant and B Warrant are subject to the prior approval of the Company’s shareholders. The exercise price for both warrants is $4.00, subject to adjustments. Additionally, the B Warrant is only exercisable in the event that a registration statement, allowing for the sale of the Series P Preferred, is not declared effective within 270 days of closing. The Company has the option to redeem both warrants in the event that the Company’s common stock maintains a closing price of at least $7.00 for twenty consecutive trading days. The Investors are also parties to a Registration Rights Agreement (the “Rights Agreement”). The Rights Agreement requires the filing of a registration statement no later than 90 days after the closing date, and that it be effective within 180 days.

17.	QUARTERLY FINANCIAL INFORMATION (unaudited)

Unaudited summarized financial data by quarter for fiscal years 2005 and 2004 is as follows (in thousands, except per share data):

	Three Months Ended
	July 2, 2005	April 2, 2005 (5)	January 1, 2005	October 2, 2004
Revenue	$57,101	$66,137	$65,511	$67,913
Gross profit	$11,943	12,019	11,497	12,861
Loss from operations(1)(2)(3)	$(18,849)	(12,739)	(8,528)	(5,562)
Net loss applicable to common shareholders(1)(2)(3)	$(24,563)	(37,618)	(20,088)	(24,600)
Basic and diluted net loss per share(1)(2)(3)(4)	$(1.88)	$(5.49)	$(75.71)	$(109.19)

(1)	The quarter ended July 2, 2005 includes $4.9 million in increases to legal settlement reserve.
(2)	Restructuring charges and asset impairments, which included costs for severance, excess facilities, and impairment of long-lived assets were $0.9 million for the quarter ended July 2, 2005, and $0.6 million for the quarter ended April 2, 2005.
(3)	The quarter ended July 2, 2005 includes a $2.3 million adjustment to allowance for doubtful accounts.
(4)	Adjusted for 1:50 reverse stock split on February 16, 2005.
(5)	Amounts previously reported for the quarter ended April 2, 2005 on Form 10-Q as loss from operations, net loss applicable to common shareholders, and basic and diluted net loss per share of ($11,456), ($36,337), and (5.30), respectively, have been changed for adjustments primarily to reflect a $1,092 increase in the estimate of doubtful accounts and a $509 timing difference in the recording of depreciation.

	Three Months Ended (1)
	July 3, 2004	March 27, 2004	December 27, 2003	September 27, 2003
Revenue	$72,023	$67,986	$71,270	$76,639
Gross profit	$9,087	11,463	13,461	15,587
Loss from operations	$(25,580)	(9,085)	(8,009)	(486)
Net loss applicable to common shareholders	$(31,247)	(9,786)	(34,877)	(1,773)
Basic and diluted net loss per share	$(204.58)	$(65.27)	$(318.98)	$(16.34)

(1)	as part of the company’s fiscal year-end close expenses were identified that may have a material impact on the reported results of prior fiscal quarters. Management’s attempts to accurately quantify the extent of the required inter-quarter reclassification(s), and then to assess the need to restate prior quarters’ reported results, have been precluded from definitive completion by the very weaknesses identified herein. As such, attempts to completely quantify and accurately allocate quarter-specific amounts were not possible and therefore all fiscal year-end adjustments were recorded as part of the Company’s fourth quarter results. Corrections of the underlying weaknesses have been identified, and annual fiscal results are fairly stated.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of disclosure controls and procedures

The Company’s Audit Committee and its Chief Executive Officer and Chief Financial Officer (the “Certifying Officer”) have evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of the end of the period covered by this annual report on Form 10-K. Based on this evaluation, the Certifying Officer concluded that these disclosure controls and procedures were deficient to ensure that the information required to be disclosed in our reports filed or submitted under the Securities Exchange Act of 1934 (as amended) is accurate, and is recorded, processed, summarized and reported within the requisite time periods.

In connection with the preparation of the Company’s consolidated financial statements for the year ended July 2, 2005 certain material weaknesses became evident to management including the inability to fully reconcile cash applications on a timely basis, and due to resource constraints, the inability to close the Company’s books in a timely manner on a month to month basis. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the Company’s internal controls from reducing to an appropriately low level the risk that material misstatements in its financial statements will not be prevented or detected on a timely basis.

At the direction of the Audit Committee, management has continued to review how the material weaknesses and deficiencies in internal control occurred and is proceeding expeditiously with its existing plan to enhance internal controls and procedures. The Company has accelerated efforts to move to a single financial reporting platform.

PART III

ITEM 10.	DIRECTORS & EXECUTIVE OFFICERS OF THE REGISTRANT

The directors and executive officers of the Company are as follows:

Name	Age	Position
Vincent A. Wasik	61	Chairman of the Board and Chief Executive Officer
James G. Brown	41	Director
Alex Paluch	49	Director
Richard A. Kassar	58	Director
Leslie E. Grodd	59	Director
John J. Perkins	74	Director
Wesley C. Fredenburg	54	General Counsel and Secretary
Andrew B. Kronick	42	Senior Vice President, Sales
Kay Perry Durbin	45	Senior Vice President, Workforce Services
Jeffrey Hendrickson	60	President and Chief Operating Officer
Daniel R. DeFazio	42	Chief Financial Officer

Vincent A. Wasik was appointed as the Company’s Chairman of the Board in August 2001 and was further appointed the Company’s President and Chief Executive Officer on July 28, 2003. In 1995, Mr. Wasik co-founded MCG Global, a private equity firm sponsoring leveraged buyout acquisitions and growth capital investments and has served as Principal of MCG Global since that time. From 1988 to 1991, Mr. Wasik served as Chairman and CEO of National Car Rental System, Inc. From 1980 to 1983, he served as President and CEO of Holland America Line. Mr. Wasik currently serves as an advisory board member of Mitchells/Richards, the largest upscale clothing retailer in Connecticut.

James G. Brown was elected to the Company’s Board in July 2000. Mr. Brown is a founder and Managing Director of TH Lee Putnam Ventures, L.P., a $1 billion private equity fund focused exclusively on Internet and eCommerce companies. Previously, from 1995 to 1999, he served as a Senior Vice President and Industry Leader of GE Equity where he was responsible for strategic and financial investments in eCommerce/Internet, consumer services and media/entertainment companies. Prior to joining GE Equity, Mr. Brown worked with Lehman Brothers as a Vice President from 1994 to 1995. Before that, he served at Bain & Co., an international consulting firm, from 1992 to 1994. He began his career in the media industry, serving two years with A.C. Nielsen in research and two years with CBS Television Network in marketing. In addition to the Company, Mr. Brown is a director of HomePoint Corp., FaceTime Communications, Inc., Prescient Markets, RealPulse.com, Inc. and LN Holdings, Inc.

Alex Paluch was appointed to the Board of Directors in August 2001. Mr. Paluch is a General Partner at East River Ventures Partnership, an investment firm, which focuses in part on emerging technology-driven companies. Mr. Paluch currently serves on the board of directors of Equity Enterprises, Inc.

Richard A. Kassar was appointed to the Board in August 2002. Mr. Kassar has been employed as Senior Vice President and Chief Financial Officer of The Meow Mix Company since 2002. From 2001 to 2002, he was self-employed as a consultant to venture capital firms, advising them primarily on the acquisition of consumer brands. From 1999 to 2001, Mr. Kassar was employed as Co-President and Chief Financial Officer of Global Household Brands. From 1986 to 1999, he was employed by Chock Full O’Nuts in various positions, and had served as Senior Vice President and Chief Operating Officer. Mr. Kassar also serves as a director for World Fuel Services, Inc.

Leslie E. Grodd was appointed to the Board in January 2003. A Certified Public Accountant, Mr. Grodd has been a Principal in the law firm of Blazzard, Grodd & Hasenauer, P.C., Westport, Connecticut since 1974. Prior to forming the law firm, Mr. Grodd was associated with the firm of Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Grodd is the former chair of both the Federal Tax Committee of the Connecticut Society of Certified Public Accountants and the Executive Committee of the Tax Section of the Connecticut Bar Association. Mr. Grodd holds a Master of Business Administration Degree from New York University, a Bachelor of Arts Degree from the University of Vermont and a Juris Doctor Degree from the St. John’s University School of Law.

John J. Perkins was appointed to the Board in August of 2004. Since 1984 Mr. Perkins has served as the President of International Insurance Group, Ltd. and is currently the Chairman of the Board of that company. Beginning in 1974 Mr. Perkins has also served as a Trustee of the City of Boston Retirement Fund. Between 1974 and 1984, Mr. Perkins was the President of Corroon and Black of Massachusetts. Additionally, Mr. Perkins is the President of Somerset Corporate Advisors, a financial advisory firm, and is a member of the Advisory board of Glasshouse Technologies, Aircuity, Inc., and Tuckerbrook Alternative Investments. Mr. Perkins is a graduate of Boston College with a degree in Economics.

Wesley C. Fredenburg was appointed General Counsel and Secretary of the Company in December 2000. Prior to joining the Company from 1997 until 2000, Mr. Fredenburg served as General Counsel for the Automotive Rental Group of AutoNation, Inc. From until 1997, Mr. Fredenburg served as the General Counsel of National Car Rental Systems, Inc. Prior to that, he was a partner in the law firm of Crowe and Dunlevy.

Andrew B. Kronick joined the Company in December 2001 as its Senior Vice President of National Accounts and Logistics Services. In fiscal 2004, Mr. Kronick was named Senior Vice President, Sales. Prior to joining the Company, from 1999 to 2001, Mr. Kronick served as President of Veredex Logistics and was co-founder of deliverEnow.com, both technology and same-day logistics solutions companies. Prior to that, from 1995 to 1999, he served as Corporate Vice President of Sales and Marketing of Consolidated Delivery & Logistics, a national provider of time-critical logistics solutions, a company of which he was a founding member.

Kay Perry Durbin joined the Company in February 2000 as its Director of Compensation and Benefits. In November 2001, she was named the Company’s Vice President of Compensation and Benefits. In September 2002, she was named Vice President Human Resources, and served in that capacity until August 2004 when she was named Senior Vice President, Workforce Resources. Prior to joining the Company, Ms. Durbin was the Manager Compensation and Benefits for Fleetwood Retail Corporation.

Jeffrey Hendrickson joined the Company in December 2003 as its President and Chief Operating Officer. Prior to joining Velocity Express, from 2002 to 2003, Mr. Hendrickson was President and Chief Executive Officer of Sport & Health Company, a privately held company headquartered in McLean, Virginia. From 2000 to 2002, Mr. Hendrickson was the President and Chief Operating Officer of BC Harris Publishing Company, Inc. During 2000, Mr. Hendrickson served as Executive Vice President, Operations for Park N’ View, Inc. Park N’ View, Inc. filed for protection under Chapter 11 of the Federal Bankruptcy Laws in December 2000. He has also served in a senior executive capacity for such organizations as Brinks, Inc., National Car Rental System, Inc., Chase Manhattan Corporation, and Hertz Corporation.

Daniel R. DeFazio joined the Company in August 2004 as the Senior Vice President, Finance and Controller. In January 2005 he was named the Company’s Chief Financial Officer. Mr. DeFazio is a seasoned finance executive with over 19 years of experience in challenging, highly competitive businesses. Mr. DeFazio most recently served as CFO and Financial Services Partner for Richards Capital & Associates in Miami, Florida. Prior to that he functioned in the roles of CFO, COO and Executive Vice President at VirtualCom, Inc. He has also held other positions in finance with Xerox, Pitney Bowes and PricewaterhouseCoopers. Mr. DeFazio has a Bachelor of Science from Ithaca College in Accounting and Economics, and is also a Certified Public Accountant.

There are no family relationships between directors or executive officers of the Company.

Audit Committee

The Company’s Audit Committee consists of the following individuals: Richard A. Kassar, Chairman, Leslie E. Grodd, and John J. Perkins. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Richard A. Kassar is an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules. The members are independent and have met twenty-two times in discussion and review of the Company’s audit efforts.

Nominating Committee

In October 2004, the Board approved the establishment of the Nominating Committee. The Nominating Committee recommends new director nominees to the Board. The Nominating Committee operates under a written charter, which was adopted in October 2004, and serves to identify and recommend individuals qualified to become members of the Board. The Nominating Committee charter is posted on the Company’s web site at www.velocityexp.com under “Investor Info—Governance.” All of the Nominating Committee members meet the independence requirements of the NASDAQ listing standards. The Nominating Committee met once during fiscal 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and the holders of 10% or more of the Company’s stock to file with the Securities and Exchange Commission initial reports of changes in ownership of equity securities of the Company. Based on the Company’s review of copies of such reports received by it, or written representations from reporting persons, the Company believes that during fiscal 2004, its directors, executive officers and holders of 10% or more of the Company’s stock filed all reports on a timely basis.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) which applies to the Company’s directors, officers and employees. The Code of Ethics is filed as an exhibit to this Annual Report on Form 10-K and is published on the Company’s website at www.velocityexp.com under “Investor Info.” Any amendments to the Code of Ethics and waivers of the Code of Ethics for the Company’s Chief Executive Officer or Chief Financial Officer will be published on the Company’s website. You may request a copy of the Code of Ethics at no cost by writing to us at the following address: Velocity Express Corporation, One Morningside Drive North, Building B, Suite 200, Westport, CT 06880 Attention: Corporate Secretary.

ITEM 11.	EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ended July 2, 2005, July 3, 2004 and June 28, 2003, the aggregate compensation paid or accrued with respect to the Company’s Chief Executive Officer and up to the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of July 2, 2005 (the “Named Executive Officers”), based upon salary and bonus earned by such executive officers and individuals in fiscal 2005.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options(4)
Vincent A. Wasik(1)	2005	$900,000	$17,287	$—	$—
Chief Executive Officer	2004	510,000	13,965	—	—
	2003	—	—	6,480	—

Andrew B. Kronick	2005	300,000	—	—	—
Senior Vice President, Sales	2004	253,077	—	—	365,764
	2003	195,923	3,245	—	—

Wesley C. Fredenburg	2005	225,000	—	—	—
General Counsel and Secretary	2004	237,981	—	—	365,764
	2003	216,346	—	—	—

Jeffrey Hendrickson	2005	345,192	17,287	—	—
President and Chief Operating Officer	2004	161,538	—	—	1,097,294
	2003	—	—	—	—

Daniel R. DeFazio	2005	204,615	—	—	—
Chief Financial Officer	2004	—	—	—	—
	2003	—	—	—	—

(1)	Mr. Wasik serves as the Company’s Chief Executive Officer pursuant to an agreement between the Company and MCG Global, LLC (“MCG”). Mr. Wasik is an owner and principal of MCG. His compensation is paid through MCG. For 2005, salary includes $300,000 representing 81,370 shares of Series M Preferred Stock.

(2)	For 2005 and 2004, includes health insurance premiums for Mr. Wasik and for Mr. Hendrickson in 2005. For 2003, represents vehicle allowance for Mr. Kronick.

(3)	For 2003 includes 180 shares of restricted stock granted to Mr. Wasik on February 21, 2003 for his service on the Board of Directors. The stock vested one year from the date of grant. On July 2, 2005, the aggregate value of the restricted stock holdings was $1,159.

(4)	In 2004, represents the number of shares of common stock underlying warrants. 6,667 warrants were granted to both Messrs. Kronick and Fredenburg subject to shareholder approval for the grant. Shareholder approval was granted on February 14, 2005. The warrants had an exercise price of $0.50 per share, a term of seven years and are immediately exercisable. The tax treatment for these warrants changed in 2005 resulting in significant tax implications for Messrs. Kronick and Fredenburg who have elected not to receive the warrants and are discussing with the Company replacement warrants. 20,000 warrants were granted to Mr. Hendrickson in connection with his offer of employment with the Company. The warrants have an exercise price of $0.50 per share, a term of seven years and are immediately exercisable. No SARs were granted in any of years presented.

No options were granted during the 2005 fiscal year.

COMPENSATION OF DIRECTORS

Cash Compensation.    During the 4th quarter of fiscal 2005 directors’ compensation was modified to include a combination of cash and stock options. Only the outside directors will receive the cash portion of the compensation. Cash compensation for calendar 2005 was $91,000.

Stock Options and Restricted Stock.    In February 1996, the Company adopted its 1996 Director Stock Option Plan. Until February 2002, each outside director was granted an option to purchase 3,000 shares of Common Stock for each year of service as a director. The term of each option granted under the plan was five years and the exercise price per share for stock granted under the plan was 100% of the fair market value per share on the date on which the respective option was granted.

Effective February 2002 on an annual basis, each director was granted 4,000 options, and the Chairman of the Board was granted an additional 2,000 options. Audit and Executive Committee members were granted 2,000 options, Compensation Committee members were granted 1,000 options, and Executive IT Committee members were granted 1,500 options. The chairperson of each committee received an additional 1,000 options. The term of each option granted under the plan was five years and the exercise price per share for stock granted under the plan was 100% of the fair market value per share on the date on which the respective option was granted.

Effective September 2002, directors and committee members were granted, on an annual basis, shares of restricted stock as compensation for board and committee service. The shares vested one year from the date of grant of the restricted stock. Directors were awarded 4,000 shares, and the Chairman of the Board was granted an additional 2,000 shares. Audit and Executive Committee members were granted 2,000 shares, Compensation Committee members were granted 1,000 shares, and Executive IT Committee members were granted 1,500 shares. The chairperson of each committee received an additional 1,000 shares.

Effective May 2004, directors and committee members were to be granted, on an annual basis, shares of restricted stock as compensation for board and committee service. The shares were to vest one year from the date of grant of the restricted stock. The number of shares of restricted stock was determined by dividing the amount of compensation by the closing price of the Company’s common stock on the date of grant according to the following compensation schedule. Directors were awarded $25,000, and the Chairman of the Board was granted an additional $12,500. Audit Committee members were granted $25,000. Executive and Compensation Committee members were granted $15,000, and Technology Committee members were granted $3,000. Effective October 23, 2004, Nominating Committee members were granted an additional $15,000. The chairperson of each committee received an additional $6,000. No grants were made under this schedule.

Effective April 14, 2005, directors and committee members are granted, on an annual basis, options to purchase shares of the Company’s common stock and, for certain members, cash as compensation for board and committee service. This compensation was also used to compensate directors for calendar year 2004. Only three directors, Richard Kassar, Leslie Grodd and John Perkins receive cash compensation. The cash compensation is made according to the following compensation schedule. Directors are awarded $10,000. Audit Committee members are granted $10,000 and the chairman receives an additional $4,000. Compensation Committee members are granted $8,000. Nominating Committee members are granted $8,000 and the chairperson receives an additional $3,000. The options shares vest one year from the date of grant and have an exercise price equal to the closing market price of the Company’s common stock on the day of the grant. The number of options granted is calculated by dividing the following amounts by the closing market price of the Company’s common stock on the day of the grant. Directors are granted $7,000 and the chairman is granted an additional $3,500. Audit Committee members are granted $7,000 and the chairman receives an additional $3,500. Compensation Committee members are granted $4,000 and the chairman receives an additional $1,000. Nominating Committee members are granted $4,000 and the chairperson receives an additional $1,000.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND

CHANGE IN CONTROL AGREEMENTS

The Company has employment contracts and severance agreements in effect with Vincent Wasik, its Chairman and Chief Executive Officer, Wesley C. Fredenburg, its General Counsel and Secretary, Drew Kronick, its Senior Vice President, Sales, Jeffrey Hendrickson, its President, Chief Operating Officer and Daniel DeFazio, its Chief Financial Officer. The Company’s Board of Directors appointed Mr. Wasik as the Company’s Chief Executive Officer on July 28, 2003, with the understanding that the Company and MCG Global, LLC (“MCG”) would enter into a Contractor Services Agreement for Mr. Wasik’s services as the Chief Executive Officer of the Company. On October 20, 2004, the Company and MCG entered into a Contractor Services Agreement, effective as of July 28, 2003 (the “Service Agreement”). Mr. Wasik is an owner and principal of MCG and was a stockholder and Chairman of the Board of the Company at the time this Services Agreement was authorized and executed.

The Service Agreement sets forth the rights and duties of both the Company and Mr. Wasik and directs the Company’s Compensation Committee to establish, on an annual basis, Mr. Wasik’s compensation level and eligibility for salary increases, bonuses, benefits and grants of equity. The Service Agreement also allows Mr. Wasik to contract to provide similar services to other businesses as long as Mr. Wasik abides by his confidentiality obligations under the Service Agreement. Furthermore, the Company has agreed to indemnify and hold harmless MCG, its officers, directors, employees and agents, including Mr. Wasik, from liabilities arising out of any services rendered by MCG to the Company, other than as a result of gross negligence or willful misconduct. The Company also agreed to cause MCG and Mr. Wasik to be named as additional insured parties under its Directors and Officers Liability insurance policies. The Service Agreement does not contain any fixed term and may be terminated by either party at any time upon written notice. Other than payment of outstanding fees and expenses owed to MCG at termination, the Service Agreement does not contain any obligation upon the Company to pay severance in the event the agreement is terminated by the Company.

The Company and Mr. Kronick are parties to an employment agreement dated November 28, 2001, governing his employment with the Company. The agreement sets forth Mr. Kronick’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans and the terms of a non-solicitation and non-competition agreement. Pursuant to the agreement, Mr. Kronick’s employment is voluntary and may be terminated by the Company with or without written notice, or by Mr. Kronick with two months’ prior notice. The agreement is not for a fixed period of time. If the agreement is terminated by the Company for reasons other than cause, the Company will pay Mr. Kronick an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. The Company may immediately terminate Mr. Kronick’s employment for cause upon written notice without any further obligation to Mr. Kronick.

The Company and Mr. Fredenburg are parties to an employment agreement dated November 15, 2003, governing his employment with the Company. The agreement sets forth Mr. Fredenburg’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Fredenburg’s employment is voluntary and may be terminated by the Company with or without written notice, or by Mr. Fredenburg with two months’ prior notice. The agreement is for a period of two years and, at its expiration, can be renewed at the option of the Company. If the agreement is not renewed, the Company may, at its option and in exchange for Mr. Fredenburg executing a non-competition agreement, offer to pay an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. The Company may immediately terminate Mr. Fredenburg’s employment for cause upon written notice without any further obligation to Mr. Fredenburg.

The Company and Mr. Hendrickson are parties to an employment agreement dated December 15, 2003, governing his employment with the Company. The agreement sets forth Mr. Hendrickson’s compensation level and eligibility for salary increases, bonuses, benefits and option grants under stock option plans. Pursuant to the agreement, Mr. Hendrickson’s employment is voluntary and may be terminated by the Company with or without written notice, or by Mr. Hendrickson with two months’ prior notice. The agreement is for a period of two years and, at its expiration, can be renewed at the option of the Company. If the agreement is not renewed the Company will, in exchange for Mr. Hendrickson executing a non-competition agreement, offer to pay an amount equal to his base salary per month at the end of each of the twelve months following the date of his termination. The Company may immediately terminate Mr. Hendrickson’s employment for cause upon written notice without any further obligation to Mr. Hendrickson.

The Company and Mr. DeFazio are parties to an employment agreement dated March 8, 2005, governing his employment with the Company. The agreement with Mr. DeFazio is “at will” and, therefore, does not have a stated term, and may be terminated by the Company with or without written notice, or by Mr. DeFazio with 30 days’ prior written notice. The agreement sets forth Mr. DeFazio’s compensation level and eligibility for salary increases, bonuses, benefits, and option grants under stock purchase plans. The agreement also provides for Mr. DeFazio’s participation in the Company’s employee benefit programs and other benefits. In the event of termination of Mr. DeFazio’s employment by reason of his death or by his resignation for any reason, the Company shall provide payment to Mr. DeFazio of the earned but unpaid portion of his base salary through the termination date and the pro-rated portion of any bonus due Mr. DeFazio pursuant to any bonus plan or arrangement established prior to the termination of his employment. In the event Mr. DeFazio’s employment was terminated by the Company for cause (as defined in the Employment Agreement), the Company shall provide payment to Mr. DeFazio of the earned but unpaid portion of his base salary through the termination date. In the event Mr. DeFazio’s employment was terminated by the Company without cause, the Company will pay to Mr. DeFazio the earned but unpaid portion of his base salary through the termination date and offer Mr. DeFazio a severance option (the “Severance Option”). The Severance Option will entail the Company (i) paying Mr. DeFazio, as severance pay each month, for twelve consecutive months following the termination of his employment, beginning one month after termination from employment, Mr. DeFazio’s monthly base salary in effect at the time of separation, less customary withholdings; (ii) continuing to pay Mr. DeFazio’s group health and dental insurance coverage for the term of the severance payments or 12 months, whichever is greater; and (iii) causing the immediate vesting of any unvested stock options or stock grants held by Mr. DeFazio at the time of the termination of his employment. The Severance Option is conditioned on Mr. DeFazio executing the Company’s standard general release, without revocation, upon the termination of his employment, and for Mr. DeFazio to comply with a restrictive non-competition covenant for a period of twelve months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2005, the Compensation Committee of the board consisted of James G. Brown, and Richard A. Kassar. Neither Mr. Brown nor Mr. Kassar was at any time during fiscal 2005 or at any other time, an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the board or the compensation committee of the Company. Through his position as Managing Director of TH Lee Putnam Ventures, L.P., James G. Brown had relationships with the Company requiring disclosure under Item 404 of SEC Regulation S-K. See “Certain Relationships and Related Party Transactions.”

COMPENSATION COMMITTEE REPORT

The following is the report of the compensation committee of the board describing compensation policies and rationales applicable to the Company’s executive officers with respect to the compensation paid to such executive officers for the fiscal year ended July 2, 2005.

Compensation Philosophy.    The philosophy of the Company’s compensation committee regarding executive compensation is to link executive pay to corporate performance. A significant portion of executive compensation is tied to the Company’s success in meeting one or more specified performance goals and to appreciation in the Company’s market valuation. The goals of the compensation program are to attract and retain highly talented executives and to motivate them to high levels of performance, recognizing the different impact that various executives have on the achievement of corporate goals.

The key elements of the executive compensation are generally base salary, annual bonus (dependent on corporate and individual performance) and stock options. The compensation committee approves compensation and pay levels as well as stock option grants to executive officers.

Base Salaries.    Base salaries for executive officers are determined by evaluating the responsibilities of the position and the experience of the individual. Base salaries are reviewed annually, and are adjusted based upon performance contribution, management recommendation and market conditions.

Bonus.    Some of the Company’s executive officers are eligible for an annual cash bonus. Individual and corporate performance objectives are established at the beginning of each year, and eligible executives are assigned target bonus levels.

Stock Options.    The purpose of the Company’s stock option plans is to provide an additional incentive to certain employees of the Company to work to maximize stockholder value. Option grants with short-term vesting are used to reward past performance while option grants with long-term vesting are awarded to encourage employees to take into account the long-term interests of the Company, align employees’ and shareholders’ interests, as well as to create a valuable retention device for key employees. Stock options are typically granted at the time of hire, at the time of promotion or at the time of achievement of a significant corporate objective.

Compensation of Chief Executive Officer.    The compensation committee approved the compensation of Vincent Wasik for fiscal 2005 by way of an agreement between the Company and MCG Global, LLC. Mr. Wasik is an owner and principal of MCG Global, LLC. Compensation in fiscal 2005 under the agreement amounted to $900,000. The compensation committee determined the Chief Executive Officer’s compensation after considering the same factors used to determine the compensation of other executive officers. In determining Mr. Wasik’s base salary, the Committee evaluated his performance by considering the Company’s financial and operating performance for fiscal 2004 as well as Mr. Wasik’s leadership, his ability to foster and maintain a strong, positive and high integrity culture, and his continued ability to develop and implement strategies to enhance shareholder value over the long-term. The Committee also considered Mr. Wasik’s personal performance in a number of additional areas, including growth, innovation, productivity improvement, new ventures, organizational development, diversity and customer and stockholder relations.

Summary.    It is the opinion of the compensation committee that the executive compensation policies and programs in effect for the Company’s executive officers provide an appropriate level of total remuneration that properly aligns the Company’s performance and interests of the Company’s shareholders with competitive executive compensation in a balanced and reasonable manner.

COMPENSATION COMMITTEE

James G. Brown
Richard A. Kassar

Stock Performance Graph

In accordance with Exchange Act regulations, the following performance graph compares the cumulative total shareholder return on the company’s common stock to the cumulative total return on the NASDAQ Stock Market and a selected group of peer issuers over the same period. The peer issuers consist of Consolidated Delivery and Logistics, Inc. and Dynamex. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 in 2000 and that all dividends were reinvested. The information contained in the performance graphs shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Year	Velocity Express Corporation	S&P SmallCap 600	Nasdaq	Peer Group
2000	$100.00	$100.00	$100.00	$100.00
2001	7.25	109.95	54.48	71.00
2002	7.63	109.81	36.89	75.34
2003	2.15	105.03	40.98	195.12
2004	1.23	138.80	50.60	439.30
2005	0.32	158.98	51.87	511.11

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

As of September 1, 2005, the Company had issued and outstanding 15,318,865 shares of Common Stock, 5,239,546 shares of Series M Preferred, 1,940,248 shares of Series N Preferred and 800,000 shares of Series O Preferred. The following tables contain certain information known to the Company regarding beneficial ownership of its outstanding voting securities as of September 1, 2005, by (i) each person who is known to the Company to own beneficially more than five percent of each class of the Company’s voting securities, (ii) each of the Company’s directors and nominee directors, (iii) each of the Company’s named executive officers, and (iv) all executive officers and directors as a group. Beneficial ownership listed in the tables below based on ownership of the Company’s convertible preferred shares reflects Common Stock equivalents. Each share of Common Stock is entitled to one vote. For purposes of voting as of September 1, 2005, each holder of Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock shall be entitled to vote a number of votes equal to the ratio of the Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock Stated Value to the Market Price multiplied by the number of shares held by such holder, rounded down to the nearest whole number.

Unless otherwise noted and subject to applicable community property laws, each person identified below has sole voting and investment power with respect to such shares and the address of each person identified below is Velocity Express Corporation, One Morningside Drive North, Building B, Suite 300, Westport, Connecticut 06880. Beneficial ownership is determined in accordance with the rules of the SEC and includes the class of capital stock identified on each table and securities convertible into or exercisable for the class of capital stock identified on each table owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days of September 1, 2005.

Reference made herein to TH Lee Putnam Ventures (“THLPV”) includes TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Co Investment Partners, LLC, and Blue Star I, LLC.

Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned(1)
TH Lee Putnam Ventures(2)	11,065,638	72.2%
200 Madison Avenue, Suite 2225, New York, NY 10016

James G. Brown(3)	11,065,908	72.2%
200 Madison Avenue, Suite 2225, New York, NY 10016

Alexander I. Paluch(4)	382,426	2.5%

Vincent A. Wasik(5)	410,402	2.7%

East River Ventures II, LP(6)	350,507	2.3%
645 Madison Avenue, Ste 2200, New York, NY 10022

MCG Global LLC(7)	166,128	1.1%
One Morningside Drive N., Ste 200, Westport, CT 06880

Jeffrey Hendrickson	36,254	*
5674 Shaddlelee Lane W., Fort Meyers, FL 33919

Andrew B. Kronick(8)	1,634	*

Wesley C. Fredenburg(9)	7,358	*

Richard A. Kassar	280	*

Leslie E. Grodd	—	*

John J. Perkins	—	*

Daniel R. DeFazio	—	*

All directors and officers as a group (10 persons)(10)	11,893,781	77.50%

*	Represents less than 1%

(1)	Percentage of beneficial ownership is based on 15,318,865 shares of Common Stock outstanding as of September 1, 2005. Beneficial ownership based upon ownership of convertible preferred stock reflects Common Stock equivalents on an as-if-converted basis. Common Stock issuable pursuant to outstanding warrants, stock options and convertible preferred stock is deemed outstanding for computing the percentage of the holders thereof, but not for computing the percentage of any other person. More than one person may beneficially own the same shares.

(2)	Includes 10,274,604 shares of Common Stock, 547,857 shares of Common Stock issuable upon conversion of Series M Convertible Preferred, 242,777 shares of Common Stock issuable upon exercise of Warrants and 400 shares of Common Stock issuable upon exercisable of Options owned by THLPV.

(3)	Includes 270 restricted shares of Common Stock owned directly by Mr. Brown and 11,065,638 shares of Common Stock and shares issuable into Common Stock beneficially owned by THLPV, for which Mr. Brown disclaims beneficial ownership.

(4)	Consists of (i) 17,912 shares of Common Stock, 10,881 shares of Common Stock issuable upon conversion of Series M Preferred Stock and 548 shares of Common Stock issuable upon exercise of Warrants owned directly by Mr. Paluch; (ii) 273,557 shares of Common Stock, 68,012 shares of Common Stock issuable upon conversion of Series M Preferred Stock and 8,938 shares of Common Stock issuable upon exercise of Warrants owned by East River Ventures II, LP; and (iii) 2,371 shares of Common Stock and 207 shares of Common Stock issuable upon exercise of Warrants owned by ERV Partners LLC.

(5)	Consists of (i) 98,961 shares of Common Stock, 136,951 shares of Common Stock issuable upon conversion of Series M Preferred Stock, 7,932 shares of Common Stock issuable upon exercise of Warrants, 250 shares of Common Stock issuable upon exercise of Options and 180 shares of restricted stock owned directly by Mr. Wasik; (ii) 161,353 shares of Common Stock and 4, 775 shares of Common Stock issuable upon exercise of Warrants owned by MCG Global LLC.

(6)	Consists of 273,557 shares of Common Stock, 68,012 shares of Common Stock issuable upon conversion of Series M Preferred Stock and 8,938 shares of Common Stock issuable upon exercise of Warrants.

(7)	Consists of 161,353 shares of Common Stock and 4,775 shares issuable upon exercise of Warrants.

(8)	Consists of 1,400 shares issuable upon exercise of Options, 234 shares issuable upon exercise of Warrants.

(9)	Consists of 5,724 shares of Common Stock owned directly, 1,400 shares issuable upon exercise of Options, 234 shares issuable upon exercise of Warrants.

(10)	Consists of an aggregate of 10,861,896 shares of Common Stock, 450 shares of restricted stock, 763,649 shares of Common Stock issuable upon conversion of Series M Preferred Stock 267,786 shares issuable pursuant to presently exercisable Options and Warrants directly owned by directors and officers, 11,065,638 shares beneficially owned by THLPV (for which Mr. Brown disclaims beneficial ownership) 350,507 shares beneficially owned by East River Ventures II LP (for which Mr. Paluch disclaims beneficial ownership), 2,578 shares owned by ERV Partners LLC (for which Mr. Paluch disclaims beneficial ownership), 166,128 shares beneficially owned by MCG Global LLC.

Series M Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Pequot(2) 500 Nyala Farm Road, Westport, CT 06880	1,615,753	31.2%
Scorpion Capital Partners, L.P.(3) 245 Fifth Avenue, 25th Floor, New York, NY 10016	1,588,638	30.6%
Special Situations Private Equity Fund, L.P.(4) 153 E. 53rd Street, 55th Floor, New York, NY 10022	480,709	9.3%
Special Situations Fund III, L.P.(4) 153 E. 53rd Street, 55th Floor, New York, NY 10022	346,682	6.7%
TH Lee Putnam Ventures(5) 200 Madison Avenue, Suite 2225, New York, NY 10016	547,805	10.6%
James G. Brown(6) 200 Madison Avenue, Suite 2225, New York, NY 10016	547,805	10.6%
Vincent A. Wasik	136,951	2.6%
Alex Paluch	78,893	1.5%
Richard A. Kassar	—	*
Leslie E. Grodd	—	*
John J. Perkins	—	*
Wesley C. Fredenburg	—	*
Andrew B. Kronick	—	*
Jeffrey Hendrickson	—	*
Daniel R. DeFazio	—	*
All directors and executive officers as a group (10 persons)(7)	763,649	14.7%

*	Represents less than 1%

(1)	Percentage of beneficial ownership is based upon 5,185,075 shares of Series M Preferred outstanding as of September 1, 2005, which are convertible into an aggregate of 5,185,075 shares of Common Stock. The percentage does not consider shares of Series M Preferred based upon the right to receive PIK interest that are not issued and outstanding.

(2)	Includes the right to receive 796,400 shares by Pequot Scott Fund, L.P., the right to receive 472,400 shares by Pequot Navigator Onshore Fund, L.P. and the right to receive 346,953 shares by Pequot Navigator Offshore Fund, Inc.

(3)	Includes the right to receive 1,369,516 shares by Scorpion Capital Partners, L.P. and the right to receive 219,122 shares by Scorpion Acquisition.

(4)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(5)	Includes the right to receive 302,199 shares by TH Lee Putnam Ventures, L.P., the right to receive 221,064 shares by TH Lee Putnam Parallel Ventures, L.P., the right to receive 17,695 shares by THLi Co Investment Partners, LLC, and the right to receive 6,847 shares by Blue Star I, LLC.

(6)	Consists of the right to receive shares by TH Lee Putnam Ventures, for which Mr. Brown disclaims beneficial ownership.

(7)	Consists of (i) the right to receive 215,844 shares by officers and directors; and (ii) the right to receive 547,805 shares by THLPV, for which Mr. Brown disclaims beneficial ownership.

Series N Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Crestview Capital Master, LLC(1)	949,796	48.9%
SF Capital Partners Ltd	542,741	28.0%
Scorpion Capital Partners, LP 245 Fifth Avenue, 25th Floor, New York, NY 10016	203,528	10.5%
Gryphon Partners, LP	162,822	8.4%
GSSF Master Fund, LP	81,411	4.2%
James G. Brown	—	*
Vincent A. Wasik	—	*
Alex Paluch	—	*
Richard A. Kassar	—	*
Leslie E. Grodd	—	*
John J. Perkins	—	*
Wesley C. Fredenburg	—	*
Andrew B. Kronick	—	*
Jeffrey Hendrickson	—	*
Daniel R. DeFazio	—	*
All directors and executive officers as a group (10 persons)	—	*

*	Represents less than 1%

(1)	Percentage of beneficial ownership is based on 1,940,298 shares of Series N Preferred Stock outstanding as of September 1, 2005, which are convertible into an aggregate of 1,940,298 shares of Common Stock. The percentage does not consider shares of Series N Preferred based upon the right to receive PIK interest that are not issued and outstanding. More than one person may be beneficially entitled to the same shares.

Series O Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Owned(1)
Gryphon Master Fund, L.P.	250,000	31.3%
GSSF Master Fund, LP	125,000	15.6%
William S. Lapp	75,000	9.4%
Bristol Investment Fund, Ltd.	225,000	28.1%
Smithfield Fiduciary, LLC	125,000	15.6%
James G. Brown	—	*
Vincent A. Wasik	—	*
Alex Paluch	—	*
Richard A. Kassar	—	*
Leslie E. Grodd	—	*

John J. Perkins	—	*

Wesley C. Fredenburg	—	*

Andrew B. Kronick	—	*

Jeffrey Hendrickson	—	*

Daniel R. DeFazio	—	*

All directors and executive officers as a group (10 persons)	—	*

*	Represents less than 1%

(1)	Percentage of beneficial ownership is based on 800,000 shares of Series O Preferred Stock outstanding as of September 1, 2005, which are convertible into an aggregate of 800,000 shares of Common Stock. The percentage does not consider shares of Series O Preferred based upon the right to receive PIK interest that are not issued and outstanding. More than one person may be beneficially entitled to the same shares.

Equity Compensation Plan Information

The Company maintains the 1995 Stock Option Plan (the “1995 Plan”), the 2000 Stock Option Plan (the “2000 Plan”) and the 1996 Director Stock Option Plan (the “1996 Director Plan”), pursuant to which it may grant equity awards to eligible persons. The shareholders of the Company have approved the 1995 Plan, the 2000 Plan and the 1996 Director Plan.

The following table sets for information about the Company’s equity compensation plans as of July 2, 2005. For more information about the Company’s stock option plans, see footnote 9 to the Consolidated Financial Statements.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	125,984	(1)	$139.71	31,243	(2)
Equity compensation plans not approved by security holders(3)	320,980		15.28	NA

Total	446,964		50.36	31,243

(1)	Includes (i) 3,401 shares to be issued upon exercise of options granted under the 1995 Plan, (ii) 14,581 shares to be issued upon exercise of options granted under the 2000 Plan, (iii) 180 shares to be issued upon exercise of options granted under the 1996 Director Plan, (iv) 7,192 shares to be issued upon the exercise of warrants granted in connection with the sale of Series F Preferred Stock, and (v) 100,630 shares to be issued upon the exercise of warrants granted in connection with the sale of Series H Preferred Stock.

(2)	1,467 shares remaining under the 1995 Plan; 27,616 shares remaining under the 2000 Plan; and 2,160 shares remaining under the 1996 Director Plan.

(3)	Includes (i) 1,900 non-qualified stock options that were issued in October and November 2000 to certain executive officers in connection with their offers of employment with the Company which vested ratably over three years; (ii) 400 non-qualified stock options issued in October 2001 to certain executive officers which vested ratably over two years on each six-month anniversary of the date of grant; (iii) 300 non-qualified stock options issued to a consultant in exchange for services provided in 1999 which option vested on the date of grant; and (iv) 318,380 shares of common stock issuable upon exercise of warrants that were granted to employees and outside contractors for the purpose of compensation and bonuses and have various grant dates, expiration dates and exercise prices. Certain of the warrants contain a provision to allow additional shares of common stock upon exercise of the warrants in the event that the Company issues other equity instruments that would result in dilution to the holders of the warrants. As of July 2, 2005, each warrant is exercisable into one share of common stock.

ITEM 13. CERTAIN	RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

Issuance of Series M Convertible Preferred Stock

Pursuant to a Stock Purchase Agreement entered into on December 21, 2004 and January 31, 2005, and subject to the Company’s fifty-to-one reverse stock split effective February 16, 2005, the Company contracted to issue, upon shareholder approval of its issuance and certain other related proposals, 6,271,567 shares of Series M Convertible Preferred Stock (“Series M Preferred”) for $3.685 per share for proceeds of $22.9 million. Of the total proceeds, approximately $22.6 million was received in cash, and $360,000 was in exchange for services performed for the Company. The initial conversion price of the Series M Preferred was $3.685, and, at the time the Stock Purchase Agreement was entered into, each share of Series M Preferred was convertible into one share of the Company’s common stock.

The Company sold the Series M Preferred to the following directors, officers and/or beneficial owners of 5% or more of any class of the Company’s voting securities: TH Lee Putnam Ventures holds more than 5% of each of Common Stock. Two of its executive officers are also serving on the Company’s Board. Vincent Wasik, the founder and principal of MCG Global LLC and the Chairman of the Board and CEO, owns more than 5% of Common Stock.

Name of Beneficial Owner	Number of Shares of Series M Preferred
TH Lee Putnam Ventures(1)	27,123,187
Vincent Wasik	6,780,797

(1)	A Company director, Mr. James G. Brown is an executive officer of TH Lee Putnam Ventures. Mr. Brown disclaims beneficial ownership of these shares.

Warrant to Purchase Common Stock

As part of the Series M Preferred private placement, THLPV agreed to extend for a two-year period the July 1, 2004 capital contribution agreement previously entered into between THLPV and the Company’s lenders in support of the Company’s revolving credit facility. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty-day period following the notification. In exchange for entering into the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement, the Company agreed to issue to THLPV, subject to shareholder approval which granted on February 14, 2005, a warrant to purchase 9,677,553 pre-reverse stock split shares of common stock. The term of the warrant will be five years, and the warrant will have an exercise price of $0.0001 per share. Due to the value of the warrant, the Company recorded $2.3 million as a deferred financing cost.

Issuance of Series N Convertible Preferred Stock

Pursuant to a Stock Purchase Agreement entered into on April 28, 2005, the Company contracted to issue to nine institutional and accredited investors 2,544,097 shares of Series N Convertible Preferred Stock (“Series N Preferred”) for $3.685 per share for net proceeds of $9,375,000. Each share of Series N Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $3.685 per share subject to certain adjustments.

Issuance of Series O Convertible Preferred Stock

Pursuant to a Stock Purchase Agreement entered into on July 20, 2005, the Company contracted to issue to seven institutional and accredited investors 1,400,000 shares of Series O Convertible Preferred Stock (“Series O Preferred”) for $4.00 per share for net proceeds of $5.6 million. Each share of Series O Preferred is convertible into one share of the Company’s common stock, and had an initial conversion price of $4.00 per share subject to certain adjustments.

Contracts and Arrangements with MCG Global, LLC

The Company has entered into Contractor Services Agreement (the “agreement”) with MCG Global, LLC and its related entities (“MCG”), effective as of July 27, 2003 under which Vincent A. Wasik provides all services as Chief Executive Officer of the Company. Vincent A. Wasik was a shareholder and Chairman of the Board of the Company at the time the agreement was entered into. The agreement provides that the Compensation Committee on an annual basis shall establish the compensation for these services. On January 15, 2005 the Compensation Committee modified the agreement with MCG by eliminating the grant of warrants to purchase shares of the Company’s common stock. In fiscal 2004, the Company recorded compensation expense of $900,000 for these services.

The Company subleases a portion of its headquarters office space in Westport Connecticut from MCG. The sublease agreement was approved by the Company’s Audit Committee who determined that the terms of the sublease were at market rates. The Company also reimburses MCG for limited use of MCG’s personnel and for office expenses.

The Company has an agency relationship with Peritas, LLC (“Peritas”), a vehicle rental company wholly-owned by TH Lee Putnam Ventures (“THLPV”). Peritas was initially formed and owned by MCG Global, LLC. The founder and principal of MCG Global LLC is Vincent Wasik, the Chairman of the Board and CEO of the Company. MCG established Peritas to accommodate the Company’s need for the Peritas services pending a new owner. Neither MCG nor Mr. Wasik has received any revenue, compensation or benefit from short-term ownership or management of Peritas, and Peritas was transferred to THLPV for no consideration. The business of Peritas is to rent delivery vehicles to independent contractors who perform services for the Company and other companies.

THLPV provides the Company with a standby Letter of Credit guarantee of $7.5 million in support of the Company’s revolving credit facility.

ITEM 14. PRINCIPAL	ACCOUNTING FEES AND SERVICES

The following table sets forth the approximate aggregate fees billed to the Company for fiscal years 2005 and 2004 by Ernst & Young LLP, the Company’s principal accountant:

	Fiscal Year
Fee	2005	2004
Audit Fees(1)	$650,000	$695,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)	Includes fees related to the annual audit and quarterly reviews.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by the Company’s Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy for pre-approving the services provided by the Company’s independent auditors in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditors and an annual review of the financial plan for audit fees.

To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent auditors and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditors during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by the Company’s Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditors.

All of the services provided by the independent auditors in fiscal 2005, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PART IV.

ITEM 15. EXHIBITS,	FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(1)	Financial Statements

The consolidated financial statements required by this item are listed in Item 8, “Financial Statements and Supplementary Data” herein.

(2)	Financial Statement Schedules

II—Valuation and Qualifying Accounts—years ended July 2, 2005, July 3, 2004 and June 28, 2003.

All other schedules for which provision is made in the applicable regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

(3)	Exhibits

Reference is made to the Exhibit Index.

(4)	Reports on Form 8-K.

The Company filed one report on Form 8-K during the fiscal quarter ended July 2, 2005, as follows:

(i)	Current Report on Form 8-K filed on May 4, 2005, relating to the issuance of a press release of Velocity Express Corporation reporting Velocity Express Corporation’s private placement of a newly authorized series of the Company’s preferred stock.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westport, state of Connecticut on October 26, 2005.

VELOCITY EXPRESS CORPORATION

By	/s/ VINCENT A. WASIK
Vincent A. Wasik
Chairman of the Board, Chief Executive Officer

By	/s/ DANIEL R. DEFAZIO
Daniel R. DeFazio
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wesley C. Fredenburg and Mark E. Ties, or either of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or substitute or substitutes may do or cause to be done by virtue hereof.

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VINCENT A. WASIK Vincent A. Wasik	Chairman of the Board and Chief Executive Officer	October 26, 2005

/s/ DANIEL R. DEFAZIO Daniel R. DeFazio	Chief Financial Officer	October 26, 2005

/s/ JAMES BROWN James Brown	Director	October 26, 2005

/s/ ALEX PALUCH Alex Paluch	Director	October 26, 2005

/s/ RICHARD A. KASSAR Richard A. Kassar	Director	October 26, 2005

/s/ LESLIE E. GRODD Leslie E. Grodd	Director	October 26, 2005

/s/ JOHN J PERKINS John J Perkins	Director	October 26, 2005

FINANCIAL STATEMENT SCHEDULES

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

Fiscal Years 2005, 2004 and 2003

(Amounts in thousands)

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions charged to cost, expenses, revenues	Deductions(1)	Balance at End of Period
Accounts receivable reserves:
2005	$4,743	$8,028	$2,892	$9,879
2004	2,300	12,491	10,048	4,743
2003	2,250	6,665	6,615	2,300

(1)	write-off of accounts receivable determined to be uncollectible.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement by and among CEX Holdings, Inc., Corporate Express Delivery Systems, Inc., United Shipping & Technology, Inc. and United Shipping & Technology Acquisition Corp., dated as of September 8, 1999 (incorporated by reference to the Company’s Form 8-K, filed October 8, 1999).

2.2	Amendment No. 1 to Merger Agreement by and among CEX Holdings, Inc., Corporate Express Delivery Systems, Inc., United Shipping & Technology, Inc. and United Shipping & Technology Acquisition Corp., dated as of September 22, 1999 (incorporated by reference to the Company’s 8-K, filed October 8, 1999).

2.3	Securities Purchase Agreement among United Shipping & Technology, Inc., TH Lee.Putnam Internet Partners, L.P. and TH Lee. Putnam Internet Parallel Partners, L.P., dated as of May 15, 2000 (incorporated by reference to the Company’s Form 8-K, filed June 2, 2000).

2.4	Securities Purchase Agreement among United Shipping & Technology, Inc., TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC, dated as of September 1, 2000 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

2.5	Amendment No. 2 to Merger Agreement, Settlement and General Release Agreement by and among Corporate Express, Inc., successor by merger to CEX Holdings, Inc., Velocity Express, Inc. f/k/a Corporate Express Delivery Systems, Inc., and United Shipping & Technology, Inc. dated August 2, 2001 (incorporated by reference to the Company’s Form 10-Q, filed November 13, 2001).

2.6	Agreement and Plan of Merger by and between United Shipping & Technology, Inc., a Utah corporation, and Velocity Express Corporation, a Delaware corporation, dated as of December 6, 2001 (incorporated by reference to the Company’s Form 8-K, filed January 9, 2002).

2.7	Certificate of Merger of United Shipping & Technology, Inc. (a Utah corporation) into Velocity Express Corporation (a Delaware corporation) (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

3.1	Amended and Restated Certificate of Incorporation of Velocity Express Corporation (incorporated by reference to the Company’s Form 10-K filed October 14, 2003).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Velocity Express Corporation (incorporated by reference to the Company’s Form S-3/A, File No. 333-88568, filed June 3, 2002).

3.3	Certificate of Designation of Preferences and Rights of Series G Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

3.4	Certificate of Designation of Preferences and Rights of Series H Convertible Preferred Stock and Articles of Amendment to the Restated Articles of Incorporation (incorporated by reference to the Company’s Form 10-Q filed February 18, 2003).

3.5	Bylaws of Velocity Express Corporation (incorporated by reference to the Company’s Form 8-K, filed January 9, 2002).

4.1	Specimen form of the Company’s Common Stock certificate (incorporated by reference to the Company’s Statement on Form SB-2, File No. 333-01652C).

4.2	Specimen form of Velocity Express Corporation Common Stock Certificate (incorporated by reference to the Company’s Form 8-K filed April 5, 2002).

Exhibit Number	Description
4.3	Specimen form of Velocity Express Corporation Common Stock Certificate (incorporated by reference to the Company’s Form 10-K filed September 27, 2002).

10.1	1996 Director Stock Option Plan, as amended (incorporated by reference to the Company’s Form 10-QSB for the fiscal quarter ended January 1, 2000).

10.2	2000 Stock Option Plan (incorporated by reference to the Company’s Definitive Schedule 14A filed on May 8, 2000).

10.3	Exchange Agreement by and among United Shipping & Technology, Inc., UST Delivery Systems, Inc. and CEX Holdings, Inc., dated as of September 24, 1999 (incorporated by reference to the Company’s Form 8-K, filed October 8, 1999).

10.4	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 187,290 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.5	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 142,042 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.6	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to THLi Coinvestment Partners, LLC for 10,598 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.7	Stock Purchase Warrant to Acquire Series C Preferred Stock, issued September 1, 2000 by United Shipping & Technology, Inc. to Blue Star I, LLC for 4,024 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.8	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Partners, L.P. for 262,204 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.9	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to TH Lee.Putnam Internet Parallel Partners, L.P. for 198,855 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.10	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to THLi Coinvestment Partners LLC for 14,837 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.11	Stock Purchase Warrant to Acquire Series C Preferred Stock, to be issued at the time of the Second Closing by United Shipping & Technology, Inc. to Blue Star I, LLC for 5,634 shares of Series C Preferred Stock at a price per share equal to $0.01 (incorporated by reference to the Company’s Form 8-K, filed September 8, 2000).

10.12	Form of non-qualified stock option issued to employees as of June 2000 (incorporated by reference to the Company’s Statement on Form 10-KSB for the fiscal year ended July 1, 2000).

Exhibit Number	Description
10.13	Form of Stock Purchase Warrant to Acquire Preferred Stock dated January 4, 2001, issued by the Company to TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC and Blue Star I, LLC (incorporated by reference to the Company’s Current Report on Form 8-K, filed January 9, 2001).

10.14	Form of Stock Purchase Agreement to acquire Subscription Notes presently convertible into an aggregate 624,906 shares of Series D Preferred entered into during March 2001 between the Company and TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.15	Form of Subscription Notes presently convertible into an aggregate 624,906 shares of Series D Preferred issued to TenX Venture Partners, LLC, HomePoint Corporation, Salah Al-Qahtani and AL-MAL Islamic Company pursuant to Stock Purchase Agreements entered into during March 2001 (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.16	Form of Warrant to purchase shares of Series D Preferred issued to entities affiliated with TH Lee.Putnam Internet Parallel Partners, L.P. on January 4, 2001 (incorporated by reference to the Company’s Form 8-K, filed May 21, 2001).

10.17	Form of Subscription Note Purchase Agreement to purchase Series F Convertible Preferred Stock entered into between the Company and certain investors in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.18	Form of Subscription Note issued in connection with the Company’s Series F Convertible Preferred Stock financing in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.19	Form of Warrant to purchase shares of Common Stock used in connection with the Company’s Series F Convertible Preferred Stock financing in July of 2001. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.20	Third Amended and Restated Registration Rights Agreement dated as of July 2001, among the Company, TH Lee.Putnam Internet Partners, L.P., TH Lee.Putnam Internet Parallel Partners, L.P., THLi Coinvestment Partners LLC, Blue Star I, LLC, RS Investment Management, Inc., Marshall T. Masko, Home Point Corporation, TenX Venture Partners, LLC, Al-Mal Islamic Company, Sheikh Salah A.H. Al-Qahtani and each Series F Convertible Preferred Stock purchaser. (incorporated by reference to the Company’s Form 10-KSB for the year ended June 30, 2001).

10.21	Warrant to purchase up to 1,000,000 shares of Common Stock at a price of $0.40 per share issued by the Company to BLG Ventures, LLC dated August 23, 2001 (incorporated by reference to the Company’s Form 10-Q filed November 13, 2001).

10.22	Loan and Security Agreement by and among Velocity Express, Inc. and related borrowers, and Fleet Capital Corporation dated as of January 25, 2002. (incorporated by reference to the Company’s Form 10-Q filed May 3, 2002).

10.23	Form of Incentive Stock Option Agreement between United Shipping & Technology, Inc., and management, dated October 29, 2001. (incorporated by reference to the Company’s Form 10-Q filed May 3, 2002).

10.24	Form of Stock Purchase Agreement to purchase Series G Convertible Preferred Stock entered into between the Company and certain investors on May 3, 2002. (incorporated by reference to the Company’s Form 10-K/A-2 filed July 28, 2003).

10.25	Form of Stock Purchase Agreement to purchase Series H Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed May 16, 2003).

Exhibit Number	Description
10.26	Form of Common Stock Warrant issued in connection with the Company’s Series H Convertible Preferred Stock financing (incorporated by reference to the Company’s Form 10-Q filed February 18, 2003).

10.27	Amended and Restated Loan and Security Agreement by and among Velocity Express, Inc. and related borrowers, and Fleet Capital Corporation dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.28	Note Purchase Agreement by and among Velocity Express, Inc., Velocity Express Corporation and BET Associates LP dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.29	Senior Subordinated Note by and among Velocity Express, Inc., Velocity Express Corporation and BET Associates LP, dated as of November 26, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.30	Employment Agreement between Velocity Express, Inc. and Wesley C. Fredenburg (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.31	Employment Agreement between Velocity Express, Inc. and Jeffrey Hendrickson dated December 15, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.32	Employment Agreement between Velocity Express, Inc. and John Marsalisi dated December 22, 2003 (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.33	Form of Stock Purchase Agreement to purchase Series I Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed February 7, 2004).

10.34	Form of Stock Purchase Agreement to purchase Series J Convertible Preferred Stock (incorporated by reference to the Company’s Form 10-Q filed May 11, 2004).

10.35	Form of Common Stock Warrant between Velocity Express Corporation and management, dated February 12, 2004 (incorporated by reference to the Company’s Form 10-Q filed May 11, 2004).

10.36	Velocity Express Corporation Code of Business Conduct and Ethics (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

10.37	Employment Agreement between Velocity Express, Inc. and Andrew B. Kronick dated November 28, 2001 (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

10.38	Employment Agreement between Velocity Express, Inc. and Robert B. Lewis dated January 12, 2004 (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

10.39	Contractor Services Agreement between Velocity Express Corporation and MCG Global, LLC (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

10.40	Stock Purchase Warrant to purchase up to 9,677,553 shares of Common Stock at a price of $0.0001 per share issued to TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Coinvestment Partners, LLC and Blue Star I, LLC dated December 21, 2004 (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

10.41	Stock Purchase Agreement to purchase 7,000,000 shares of the Company’s Series L Convertible Preferred Stock, par value $0.004 per share, at a price of $1.00 per Preferred Share, entered into between the Company and TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., THLi Coinvestment Partners, LLC and Blue Star I, LLC dated December 21, 2004 (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

Exhibit Number	Description
21.1	Subsidiaries (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

23.1	Consent of Ernst & Young LLP.

31.1	Section 302 Certification of CEO.

31.2	Section 302 Certification of CFO.

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.1	Capital Contribution Agreement dated July 1, 2004 (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

99.2	Agency Agreement between Velocity Express, Inc. and Peritas, LLC dated May 25, 2004 (incorporated by reference to the Company Form 10-K for the fiscal year ended July 3, 2004).

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-88568, 333-31414, and 333-34411); the Registration Statement (Form S-8 No. 333-85606) pertaining to the 1995 Stock Option Plan, the 1996 Director Stock Option Plan, the 2000 Stock Option Plan, and certain 1999, 2000 and 2001 Non-Qualified Stock Option Agreements; the Registration Statement (Form S-8 No. 333-40230) pertaining to the 2000 Stock Option Plan; and the Registration Statements (Form S-8 Nos. 333-30228 and 333-06269) pertaining to the 1996 Director Stock Option Plan and the 1995 Stock Option Plan of Velocity Express Corporation, of our report dated October 17, 2005, with respect to the consolidated financial statements and schedule of Velocity Express Corporation included in its Annual Report (Form 10-K/A) for the year-ended July 2, 2005.

/s/ Ernst & Young LLP

Stamford, Connecticut

October 26, 2005

Exhibit 31.1

I, Vincent A. Wasik, certify that:

1.	I have reviewed this amended annual report of Velocity Express Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: October 26, 2005

/s/ VINCENT A. WASIK
Vincent A. Wasik
Chairman of the Board and Chief Executive Officer

Exhibit 31.2

I, Daniel R. DeFazio, certify that:

1.	I have reviewed this amended annual report of Velocity Express Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: October 26, 2005

/s/ DANIEL R. DEFAZIO
Daniel R. DeFazio
Chief Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. §1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Velocity Express Corporation (the “Company”) on Form 10-K/A for the period ended July 3, 2004, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Vincent A. Wasik, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ VINCENT A. WASIK
Vincent A. Wasik
Chairman of the Board and Chief Executive Officer
October 26, 2005

EXHIBIT 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. §1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Velocity Express Corporation (the “Company”) on Form 10-K/A for the period ended July 3, 2004, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Daniel R. DeFazio, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ DANIEL R. DEFAZIO
Daniel R. DeFazio
Chief Financial Officer
October 26, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2005

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Morningside Drive North,

Building B-Suite 300, Westport, CT 06880

(Address of principal executive offices) (zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 14, 2005, Velocity Express Corporation, a Delaware corporation (the “Company”), entered into Stock Purchase Agreements (the “Purchase Agreements”) with four institutional and accredited investors (the “Investors”). A form of the Purchase Agreement is attached as an exhibit to this Report. The Purchase Agreements provide for the private placement of 3,099,513 shares of a newly authorized series of the Company’s preferred stock (the “Series P Convertible Preferred Stock”) in exchange for aggregate gross proceeds of $10,352,370. The financing was completed in accordance with the exemption provided by Rule 506 of Regulation D.

On October 7, 2005 the board of directors of the Company approved the designation of a series of 5,022,000 shares to be issued as a single series to be known as “Series P Convertible Preferred Stock” out of the total authorized number of 299,515,270 shares of the Company’s preferred stock. The Certificate of Designations, Preferences and Rights of Series P Convertible Preferred Stock of the Company (the “Certificate of Designations”) was filed with the Delaware Secretary of State on October 14, 2005. A copy of the Certificate of Designations is attached as an exhibit to this Report, and reference is made to the Certificate of Designations for a complete description of the rights and preferences of the Series P Convertible Preferred Stock.

The Series P Convertible Preferred Stock has a term of three years (the “Term”) and is entitled to receive a dividend at the rate of eight (8) percent per annum of the Series P Convertible Preferred Stock stated value, payable quarterly, in cash or PIK shares of Series P Convertible Preferred Stock at the option of the Company. Upon the occurrence of an event of default, as defined in the Certificate of Designation, the interest rate will convert to 18%. To the extent that the issuance of such PIK shares would result in the Company issuing in excess of 20% of its outstanding common stock, the issuance will require the prior approval of the Company’s shareholders.

Upon any liquidation, dissolution or winding up of the Company the holders of the shares of Series P Convertible Preferred Stock shall rank on parity with the holders of the Company’s Series M Preferred Stock. Each of the Investors has the right, at its option at any time, to convert any shares of Series P Convertible Preferred Stock into shares of Common Stock at the conversion price of $3.34 per share subject to certain adjustments. At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Convertible Preferred Stock by tendering to the Holder 130% of the stated value of the outstanding Series P Convertible Preferred Stock Preferred together with all accrued dividends.

At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Convertible Preferred Stock by tendering to the Holder 100% of the Conversion Price together with all accrued but unpaid dividends. In the event that the Company elects to redeem the Series P Convertible Preferred Stock prior to the Registration Statement becoming effective, the Company may redeem the Series P Convertible Preferred Stock by paying to the Investor the greater of: (1) 130% of the outstanding stated value of the Series P Convertible Preferred Stock plus accrued dividends, and (2) 100% of the stated value of the Series P Convertible Preferred Stock plus all accrued dividends, plus 50% of the difference between the conversion price then in effect and the average closing price of the Company’s common stock for the 30 calendar days preceding such redemption.

Each investor also received an A Warrant and B Warrant, each a warrant to purchase up to 20% of the amount of Series P Convertible Preferred Stock purchased. The exercise of the A Warrant and B Warrant are subject to the prior approval of the Company’s shareholders. The exercise price for both warrants is $4.00, subject to adjustments. Additionally, the B Warrant is only exercisable in the event that a registration statement, allowing for the sale of the Series P Convertible Preferred Stock Preferred, is not declared effective within 270 days of closing. The Company has the option to redeem both warrants in the event that the Company’s common stock maintains a closing price of at least $7.00 for twenty consecutive trading days.

The approval of Investors holding at least 62.5% of the outstanding shares of the Series P Convertible Preferred Stock is required in order to authorize additional shares of Series P Convertible Preferred Stock or shares of any other series of stock with a liquidation preference senior to or equal to the Series P Preferred Stock.

The Investors are also parties to a Registration Rights Agreement (the “Rights Agreement”), a copy of which is attached as an exhibit to this Report, which requires the filing of a registration statement by the Company. If the registration statement is not filed within 90 days of the date of the Rights Agreement, or the registration statement is not declared effective within 180 days, then the Company will make pro rata payments to each Investor in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the date by which such registration statement should have been effective.

Item 1.01 Unregistered Sales of Equity Securities.

The contents of Item 1.01 are incorporated by reference in their entirety.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations, Preferences and Rights of Series P Convertible Preferred Stock of the Company.

10.1	Form of Series P Stock Purchase Agreement, dated October 14, 2005, by and among the Company and each Investor.

10.2	Registration Rights Agreement, dated October 14, 2005, by and among the Company and the Investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2005

VELOCITY EXPRESS CORPORATION

By:	/s/ WESLEY C. FREDENBURG
Name:	Wesley C. Fredenburg
Title:	Secretary and General Counsel

Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES P CONVERTIBLE PREFERRED STOCK

OF

VELOCITY EXPRESS CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Velocity Express Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article IV of the Certificate of Incorporation of the Company, the following resolution was adopted as of October 7, 2005 by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by Article IV of the Company’s Certificate of Incorporation, out of the total authorized number of 299,515,155 shares of its preferred stock, par value $0.004 per share (“Preferred Stock”), there shall be designated a Series P, 5,022,000 shares which shall be issued in and constitute a single series to be known as “Series P Convertible Preferred Stock” (hereinafter called the “Series P Preferred Stock”). The shares of Series P Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1. Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series P Convertible Preferred Stock of Velocity Express Corporation, the following terms shall have the respective meanings set forth below:

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Closing Date” means the Closing Date as defined in the Series P Preferred Stock Purchase Agreement.

“Common Stock” means the common stock, $0.004 par value per share, of the Company, including the stock into which the Series P Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Event of Default” shall mean any of the following events, after the applicable cure period:

(i) The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to the Holder from the Corporation and such failure continues for a period of ten (10) days after written notice to the Corporation from the Holder.

(ii) The Company breaches any material covenant, term or condition of the Series P Stock Purchase Agreement, the Registration Rights Agreement or in this Certificate of Designation, and if capable of being cured such breach continues for a period of ten (10) days after written notice to the Company from the Holder.

(iii) Any material representation or warranty of the Company made in the Series P Stock Purchase Agreement, the Registration Rights Agreement or in any agreement, statement or certificate given in writing pursuant thereto shall prove to have been false or misleading at the time when made.

(vi) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the National Association of Securities Dealers, preventing purchase and sale transactions in the Company’s Common Stock for a period of five or more consecutive trading days.

(viii) Delisting of the Common Stock from the Nasdaq Small Cap Market or such other principal market or exchange on which the Common Stock is listed for trading, if the Common Stock is not quoted or listed on such market or exchange, or quoted on the automated quotation system of a national securities association or listed on a national securities exchange, within ten (10) trading days after such delisting.

(x) Upon the occurrence of a Change in Control. A “Change in Control” shall mean (i) the Company becoming a Subsidiary of another entity, (ii) a majority of the board of directors of the Company as of the Issue Date of Series P Preferred Stock or successors appointed by the board of directors having a majority consisting of such persons or their successors no longer serving as directors of the Company except due to natural causes, (iii) if any person or entity other than officers or directors or persons or entities beneficially owning more than ten percent (10%) or more of the voting power of outstanding capital stock of the Company as of the Issue date of Series P Preferred Stock, acquires fifty percent (50%) or more of the voting power of outstanding capital stock of the Company, (iv) the sale, lease or transfer of substantially all the assets of the Company or Subsidiaries.

(xi) Upon the failure of the Company, on or before ninety (90) days after the Closing Date, to obtain Shareholder Approval, as defined in Section 4.26 the Series P Stock Purchase Agreement.

“Excluded Stock” means (A) capital stock, Options (as defined in Section 4D(1)) or Convertible Securities (as defined in Section 4D(1)) issued to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities issued prior to the date hereof, provided that such securities have not been amended since the date hereof, and (C) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Series N Preferred Stock).

“Market Price” means the lower of the average closing prices of the Common Stock for the five trading days preceeding (i) the date of the binding agreement to issue the Series P Preferred Stock or (ii) the date of issuance of the Series P Preferred Stock.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

“Registration Statement” means that registration statement required to be filed under the terms of the Series P Preferred Registration Rights Agreement.

“Series P Stated Value” means $3.34 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Series P Preferred Stock occurring after the date hereof).

“Series P Stock Purchase Agreement” means the stock purchase agreement entered into between the Investor and the Company for the purchase and sale of Series P Preferred Stock.

“Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Term” means three-years from the Closing Date.

2. Dividends.

(a) Each Holder of Series P Preferred Stock, in preference and priority to the

Holders of all other classes of stock other than Holders of the Series M Preferred Stock, shall be entitled to receive, with respect to each share of Series P Preferred Stock then outstanding and held by such Holder of Series P Preferred Stock, dividends, commencing from the date of issuance of such share of Series P Preferred Stock, at the rate of eight percent (8%) per annum of the Series P Stated Value (the “Series P Preferred Dividends”), subject to the adjustment provisions in Section 4 (c). The Series P Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of February, May, August and November in each year. At the election of the Company, the Series P Preferred Dividends shall be paid by (a) issuing each Holder of Series P Preferred Stock such number of shares of Series P Preferred Stock equal to the Series P Preferred Dividend divided by the Series P Stated Value (“PIK Shares”), or (b) cash out of legally available funds therefor. In the event that the issuance of the PIK shares would result in the Company issuing a total number of Series P Preferred shares that, upon conversion, is in excess of 20% of the Company’s outstanding Common Stock or voting stock as of the date of the Series P Preferred Stock Purchase Agreement, the PIK shares shall not be issued until the Company’s shareHolders approve the issuance of the Series P PIK Shares, unless the Company is no longer subject to the rules and listing standards of the Nasdaq SmallCap Market. Any election by the Company to pay dividends in shares of Series P Preferred Stock or cash shall be made uniformly with respect to all outstanding shares of Series P Preferred Stock for a given dividend period.

(b) No dividends shall be paid on any Common Stock of the Company or any other capital stock of the Company other than the Series M, Preferred Stock during any fiscal year of the Company until all outstanding Series P Preferred Dividends (with respect to the current fiscal year and all prior fiscal years) shall have been paid or declared and set apart for payment to the Holders of Series P Preferred Stock.

(c) In the event that the Company shall at any time pay a dividend on the Common Stock or any other class or Series P capital stock of the Company other than the Series M Preferred Stock, the Company shall, at the same time, pay to each Holder of Series P Preferred Stock a dividend equal to the dividend that would have been payable to such Holder if the shares of Series P Preferred Stock held by such Holder had been converted into Common Stock on the date of determination of Holders of Common Stock entitled to receive such dividends.

3. Liquidation; Redemption. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Holders of the shares of Series P Preferred Stock shall rank (i) senior to the Holders of the Common Stock and Series N and O Preferred Stock (ii) on parity with the Holders of the Series M Preferred Stock, as to such distributions, and shall be entitled to be paid an amount per share equal to the Series P Stated Value plus any accrued and unpaid Series P Preferred Dividends (the “Liquidation Preference”). No modification of this Liquidation Preference shall be made without the prior written approval of at least 62.5% of the then outstanding Series P Preferred. If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the Holders of the Series P Preferred Stock and any class or Series P capital stock ranking on a parity with the Series P Preferred Stock as to such distributions shall be insufficient to permit payment to the Holders of the Series P Preferred Stock and any such class or Series P capital stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the Holders of Series P Preferred Stock and the Holders of such class or Series P capital stock ranking on a parity with the Series P Preferred Stock as to such distributions according to the preferential amounts due thereon.

4. Redemption.

(a) At any time after the effective date of the Registration Statement and (i) prior to the Term, or (ii) upon a Change of Control, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred Stock by tendering to the Holder 130% of the Stated Value of the outstanding Series P Preferred Stock together with allaccrued but unpaid dividends. At the Term, the Company shall have the right, but not the obligation, to redeem all or a portion of the shares of Series P Preferred Stock by tendering to the Holder 100% of the Conversion Price together with all accrued but unpaid dividends .

(b) In the event that the Company elects to redeem the Series P prior to the Registration Statement becoming effective, the Company may redeem the Series P by paying to the Investor the greater of: (1) 130% of the outstanding Stated Value of the Series P plus accrued but unpaid dividends, and (2) 100% of the Stated Value of the Series P plus all accrued but unpaid dividends, plus 50% of the difference between the Fixed Conversion Price then in effect and the average closing price of the Company’s common stock for the 30 calendar days preceding such redemption.

( c) At the (i) Term,or (ii) if an Event of a Default occurs, the Series P Preferred Dividends shall increase to the rate of eighteen percent (18%) until such time as the Company converts or redeems the Shares under Section 4(a) hereof.

5. Conversion.

5A. Right to Convert. Subject to the terms and conditions of this paragraph 5A and 5B, the Holder of any share or shares of Series P Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series P Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series P Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $3.34 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series P Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”). Such rights of conversion shall be exercised by the Holder at any time during its usual business hours on the date set forth in such notice, together with a properly completed notice of conversion in the form attached hereto with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued. Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been given by the Holder. The Holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Series P and accrued dividends with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may revoke the conversion limitation described in this Paragraph, in whole or in part, upon 61 days prior notice to the Company. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

5B. Mandatory Conversion. If at any time after the Closing Date, and after the Registration Statement has been effective for a minimum of 20 consecutive trading days, the closing price of the Company’s Common Stock is at least $6.00 for twenty (20) consecutive trading days, at the election of the Company, each Holder must convert its Series P Preferred Stock into shares of the Company’s Common Stock (the “Mandatory Conversion”). Each Mandatory Conversion in any calendar month shall be limited to ten percent (10%) of the total dollar volume traded in Company’s common stock in the previous calendar month.

5C. Issuance of Certificates; Time Conversion Effected. Within three (3) business days after the conversion of the Series P Preferred Stock , the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as such Holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer of, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series P Preferred Stock. Upon the effective date of any such conversion, the rights of the Holder of the shares of Series P Preferred Stock being converted shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the Holder or Holders of record of the shares represented thereby. The Company understands that a delay in the delivery of Common Stock upon (i) conversion of the Series P Preferred Stock in the form required pursuant to this Certificate and the Stock Purchase Agreement, or (ii) in response to a proper request to have a restrictive legend removed under Rule 144 of the Securities Act of 1933 , could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for such late delivery of Common Stock upon Conversion of the Series P Preferred Stock in the amount of $100 per business day after the third business day after a request for conversion, or a legend removal, has been made for each $10,000 of Series P Preferred Stock and accrued dividends being converted, or the corresponding Common Stock, for which a legend removal has been requested, which is not timely delivered. The Company shall pay any payments incurred under this section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery as stated in this Section 5C, the Holder will be entitled to revoke all or part of the relevant notice of conversion by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Company.

5D. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series P Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. In addition to any other rights available to the Holder, if the Company fails to make timely delivery to the Holder such certificate or certificates, pursuant to Section 5C, within five (5) business days and if within seven (7) business days thereafter the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series A Preferred Stock, the Company shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

5E. Adjustment of Conversion Price. If the Company shall issue or sell, or is, in accordance with subsections 5E(1) through 5E(8) below, deemed to have issued or sold, any Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Conversion Price, shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

Adjusted Conversion Price = (A x B) + D

                                                                   A + C

where

“A” equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock (as defined below) deemed to be issued hereunder, immediately preceding such Trigger Issuance;

“B” equals the Conversion Price in effect immediately preceding such Trigger Issuance;

“C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Conversion Price after giving effect to such Trigger Issuance be greater than the Conversion Price in effect prior to such Trigger Issuance.

For purposes of this subsection 5E, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection 5E, other than Excluded Stock.

In the event that the adjustment to the conversion price would result in the Company issuing a total number of common shares, upon conversion of the Series P Preferred shares, that is in excess of 20% of the Company’s outstanding Common Stock or voting stock as of the date of the Series P Preferred Stock Purchase Agreement, then no adjustment will occur until the Company’s shareholders approve the issuance of the Series P Preferred.

For purposes of this subsection 5E, the following paragraphs 5E(1) to 5E(8) shall also be applicable:

5E1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 5E(3) no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

5E(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that (a) except as otherwise provided in subsection 5E(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection 5D.

5E(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection 5E(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 5E(l) or 5E(2), or the rate at which Convertible Securities referred to in subsections 5D(l) or 5D(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination of any Option for which any adjustment was made pursuant to this subsection 5(E) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this subsection 5(E) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), and after five (5) calendar days notice to the Holder, the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

5E(4) Stock Dividends. Subject to the provisions of this subsection 4D, in case the Company shall declare a dividend or make any other distribution upon any stock of the Company (other than the Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration; provided, however, that the provisions of this subsection 5E(4) shall not apply to the issuance of PIK Shares in accordance with the terms hereof.

5E(5) Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

5E(6) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the Holder). The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the Holder are unable to agree upon the fair market value of the Additional Rights, the Company and the Holder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company.

5E(7) Record Date. In case the Company shall take a record of the Holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

5E(8) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 4E.

5F Stock Splits and Dividends. If the Company shall, at any time or from time to time while the Series P Preferred Stock is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Company so that the Holder thereafter converting its shares of Series P Preferred Stock shall be entitled to receive the number of shares of Common Stock or other capital stock which the such Holder would have received if the shares of Series P Preferred Stock had been converted immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

5G. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger) that Holders of Common Stock but not Holders of Series P Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each Holder of a share or shares of Series P Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of such share or shares of the Series P Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to Holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

5H. Distributions. In case the Company shall fix a payment date for the making of a distribution to all Holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 5F), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon over the immediately preceding three trading day period prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the Holders of at least 62.5% of the outstanding Series P Preferred Stock. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by a Holder of Series P Preferred Stock prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Holders of at least 62.5% of the outstanding Series P Preferred Stock are unable to agree upon the fair market value in respect of subpart (c) hereof, the Company and the Holders of at least 62.5% of the outstanding Series P Preferred Stock shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company. Such adjustment shall be made successively whenever such a payment date is fixed.

5I. Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

5J. Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 4, Holders of Series P Preferred Stock shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series P Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained herein.

5K. Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each Holder of shares of Series P Preferred Stock at the address of such Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5L. Other Notices. In case at any time:

(1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the Holders of its Common Stock;

(2) the Company shall offer for subscription pro rata to the Holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each Holder of any shares of Series P Preferred Stock at the address of such Holder as shown on the books of the Company, (a) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the Holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the Holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

5M. Stock to be Reserved.

(1) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series P Preferred Stock as herein provided, 150% of such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series P Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Series P Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation, or result in a conversion price less than the par value.

(2) The Company will at all times reserve and keep available out of its authorized Series P Preferred Stock such number of shares of Series P Preferred Stock as is equal to the number of shares of Series P Preferred Stock then outstanding. All shares of Series P Preferred Stock, which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

5N. No Reissuance or Additional Issuance of Series P Preferred Stock. Shares of Series P Preferred Stock that are converted into shares of Common Stock as provided herein shall be retired and may not be reissued as Series P Preferred Stock but may be reissued as all or part of another Series P Preferred Stock. No additional Shares of Series P Preferred will be authorized or issued, other than as originally authorized.

5O. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series P Preferred Stock shall be made without charge to the Holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Series P Preferred Stock which is being converted.

5P. Closing of Books. The Company will at no time close its transfer books against the transfer of any Series P Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series P Preferred Stock in any manner which interferes with the timely conversion of such Series P Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the Holders of its securities.

6. Other Covenants. As long as at least 60% of the Series P Preferred remains outstanding, the Holders, acting as a single class, shall have the right to appoint one (1) person to attend all meetings of the Company’s Board of Directors as a monitor.

7. Offering Restrictions. For so long as Series P Preferred Stock is outstanding, the Company will not enter into any equity line of credit or similar agreement, nor issue nor agree to issue any floating or variable priced equity linked instruments nor any of the foregoing or equity with price reset rights.

8. No Waiver. Except as otherwise modified or provided for herein, the Holders of Series P Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such Holders under the Delaware General Corporation Law.

9. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the Holders of the Series P Preferred Stock against impairment.

8. Action By Holders. Any action or consent to be taken or given by the Holders of the Series P Preferred Stock may be given either at a meeting of the Holders of the Series P Preferred Stock called and held for such purpose or by written consent.

[Execution Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights this 14th day of October 2005.

VELOCITY EXPRESS CORPORATION

By:
Name: Wesley Fredenburg
Title: Secretary

Cover Page to Exhibit 10.1

All of the Purchase Agreements are identical to the form of Series P Stock Purchase Agreement, dated October 14, 2005 attached hereto, except as to the name of the Investor, the number of shares of Series P Convertible Preferred Stock purchased and the purchase price of those shares, all of which is specified in the chart below:

Investor	Purchase Price	Number of Shares
Longview Fund, LP	$8,000,000	2,395,210
Longview Equity Fund, LP	$1,340,000	401,198
Longview International Equity Fund, LP	$660,000	197,605
William S. Lapp	$200,400	60,000
Marshall & Ilsley Trust Company	$151,970	45,500

Exhibit 10.1

STOCK PURCHASE AGREEMENT

Velocity Express Corporation

One Morningside Drive North, Bldg. B, Suite 300

Westport, CT 06880

The undersigned (the “Investor”), hereby confirms its agreement with you as follows:

1. This Stock Purchase Agreement (the “Agreement”) is made as of the date set forth below among Velocity Express Corporation, a Delaware corporation (the “Company”), and the Investor.

2. The Company has authorized the sale and issuance of shares (the “Shares”) of Series P Preferred Stock of the Company, $0.004 par value per share (the “Series P Preferred Stock”) and the warrants (the “A Warrants” and “B Warrants”), to certain investors in a private placement (the “Offering”). The Shares are initially convertible into 3,100,000 shares (the “Conversion Shares”) of Common Stock, $0.004 par value (the “Common Stock”), subject to adjustment in accordance with the terms of the Series P Preferred Stock. The A and B Warrants will be, upon issuance and subject to the terms of Section 3 hereof, convertible into shares of the Company’s Common Stock (the “Warrant Shares”) under the terms of each warrant.

3. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor                  Shares at a purchase price of $3.34 per Share, or an aggregate purchase price of $                , pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. Unless otherwise requested by the Investor in Exhibit A, certificates representing the Shares and the Warrant Shares purchased by the Investor will be registered in the Investor’s name and address as set forth below.

4. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or its affiliates, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it has no direct or indirect affiliation or association with any National Association of Securities Dealers, Inc. (“NASD”) member. Exceptions:

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

Dated as of: October 14,2005

“INVESTOR”

By:
Print Name:
Title:
Address:

AGREED AND ACCEPTED:
Velocity Express Corporation

By:	Wesley Fredenburg
Title:	Secretary

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Exhibit 10.1A

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1. Agreement to Sell and Purchase the Shares; Subscription Date.

1.1 Purchase and Sale. At the Closing (as defined in Section 2), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions hereinafter set forth, the number of Shares set forth in paragraph 3 of the Stock Purchase Agreement to which these Terms and Conditions for Purchase of Shares are attached as Annex I and at the purchase price set forth in such paragraph. The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing Date the Certificate of Designations, Preferences and Rights of Series P Convertible Preferred Stock in the form attached hereto as Exhibit B.

1.2 Other Investors. As part of the Offering, the Company proposes to enter into this same form of Stock Purchase Agreement with certain other investors (the “Other Investors”), and the Company expects to complete sales of Shares to them. (The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Stock Purchase Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”) The Company will accept executed Agreements from Investors for the purchase of Shares commencing upon the date on which the Company provides the Investors with the proposed purchase price per Share and concluding upon the date (the “Subscription Date”) on which the Company has notified Broadband Capital Management (in its capacity as Placement Agent for the Shares, the “Placement Agent”) that it is no longer accepting Agreements for the purchase of Shares in the Offering.

1.3 Placement Agent Fee. Investor acknowledges that the Company intends to pay the Placement Agent a fee in respect of the sale of Shares to the Investor. The Company shall indemnify and hold harmless the Investor from and against all fees, commissions or other payments owing by the Company to the Placement Agent or any other person or firm acting on behalf of the Company hereunder.

2. Deliveries at Closing. The completion of the purchase and sale of the Shares (the “Closing”) shall occur at a place and time, no later than October 14, 2005 (the “Closing Date”), to be specified by the Company and the Placement Agent, and of which the Investors will be notified in advance by the Placement Agent. At the Closing, the Company shall deliver to the Investor one or more stock certificates representing the number of Shares set forth on the signature page hereto, each such certificate to be registered in the name of the Investor or, if so indicated on the Stock Certificate Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor, provided that, if requested by the Investor, stock certificates representing such Shares shall be delivered in escrow to such Investor’s agent prior to the Closing, to be held until the completion of the Closing. In addition, on or prior to the Closing Date, the Company shall cause counsel to the Company to deliver to the Investors a legal opinion in the form attached hereto as Exhibit D.

The Company’s obligation to issue and sell the Shares to the Investor shall be subject to the following conditions, any one or more of which may be waived by the Company: (a) receipt

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by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Signature Page hereto; (b) completion of purchases and sales under the Agreements with the Other Investors of no less than              Shares in the aggregate together with the purchase by the Investor; and (c) the accuracy of the representations and warranties made by the Investors and the fulfillment of those undertakings of the Investors to be fulfilled prior to the Closing.

The Investor’s obligation to purchase the Shares shall be subject to the following conditions, any one or more of which may be waived by the Investor: (a) the Company’s agreement to issue and sell, and the Investors’ agreement to purchase, on the Closing Date, not less than              Shares; (b) the delivery to the Investor by counsel to the Company of a legal opinion in the form attached hereto as Exhibit C; (c) the representations and warranties of the Company contained in Section 4 being true and correct on and as of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing (except with respect to representations and warranties which are made as of a specific date or period, which shall continue to be true and correct in all material respects as of the respective dates and for the respective periods covered); (d) the absence of any order, writ, injunction, judgment or decree that questions the validity of the Agreements or the right of the Company to enter into such Agreements or to consummate the transactions contemplated hereby and thereby; (e) the delivery to the Investor by the Secretary or Assistant Secretary of the Company of a certificate stating that the condition specified in part (c) of this paragraph has been fulfilled, (f) delivery to Investors by the Company of executed copies of a Registration Rights Agreement in the form attached hereto as Exhibit C, and (g) delivery to Investors by the Company of a certificate evidencing the Shares purchased by the Investor.

3. Warrant Issuance

Subject to the terms and conditions set forth in Sections 3.1 and 3.2 hereof, the Company shall deliver to the Investor, at Closing, the following warrants to purchase shares of the Company’s common stock:

3.1 The A Warrant. The Company will issue to the Investor the A Warrant that shall be convertible into 20% of the total number of common shares that the Shares are initially convertible into immediately following the Closing. The A Warrant will be in the form attached hereto and will have an exercise price of $4.00. Notwithstanding any other terms of this Agreement or the Registration Rights Agreement, exercise of the A Warrant will be subject to the prior approval of the Company’s shareholders. The Company has received confirmation from that number of voting shareholders necessary to approve the exercise of the A Warrant.

3.2 The B Warrant. The Company will issue to the Investor the B Warrant that shall be convertible into 20% of the number of common shares that the Shares are initially convertible into immediately following the Closing. The B Warrant will only be exercisable in the event that the registration statement filed under the terms of the Registration Rights Agreement entered into between the Company and the Investor (the “Registration Statement”) has not been declared effective within two hundred seventy (270) days from the Closing Date. The B Warrant will be in the form attached hereto and will have an exercise price of $4.00. Notwithstanding any other terms of this Agreement or the Registration Rights Agreement, exercise of the B Warrant will be subject to the prior approval of the Company’s shareholders. The Company has received confirmation from that number of voting shareholders sufficient to approve the exercise of the B Warrant.

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4. Representations, Warranties and Covenants of the Company. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Section 3, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 305 under the 1933 Act) of the Company, after due inquiry.

“Common Stock Equivalent” means any preferred stock, warrant, convertible bond, debt instrument or any other convertible instrument that can be converted into Common Stock.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Shares and the PIK Shares.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“PIK Shares” means shares of Preferred Stock issued as pay-in-kind dividends on the Shares or any previously issued PIK Shares.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

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“Transaction Documents” means the Agreements, the Certificate of Designations, and the Registration Rights Agreement.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Warrant Shares” means the shares of Common Stock issuable upon conversion of the A Warrant or B Warrant.

The Company hereby represents and warrants to the Investors that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not and could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery, conversion and or exercise of the Series P Preferred, PIK Shares and A and B Warrants. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Capitalization. All of the issued and outstanding shares of the Company’s and its subsidiaries capital stock have been duly authorized and validly issued and are fully paid, nonassessable and were issued in full compliance with applicable state and federal securities law and any rights of third parties. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

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4.4 Valid Issuance. The Shares are duly and validly authorized and, when issued and paid for pursuant to the Agreements, will be validly issued, fully paid and nonassessable, free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws, and will be entitled to the relative rights, powers and preferences set forth in the Certificate of Designations. The PIK Shares are duly and validly authorized and, when issued pursuant to the terms of the Certificate of Designations, will be validly issued, fully paid and nonassessable, free and clear of all encumbrances and restrictions (other than those created by the Investors), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws, and will be entitled to the relative rights, powers and preferences set forth in the Certificate of Designations. Upon the conversion of the Shares and/or the PIK Shares, the Conversion Shares will be validly issued, fully paid and non-assessable, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors. Prior to closing, the Company will have reserved 150% of the amount of shares of Common Stock issuable upon conversion of the Shares and 100% of the amount of shares of Common Stock issuable upon conversion of the Warrant Shares, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Investors.

4.5 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares and A and B Warrants and Conversion Shares and Warrant Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than (i) filings that have been made pursuant to applicable state securities laws, (ii) post-sale filings pursuant to applicable state and federal securities laws, which were not required to be made prior to Closing and (iii) such consents as have been previously obtained. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 5 hereof, the Company has taken all action necessary to exempt (i) the issuance and sale of the Conversion Shares and Warrant Shares, (ii) the issuance of the PIK Shares in accordance with the Certificate of Designations, (iii) the issuance of the Conversion Shares upon due conversion of the Shares and the PIK Shares and Conversion Shares and Warrant Shares, and (iv) the other transactions contemplated by the Transaction Documents, from the provisions of any stockholder rights plan or other “poison pill” arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Certificate of Incorporation or By-laws that is or could reasonably be expected to become applicable to the Investors as a result of the transactions contemplated hereby, including without limitation, the issuance of the Conversion Shares, Shares, Warrants and Warrant Shares and the ownership, disposition or voting of the Shares by the Investors or the exercise of any right granted to the Investors pursuant to the Transaction Documents. The Company has received confirmation from that number of voting shareholders sufficient to approve the exercise of the Series P Preferred, the PIK Shares, the A and B Warrants and Warrant Shares.

4.6 Delivery of SEC Filings; Business. The Company has not filed its Annual Report on Form 10-K for the fiscal year ended July 2, 2005. The Company has made available to

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the Investors through the EDGAR system, true and complete copies of the Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2004 (and any amendments thereto filed prior to the date hereof), the Company’s Proxy Statement for its 2003 and 2004 Annual Meeting of Stockholders, the Company’s Quarterly Reports on Form 10-Q and any of the Company’s Current Reports on Form 8-K filed since January 31, 2005 (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the 1933 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries.

4.7 Use of Proceeds. The net proceeds of the sale of the Shares and the exercise of the Warrants shall only be used by the Company for working capital and general corporate purposes in accordance with financial budgets approved from time to time by the Board of Directors of the Company.

4.8 SEC Filings.

(a) At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each registration statement and any amendment thereto filed by the Company and which has become effective since January 1, 2001 pursuant to the 1933 Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading            , and the Company will continue to make such filings as is necessary to comply with the obligations of a company with a class of shares registered pursuant to Rule 12(g) of the 1934 Act.

4.9 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares, Conversion Shares, Warrants, PIK Shares and Warrant Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation or the Company’s Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Investors through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

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4.10 Title to Properties. Except as disclosed in the SEC Filings and except for liens, encumbrances and defects that arise in the ordinary course of business and do not impair the Company’s ownership or use of such properties, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.11 Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.12 Labor Matters.

(a) The Company has complied with the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, in connection with the transactions contemplated by this Agreement and the Transaction Documents.

(b) The Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(c) (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

(d) The Company is, and at all times has been, in full compliance in all material respects with all applicable laws respecting employment (including laws relating to

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classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization. There no claims are pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1963, the Age Discrimination Act of 1967, 32 U.S.C. §§ 1981 or 1983 or any other federal, state or local Law, statute or ordinance barring discrimination in employment.

(e) The Company is not a party to, or bound by, any employment or other contract or agreement that contains any severance, termination pay or change of control liability or obligation, including, without limitation, any “excess parachute payment,” as defined in Section 2806(b) of the Internal Revenue Code.

(f) Each of the Company’s employees is a Person who is either a United States citizen or a permanent resident entitled to work in the United States. To the Company’s Knowledge, the Company has no liability for the improper classification by the Company of such employees as independent contractors or leased employees prior to the Closing.

4.13 Intellectual Property.

(a) All Intellectual Property of the Company and its Subsidiaries is currently in compliance with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable, except where the failure to be in compliance or to be valid and enforceable has not and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any cancellation, dispute or litigation, and, to the Company’s Knowledge, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(b) All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

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(c) The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses. The Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use in the respective businesses of the Company and its Subsidiaries.

4.14 Environmental Matters. Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4.15 Litigation. Except as described on Schedule 4.15, there are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties involving an amount in controversy in excess of $150,000; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.

4.16 Financial Statements. The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1933 Act). Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.17 Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

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4.18 Compliance with Nasdaq Continued Listing Requirements. The Company has not filed its Annual Report on Form 10-K for the fiscal year ended July 2, 2005. The Company is in compliance with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Company’s Common Stock on Nasdaq and the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the Common Stock from Nasdaq. The Company is in material compliance with NASD rules and regulations applicable to the Company and will remain so in the future.

4.19 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Shares.

4.20 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 3(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.21 Private Placement. Assuming the truth and accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.22 Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.23 Transactions with Affiliates. Except as disclosed in the SEC Filings, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

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4.24 Internal Controls. Except as described in the SEC filings, the Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the SEC filings, the Company has established disclosure controls and procedures (as defined in 1933 Act Rules 13a-13 and 15d-13) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed period report under the 1933 Act, as the case may be, is being prepared. Except as described in the SEC filings, the Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the 1933 Act (such date, the “Evaluation Date”). Except as described in the SEC filings, the Company presented in its most recently filed periodic report under the 1933 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1933 Act.

4.25 Management Lockup. Prior to Closing the Company has entered into written agreements with those members of management, agreed upon with Investors, (the “Management”) whereby the Management will not directly or indirectly sell, dispose of or convert of any shares of the Company’s common stock, or instruments convertible into common stock, until ninety-days (90) after the effective date of the Registration Statement.

4.26 Shareholder Approval. No later than ninety (90) days after the Closing Date the Company will have obtained shareholder approval for the following events: (i) the issuance of the PIK Shares, to the extent required by the Nasdaq SmallCap Market Marketplace Rules; (ii) the exercise of the A Warrant and B Warrant; (iii) the issuance and exercise of any additional shares of Series P Preferred Stock under terms of Section 5E of the Series P Certificate of Designation, to the extent required by the Nasdaq SmallCap Market Marketplace Rules.

5. Representations, Warranties and Covenants of the Investor.

5.1 Investor Knowledge and Status. The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is an “accredited investor” as defined

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in Regulation D under the Securities Act and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares, and has such business and financial experience as is required to give it the capacity to utilize the information received, to evaluate the risks involved in purchasing the Shares, and to protect its own interests in connection with the purchase of the Shares and is able to bear the risks of an investment in the Shares; (ii) the Investor understands that the Shares are “restricted securities” and have not been registered under the Securities Act and is acquiring the number of Shares set forth on the Signature Page hereto in the ordinary course of its business and for its own account for investment only, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares ; (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder; (iv) the Investor has answered all questions on the Signature Page hereto and the Investor Questionnaire attached hereto as Exhibit B for use in preparation of a registration statement for the resale of the Conversion Shares (the “Registration Statement”) and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date; (v) the Investor will notify the Company promptly of any change in any of such information until such time as the Investor has sold all of its Shares or until the Company is no longer required to keep the Registration Statement effective; and (vi) the Investor has, in connection with its decision to purchase the number of Shares set forth on the signature page hereto, relied only upon the representations and warranties of the Company contained herein. Investor understands that the Shares to be issued to the Investor have not been registered under the Securities Act, or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investor’s investment intent as expressed herein, and the Investor is able to bear the economic risk of holding the Shares for an indefinite period of time and can afford a complete loss of its investment. The Placement Agent is not authorized to make any representation or use any information in connection with the placement, purchase and sale of the Shares, and no person is authorized to provide any representation which is inconsistent or in addition to those in the SEC Reports. The Investor acknowledges that it has not received or relied on any such representations.

5.2 International Actions. The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares, in any jurisdiction outside the United States. If the Investor is located outside the United States, it has or will take all actions necessary for the sale of the Shares to comply with all applicable laws and regulations in each foreign jurisdiction in which it offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

5.3 Registration Required. The Investor hereby covenants with the Company not to make any sale of the Shares without complying with the provisions of this Agreement and the Registration Rights Agreement, and without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied (unless the Investor is selling such Shares in a transaction not subject to the prospectus delivery requirement), and the

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Investor acknowledges that the certificates evidencing the Shares will be imprinted with a legend that prohibits their transfer except in accordance therewith. The Investor acknowledges that as set forth in, and subject to the provisions of, the Registration Rights Agreement, there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC or until the Company has amended or supplemented such prospectus.

5.4 Power and Authority. The Investor further represents and warrants to, and covenants with, the Company that (i) if an entity, the Investor is duly organized and in good standing in the jurisdiction of its organization, (ii) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement has been duly authorized, executed and delivered, and constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

5.5 Prohibited Transactions. During the last thirty (30) days prior to the date hereof, neither such Investor nor any Affiliate of such Investor, which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investor’s investments or trading or information concerning such Investor’s investments, including in respect of the Securities, or (z) is subject to such Investor’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”), has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”). Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the effective date for the registration of the Shares, (iii) 90 days after the Closing Date, or (iv) the closing of a material transaction wherein the Company purchases the assets of another entity, such Investor shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction. .

5.6 No Tax or Legal Advice. The Investor understands that nothing in this Agreement, or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

6. Right of First Refusal on Future Financings. From the date hereof for as long as at least 60% of the Series P Preferred is outstanding, upon any financing by the Company of

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its Common Stock or Common Stock Equivalents (a “Subsequent Financing”), each Investor shall have the right to (i) exchange any outstanding Shares, including any accrued dividends, into shares of Common Stock or Commons Stock Equivalents under the terms of the Subsequent Financing, or (ii) invest its pro rata share of such Subsequent Financing on a pari passu basis with the Holders of the Company’s Series M, N, O and P Preferred Holders. The Company will provide not less than ten (10) day prior written notice to each Investor of the terms and conditions of any Subsequent Financing. The rights granted under this section 6 shall not apply to any Subsequent Financing related to the Company’s acquisition of another entities stock or assets.

7. Filing of Form 8-K. No later than the fourth trading day following the Closing Date, the Company will file a Current Report on Form 8-K attaching copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq.

8. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agent, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefore.

9. Expenses. The Company shall pay Investor’s due diligence and legal fees, which shall not exceed the amounts of $10,000 and $20,000, respectively. The legal fee payments shall be made to Grushko & Mittman, P.C.

10. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express (or comparable service) or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after so mailed, (iii) if delivered by International Federal Express (or comparable service), two (2) business days after so mailed, (iv) if delivered by facsimile, upon electric confirmation of receipt on the first business day after the transaction and shall be delivered as addressed as follows:

(a)	if to the Company, to:

Velocity Express Corporation
One Morningside Drive North
Building B – Suite 300

Westport, CT 06880
Attention: Wesley C. Fredenburg
Telephone: (612) 337-4525
Telecopy: (612) 337-4588

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(b) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing, with a copy to:

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, New York 10176
(212) 697-9500 Ext: 106
(212) 697-3575 (fax)
Attn: Barbara Mittman

11. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

12. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

13. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts or choice of law. Service of process in connection with any suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of New York in any such suit, action or proceeding and to the laying of venue exclusively in New York. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum

15. Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. This Agreement may also be executed and delivered via facsimile, which shall be deemed an original.

16. Confidential Disclosure Agreement. Notwithstanding any provision of this Agreement to the contrary, any confidential disclosure agreement previously executed by the Company and the Investor in connection with the transactions contemplated by this Agreement shall remain in full force and effect in accordance with its terms following the execution of this Agreement and the consummation of the transactions contemplated hereby.

17. Press Releases. The Company will issue no press releases identifying the Investor.

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EXHIBIT A

Velocity Express Corporation

STOCK CERTIFICATE QUESTIONNAIRE

Pursuant to Section 4 of the Agreement, please provide us with the following information:

1. The exact name that your Shares are to be registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:	_________________________________________

2. The relationship between the Investor and the registered holder listed in response to item 1 above:	_________________________________________

3. The mailing address of the registered holder listed in response to item 1 above:	_________________________________________

4. The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:	_________________________________________

A-1

EXHIBIT B

Velocity Express Corporation

INVESTOR QUESTIONNAIRE

(all information will be treated confidentially)

To: Velocity Express Corporation:

This Investor Questionnaire (“Questionnaire”) must be completed by each potential investor in connection with the offer and sale of the shares of the Series O Preferred Stock, par value $0.004 per share (the “Shares”), of Velocity Express Corporation (the “Company”). The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the “Securities Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4 of the Securities Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor. The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemption from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Securities Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares. All potential investors must answer all applicable questions and complete, date and sign this Questionnaire. Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

A. BACKGROUND INFORMATION

Name:

Business Address:
(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number: ( )

Residence Address:
(Number and Street)

(City)	(State)	(Zip Code)

Telephone Number: ( )

If an individual:

Age:	Citizenship:	Where registered to vote:

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:

State of formation:		Date of formation:

Social Security or Taxpayer Identification No.

Send all correspondence to (check one): Residence Address		Business Address

B.	STATUS AS ACCREDITED INVESTOR

The undersigned is an “accredited investor” as such term is defined in Regulation D under the Securities Act, as at the time of the sale of the Shares the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):

             (1)         a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;1

             (2)         a private business development company as defined in Section 202(a)(22) of the Investment Adviser Act of 1940;

             (3)         an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares offered, with total assets in excess of $5,000,000;

             (4)         a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of such person’s purchase of the Shares exceeds $1,000,000;

             (5)         a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

             (6)         a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

             (7)         an entity in which all of the equity owners are accredited investors (as defined above).

[1]	As used in this Questionnaire, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (4), the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income, the investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depreciation, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

C.	REPRESENTATIONS

The undersigned hereby represents and warrants to the Company as follows:

1. Any purchase of the Shares would be solely for the account of the undersigned and not for the account of any other person or with a view to any resale, fractionalization, division, or distribution thereof.

2. The information contained herein is complete and accurate and may be relied upon by the Company, and the undersigned will notify the Company immediately of any material change in any of such information occurring prior to the closing, if any, with respect to the purchase of Shares by the undersigned or any co-purchaser.

3. There are no suits, pending litigation, or claims against the undersigned that could materially affect the net worth of the undersigned as reported in this Questionnaire.

4. The undersigned acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend the use of the Prospectus forming a part of the Registration Statement (as such terms are defined in the Stock Purchase Agreement to which this Questionnaire is attached) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Securities and Exchange Commission or until the Company has amended or supplemented such Prospectus. The undersigned is aware that, in such event, the Shares will not be subject to ready liquidation, and that any Shares purchased by the undersigned would have to be held during such suspension. The overall commitment of the undersigned to investments which are not readily marketable is not excessive in view of the undersigned’s net worth and financial circumstances, and any purchase of the Shares will not cause such commitment to become excessive. The undersigned is able to bear the economic risk of an investment in the Shares.

5. The undersigned has carefully considered the potential risks relating to the Company and a purchase of the Shares, and fully understands that the Shares are speculative investments which involve a high degree of risk of loss of the undersigned’s entire investment. Among others, the undersigned has carefully considered each of the risks described under the headings “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended July 3, 2004 and the Company’s Quarterly Report on Form 10-Q for the quarter ended January 1, 2005.

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire this 14th day of October, 2005, and declares under oath that it is truthful and correct.

Print Name

By:
Signature

Title:
(required for any purchaser that is a corporation, partnership, trust or other entity)

Exhibit 10.2

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made and entered into as of this 14th day of October, 2005 by and among Velocity Express Corporation, a Delaware corporation (the “Company”), and the “Investors” named in that certain Purchase Agreement by and among the Company and the Investors (the “Purchase Agreement”).

The parties hereby agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing Date” means the closing day for the sale of the Series P Preferred Stock.

“Common Stock” shall mean the Company’s common stock, par value $0.004 per share, and any securities into which such shares may hereinafter be reclassified.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Shares and the PIK Shares.

“Investors” shall mean the Investors identified in the Purchase Agreement and any Affiliate or permitted transferee of any Investor who is a subsequent holder of any Registrable Securities.

“PIK Shares” means shares of Preferred Stock issued as pay-in-kind dividends on the Shares or any previously issued PIK Shares.

“Prospectus” shall mean the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” shall mean (i) the Conversion Shares, (ii) any other securities issued or issuable with respect to or in exchange for Registrable Securities; provided, however, that, a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the 1933 Act, or (B) such security becoming eligible for sale by the Investors pursuant to Rule 144(k), and (iii) the shares of Common Stock issuable upon conversion of the A Warrant and B Warrant that are to be delivered in connection with the Investor’s purchase of the Series P Preferred Stock.

“Registration Statement” shall mean any registration statement of the Company filed under the 1933 Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Required Investors” means the Investors holding a majority of the Registrable Securities.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” means the shares of Series P Preferred Stock issued pursuant to the Purchase Agreement.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2. Registration.

(a) Registration Statements.

(i) Promptly following the closing of the purchase and sale of the securities contemplated by the Purchase Agreement (the “Closing Date”) but no later than sixty (60) days thereafter (the “Filing Deadline”), the Company shall prepare and file with the SEC one Registration Statement on Form S-1 or, if available S-3 covering the resale of the Registrable Securities in an amount at least equal to the number of Conversion Shares. Such Registration Statement shall include the plan of distribution attached hereto as Exhibit A. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities.

(ii) Additional Registrable Securities. Upon the written demand of any Investor and upon any change in the Conversion Price (as defined in the Certificate of Designations, Preferences and Rights of Series P Preferred Stock filed with the Secretary of State of Delaware) such that additional shares of Common Stock become issuable upon the conversion of the Shares or the PIK Shares, the Company shall prepare and file with the SEC one or more Registration Statements on Form S-1 or amend the Registration Statement filed pursuant to clause (i) above, if such Registration Statement has not previously been declared effective (or, if Form S-1 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of such additional shares of Common Stock (the “Additional Shares”), subject to the Required Investors’ consent) covering the resale of the Additional Shares, but only to the extent the Additional Shares are not at the time covered by an effective Registration Statement. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Additional Shares. The Registration

Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Investors and their counsel prior to its filing or other submission.

(iii) Piggyback Registration. Whenever the Company proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice.

(b) Expenses. The Company will pay all expenses associated with each registration, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws, listing fees, fees and expenses of one counsel to the Investors and the Investors’ reasonable expenses in connection with the registration, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

(c) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable, and in any event, (A) within ten (10) business days of being advised by the SEC that the Registration Statement will not be reviewed or is not subject to further review and (B) at 5:00 p.m. (New York City time) on the effective date. The Company shall notify the Investors by facsimile or e-mail as promptly as practicable, and in any event, by 9:00 a.m. (New York City time) on the date immediately following the effective date, after any Registration Statement is declared effective and shall by 9:00 a.m. (New York City time) on the date immediately following the effective date provide the Investors with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. If (A) a Registration Statement covering the Registrable Securities is not filed within 90 days of the Closing Date, or declared effective by the SEC within 180 days of the Closing Date, or (B) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), but excluding the inability of any Investor to sell the Registrable Securities covered thereby due to market conditions and except as excused pursuant to subparagraph (ii) below, then the Company will make pro rata payments to each Investor, as liquidated damages and not as a penalty, in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective (the “Blackout Period”). Such payments shall be in partial compensation to the Investors, and shall not constitute the Investors’ exclusive remedy for such events. The amounts payable as liquidated damages pursuant to this paragraph shall be paid monthly within three (3) Business Days of the last day of each month following the commencement of the Blackout Period until the termination of the Blackout Period. Such payments shall be made to each Investor in cash.

(ii) For not more than twenty (20) consecutive days or for a total of not more than forty-five (45) days in any twelve (12) month period, the Company may delay the disclosure of material non-public information concerning the Company, by suspending the use of any Prospectus included in any registration contemplated by this Section containing such information, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company (an “Allowed Delay”); provided, however, that the Company shall promptly (a) notify the Investors in writing of the existence of (but in no event, without the prior written consent of an Investor, shall the Company disclose to such Investor any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the Investors in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

3. Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a) use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold, and (ii) the date on which all Registrable Securities covered by such Registration Statement may be sold pursuant to Rule 144(k) (the “Effectiveness Period”) and advise the Investors in writing when the Effectiveness Period has expired;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the period specified in Section 3(a) and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby;

(c) provide copies to and permit counsel designated by the Investors to review each Registration Statement and all amendments and supplements thereto no fewer than seven (7) days prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

(d) furnish to the Investors and their legal counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor that are covered by the related Registration Statement;

(e) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment;

(f) prior to any public offering of Registrable Securities, use commercially reasonable efforts to register or qualify or cooperate with the Investors and their counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by the Investors and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(f), or (iii) file a general consent to service of process in any such jurisdiction;

(g) use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(h) within three hours notify the Investors, at any time when a Prospectus relating to Registrable Securities is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any such holder, promptly prepare and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i) cooperate with the Investors who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Investors may reasonably request and registered in such names as the Investors may request.

(i) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act, take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve (12) months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act, including Rule 158 promulgated thereunder (for the purpose of this subsection 3(i), “Availability Date” means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter); and

(j) With a view to making available to the Investors the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Investors to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be resold pursuant to Rule 144(k) or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act; and (iii) furnish to each Investor upon request, as long as such Investor owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

4. Due Diligence Review; Information. The Company shall make available, during normal business hours, for inspection and review by the Investors, advisors to and representatives of the Investors (who may or may not be affiliated with the Investors and who are reasonably acceptable to the Company), all financial and other records, all SEC Filings and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Investors or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investors and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of such Registration Statement.

The Company shall not disclose material nonpublic information to the Investors, or to advisors to or representatives of the Investors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

5. Obligations of the Investors.

(a) Each Investor shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least ten (10) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Investor of the information the Company requires from such Investor if such Investor elects to have any of the Registrable Securities included in the Registration Statement. An Investor shall provide such information to the Company at least two (2) Business Days prior to the first anticipated filing date of such Registration Statement if such Investor elects to have any of the Registrable Securities included in the Registration Statement.

(b) Each Investor, by its acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

(c) Each Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2(c)(ii) or (ii) the happening of an event pursuant to Section 3(h) hereof, such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Investor’s receipt of the copies of the supplemented or amended prospectus filed with the SEC and until any related post-effective amendment is declared effective and, if so directed by the Company, the Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in the Investor’s possession of the Prospectus covering the Registrable Securities current at the time of receipt of such notice.

6. Indemnification.

(a) Indemnification by the Company. The Company will indemnify and hold harmless each Investor and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls such Investor within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof; (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the 1933 Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Registrable Securities included in any such Registration in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on an Investor’s behalf and will reimburse such Investor, and each such officer, director or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Investor or any such controlling person in writing specifically for use in such Registration Statement or Prospectus.

(b) Indemnification by the Investors. Each Investor agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expense (including reasonable attorney fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Investor to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. In no event shall the liability of an Investor be greater in amount than the dollar amount of the proceeds (net of all expense paid by such Investor in connection with any claim relating to this Section 6 and the amount of any damages such Investor has otherwise been required to pay by reason of such untrue statement or omission) received by such Investor upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this Section 6 and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

7. Miscellaneous.

(a) Amendments and Waivers. This Agreement may be amended only by a writing signed by the Company and the Required Investors. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Required Investors.

(b) Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 6 of the Purchase Agreement.

(c) Assignments and Transfers by Investors. The provisions of this Agreement shall be binding upon and inure to the benefit of the Investors and their respective successors and assigns. An Investor may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Registrable Securities by such Investor to such person; provided, however, that such Investor complies with all laws applicable thereto and provides written notice of assignment to the Company promptly after such assignment is effected.

(d) Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Investors, provided, however, that the Company may assign its rights and delegate its duties hereunder to any surviving or successor corporation in connection with a merger or consolidation of the Company with another corporation, or a sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation, without the prior written consent of the Required Investors, after notice duly given by the Company to each Investor.

(e) Benefits of the Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered via facsimile, which shall be deemed an original.

(g) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.

(i) Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

(j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(k) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the

State of New York without regard to the choice of law principles thereof. Service of process in connection with any suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of New York in any such suit, action or proceeding and to the laying of venue exclusively in New York.. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	VELOCITY EXPRESS CORPORATION

By:
Name: Wesley Fredenburg
Title: Secretary

By:
Name:
Title:

Exhibit A

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.